Exhibit 17.1

CSA Global
Mining Industry Consultants
an ERM Group company

Beskauga Copper-Gold Project, Republic of Kazakhstan, Mineral Resource Estimate

S-K 1300 TECHNICAL REPORT SUMMARY

PREPARED FOR: Arras Minerals Corp.

REPORT Nº: R260.2021
7 June 2021

Report prepared for

Client Name	Arras Minerals Corp.
Project Name/Job Code	SVBLMRE01
Contact Name	Tim Barry
Contact Title	CEO
Office Address	Suite 1610, 777 Dunsmuir Street, Vancouver, BC, V7Y 1K4, Canada

Report issued by

CSA Global Office	CSA Global Consultants Canada Limited 1111 W Hastings Street, 15th Floor Vancouver, B.C., V6E 2J3 CANADA T +1 604 981 8000 E info@csaglobal.com
Division	Resources

Report information

Filename	R260.2021 Arras Minerals Beskauga S-K 1300_20210808
Last Edited	2021-08-08- 7:29 PM
Report Status	Final

Coordinating Author	Serik Urbisinov BSc Geology, BSc Computer Science, MAIG	[“SIGNED AND SEALED”] {Luke Longridge}
Contributing Author	Georgiy Freiman PhD, FAIG	[“SIGNED AND SEALED”] { Georgiy Freiman}
Contributing Author	Andrew Sharp BEng PEng, FAusIMM	[“SIGNED AND SEALED”] {Andrew Sharp}
Peer Review and CSA Global Authorization	Neal Reynolds PhD FAusIMM MAIG Partner	[“SIGNED AND SEALED”] {Neal Reynolds}

© Copyright 2021

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Contents

Report prepared for	I
Report issued by	I
Report information	I
1 Executive Summary	1
1.1 Introduction	1
1.2 Property Description	1
1.3 Accessibility, Climate, Local Resources, Infrastructure and Physiography	1
1.4 History	2
1.5 Geology and Mineralization	2
1.6 Exploration	3
1.7 Sample Preparation, Analyses and Security	4
1.8 Mineral Processing and Metallurgical Testing	4
1.9 Mineral Resource Estimate	5
1.10 Adjacent Properties	7
1.11 Interpretation and Conclusions	7
1.12 Recommendations	8
2 Introduction	9
2.1 Sources of Information	9
2.2 Qualified Persons	10
2.3 Qualified Person Property Inspection	10
2.4 Previous Technical Reports/Estimates.	10
3 Property Description	11
3.1 Location of Property	11
3.2 Area of Property	12
3.3 Kazakhstan Mining Code and Related Permitting	12
3.3.1 Environmental Code and Permits	13
3.3.2 Water use	14
3.3.3 Land Use Regulations	15
3.4 Beskauga Project Mineral Tenure	15
3.4.1 Beskauga Licence	15
3.4.2 Stepnoe and Ekidos Exploration Licences	17
3.5 Tenure Agreements and Encumbrances	17
3.5.1 Beskauga Mineral Licence Option Agreement	17
3.5.2 Ekidos-Stepnoe Joint Venture Agreement	18
3.6 Environmental Permits and Liabilities	19
3.7 Risks	19
4 Accessibility, Climate, Local Resources, Infrastructure and Physiography	20
4.1 Topography, Elevation and Vegetation	20
4.2 Access to Property	20
4.3 Climate	20

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4.4 Infrastructure	21
4.4.1 Sources of Power	21
4.4.2 Water	21
4.4.3 Local Infrastructure, Supplies and Mining Personnel	21
4.4.4 Property Infrastructure	22
4.4.5 Adequacy of Property Size	22
5 History	24
5.1 Property Ownership	24
5.2 Historical Exploration	24
5.2.1 Soviet Period	24
5.2.2 Goldbelt Resources	24
5.3 Previous Exploration by Copperbelt	25
5.4 Historical Mineral Resource Estimates	25
6 Geological Setting, Mineralization and Deposit	26
6.1 Regional Geology and Metallogeny	26
6.1.1 Central Asian Orogenic Belt in Northeastern Kazakhstan	28
6.2 Property Geology	30
6.3 Mineralization and Alteration	32
6.4 Deposit Type	35
6.4.1 Mineralization Styles	36
6.4.2 Conceptual Models	37
7 Exploration	39
7.1 Geophysics	39
7.2 Diamond Drilling	40
7.2.1 Collar Surveying	44
7.2.2 Downhole Surveying	44
7.2.3 Core Logging and Photography	45
7.2.4 Core Sampling	45
7.2.5 Significant Intervals	45
7.2.6 Interpretation	46
7.3 KGK Drilling	46
7.3.1 Sampling and Results	46
7.4 Hydrogeology Studies	50
7.5 Geotechnical Studies	50
7.6 Regional Evaluation	52
8 Sample Preparation, Analyses and Security	53
8.1 Sample Preparation and Security	53
8.2 Analytical Method	54
8.3 Quality Assurance and Quality Control	55
8.3.1 Internal Laboratory QAQC	56
8.3.2 Certified Reference Materials	57
8.3.3 Blanks	68
8.3.4 Duplicates	68

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8.3.5 Laboratory Umpire Analysis	68
8.4 Author’s Opinion on Sample Preparation, Security and Analytical Procedures	72
9 Data Verification	73
9.1 Site Visit	73
9.2 Data Validation	73
10 Mineral Processing and Metallurgical Testing	74
10.1 Sample Selection	74
10.1.1 2009 Kazmekhanbor Metallurgical Composite Sample	74
10.1.2 2010 ALS Ammtec Metallurgical Composite Sample	74
10.1.3 2015 WAI Metallurgical Composite Sample Grade	74
10.2 Metallurgical Test Results	75
10.2.1 Mineralogy	75
10.2.2 Bench-Scale Testwork	76
10.2.3 Flotation Testwork	76
10.2.4 Cyanidation Leach Testing	79
10.2.5 Copper/Molybdenum Separation Testing	80
10.2.6 Toowong Process Test Program	80
10.3 Conclusions, Risks and Other Factors	80
11 Mineral Resource Estimates	81
11.1 Data Import and Validation	82
11.2 Geological Interpretation	82
11.2.1 Lithology	82
11.2.2 Mineralization	83
11.2.3 Topography	87
11.3 Sample Domaining	87
11.3.1 Domain Coding	87
11.3.2 Sample Length Analyses	87
11.4 Sample Compositing	87
11.5 Statistical Analyses	88
11.6 Geostatistical Analysis	90
11.7 Density	98
11.8 Block Model	98
11.9 Grade Interpolation	99
11.10 Model Validation	100
11.11 Mineral Resource Classification	108
11.12 Prospects for Eventual Economic Extraction	108
11.12.1 Input Parameters	108
11.12.2 Pit Optimization Process	108
11.12.3 Project Permitting	110
11.13 Mineral Resource Reporting	110
12 Mineral Reserve Estimates	112
13 Mining Methods	113

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14 Process and Recovery Methods	114
15 Infrastructure	115
16 Market Studies	116
17 Environmental Studies, Permitting and Plans, Negotiations or Agreements with Individuals or Groups	117
18 Capital and Operating Costs	118
19 Economic Analysis	119
20 Adjacent Properties	120
21 Other Relevant Data and Information	121
22 Interpretation and Conclusions	122
23 Recommendations	123
24 References	124
25 Reliance on Information by the Registrant	126
26 Date and Signature Page	127
27 Abbreviations and Units of Measurement	128

Figures

Figure 1: Location of the Beskauga Project in Kazakhstan in relation to the major cities (coordinate grid is WGS84, geographic coordinates)	11
Figure 2: Location of the Beskauga Project licences (coordinates are WGS84/UTM Zone 43N).	12
Figure 3: Drilling on the Beskauga deposit	21
Figure 4: Location of the town of Ekibastuz in relation to the Beskauga Project mineral licences	22
Figure 5: Simplified tectonic map of the Altaid and Transbaikal-Mongolian orogenic collage in central Eurasia	27
Figure 6: Geotectonic map of the Paleozoic of Kazakhstan and contiguous China, showing the location of the Beskauga deposit (from Windley et al., 2007)	28
Figure 7: Schematic tectonic map of the CAOB in northeast Kazakhstan showing mineral deposits	29
Figure 8: Location of the Beskauga prospect within the larger Beskauga Project area	30
Figure 9: Stratigraphic column showing the Beskauga sedimentary-volcanic succession	31
Figure 10: Beskauga igneous suite of rocks.	32
Figure 11: Geological map of the Beskauga deposit area	33
Figure 12: Cross section through the Beskauga deposit – Fence 5 (section location is shown on Figure 11)	34
Figure 13: Plot of gold grade vs total resources for selected gold-rich porphyry projects globally	36
Figure 14: Cartoon cross-section of a porphyry copper deposit	37
Figure 15: Anatomy of a porphyry mineral system	38
Figure 16: Magnetic anomaly map (Total Magnetic Intensity) and grid points for the magnetic survey	39
Figure 17: IP anomaly map of chargeability over the Beskauga deposit – depth slice at 300 m.	40
Figure 18: Beskauga Main drill collars	44
Figure 19: Location of the shallow KGK holes drilled by Dostyk between 2007 and 2017	47
Figure 20: Cu geochemical anomalies from KGK drilling and Soviet drilling	48
Figure 21: Au geochemical anomalies from KGK drilling	49

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Figure 22: Dostyk LLP storage facility with core and crushed duplicate samples	54
Figure 23: SAEL LLA Certificate of Accreditation	55
Figure 24: Legend for Shewhart control charts	57
Figure 25: OREAS 209 Shewhart Control Chart for gold	62
Figure 26: OREAS 501b Shewhart Control Chart for gold	60
Figure 27: OREAS 501b Shewhart Control Chart for copper	61
Figure 28: OREAS 502b Shewhart Control Chart for gold	63
Figure 29: OREAS 502b Shewhart Control Chart for copper	63
Figure 30: OREAS 503b Shewhart Control Chart for gold	64
Figure 31: OREAS 503b Shewhart Control Chart for copper	65
Figure 32: OREAS 54Pa Shewhart Control Chart for gold	66
Figure 33: OREAS 54Pa Shewhart Control Chart for copper	67
Figure 34: Linear regression of gold for duplicates	69
Figure 35: Linear regression of copper for duplicates	70
Figure 36: Linear regression of silver for duplicates	71
Figure 37: QEMSCAN® modal mineralogy for the sulphide phases	75
Figure 38: Ammtec “Average Grade” rougher/scavenger grade-recovery curves	77
Figure 39: Ammtec “Average Grade” cleaner grade-recovery curves	78
Figure 40: Histogram of unrestricted copper grade distribution	83
Figure 41: Histogram of unrestricted gold grade distribution	83
Figure 42: Example of interpreted strings	85
Figure 43: Example of the gold wireframe model – oblique view looking towards the southwest	86
Figure 44: Histogram of sample lengths	87
Figure 45: Log histogram for copper values within copper mineralization wireframes	88
Figure 46: Log histogram for gold values within gold mineralization wireframes	89
Figure 47: Histogram of gold grade distribution within the gold mineralized domain showing the chosen top cut of 5 g/t Au	90
Figure 48: Semi-variogram model for the second direction – copper mineralization	91
Figure 49: Semi-variogram model for the second direction – copper mineralization	93
Figure 50: Semi-variogram model for the third direction – copper mineralization	94
Figure 51: Semi-variogram model for the first direction – copper mineralization	95
Figure 52: Semi-variogram model for the second direction – copper mineralization	96
Figure 53: Semi-variogram model for the third direction – gold mineralization	97
Figure 54: Plot of specific gravity vs gold and copper values	98
Figure 55: Visual validation of block model grades vs drillhole grades	101
Figure 56: Swath plot by easting (copper)	102
Figure 57: Swath plot by northing (copper)	103
Figure 58: Swath plot by 20 m bench (copper)	104
Figure 59: Swath plot by easting (gold)	105
Figure 60: Swath plot by northing (gold)	106
Figure 61: Swath plot by 20 m bench (gold)	107
Figure 62: Location of the salt mine within the Beskauga Project area (coordinates are WGS/UTM Zone 43N)	120

Tables

Table 1: Mineral Resource estimate for the Beskauga deposit with an effective date of 28 January 2021	8
Table 2: Qualified Persons – report responsibilities	12
Table 3: License table for Beskauga outlining the validity of the licences	15
Table 4: Bonus payments under the Beskauga Option Agreement	18
Table 5: Historical Mineral Resource estimates at the Beskauga Project	25
Table 6: Summary table of the diamond drilling conducted by Dostyk between 2007 and 2017	41
Table 7: Collar positions, lengths, and orientations of all diamond drillholes at Beskauga Main used for the Mineral Resource estimate	41
Table 8: Significant intervals drilled at Beskauga (>100 m intervals at >0.3 g/t Au)	45

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Table 9: Summary table of the KGK drilling conducted by Dostyk between 2011 and 2014	47
Table 10: CRM grades	56
Table 11: Blank assay results	68
Table 12: Correlation coefficient and precision values for pulp duplicates	68
Table 13: Results of optimal WAI rougher tests for three different samples	78
Table 14: Results of optimal WAI cleaner tests for three different samples	79
Table 15: Summary of WAI locked cycle test results for all samples	79
Table 16: Drillhole database files	83
Table 17: Number of wireframe models and their volume	87
Table 18: COV values for copper and gold within mineralized domains	89
Table 19: Semi-variogram (relative) parameters – copper mineralization	90
Table 20: Semi-variogram (relative) parameters – gold mineralization	91
Table 21: Block model dimensions and parameters	99
Table 22: Interpolation parameters for OK	99
Table 23: Comparison of grades between block model and composites	100
Table 24: Pit optimization parameters (base case)	109
Table 25: Mineral Resource estimate for the Beskauga Project	111
Table 26: Work program estimate	123

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Arras Minerals Corp. Beskauga Copper-Gold Project – S-K 1300 Technical Report Summary

1	Executive Summary
1.1	Introduction

Arras Minerals Corp. (Arras or the Issuer) is a Canadian based mineral exploration company that is a majority owned subsidiary of Silver Bull Resources Inc. (Silver Bull). Silver Bull is listed on the Toronto Stock Exchange (stock ticker SVB) and on the OTCQB Stock Exchange (stock ticker SVBL).

On 17 August 2020, Silver Bull announced that it had entered into an agreement to acquire a 100% interest in the Beskauga Copper-Gold Project (Beskauga or the Project) located in Pavlodar Province, north-eastern Kazakhstan from Copperbelt AG (Copperbelt), a private mineral exploration company registered in Zug, Switzerland. Silver Bull commissioned CSA Global Consultants Canada Limited (CSA Global), an ERM Group company, to complete a Mineral Resource estimate and prepare a NI 43-101 Technical Report on the Beskauga Project. The NI 43-101 Technical Report was lodged on SEDAR, the electronic filing system for the disclosure documents of issuers in Canada, in February 2021.

On March 19, 2021, Silver Bull transferred its Kazakh assets, including the Beskauga Project, to Arras pursuant to the terms of an Asset Purchase Agreement (APA) in exchange for the issuance of 36,000,000 common shares of Arras to Silver Bull.

In May 2021, CSA Global was retained by Arras to prepare an independent Technical Report Summary on the Beskauga Project. The purpose of this Technical Report Summary is to support the disclosure of a Mineral Resource estimates for the Beskauga Project. This Technical Report Summary conforms to United States Securities and Exchange Commission (SEC) Modernized Property Disclosure Requirements for Mining Registrants as described in Subpart 229.1300 of Regulation S-K, Disclosure by Registrants Engaged in Mining Operations (S-K 1300) and Item 601 (b)(96) Technical Report Summary.

1.2	Property Description

The Beskauga Project is located in Pavlodar Region, north-eastern Kazakhstan, approximately 70 km southwest of the city of Pavlodar (population ~330,000). The property comprises three contiguous licences, the Beskauga licence (67.8 km2) in the centre of the property, which has been the subject of all work carried out thus far, and the Stepnoe (425 km2) and Ekidos (425 km2) licences. The centre of the property lies at approximately 51° 47'N, 76° 17'E (WGS84, Geographic Coordinates).

Kazakhstan has recently updated its mining code and all new licences are issued under this code. The new Code on Subsoil and Subsoil Use (“the SSU Code”) was ratified on 29 June 2018 and is based on the Western Australian model. The Beskauga licence was issued under the older contract permitting system in Kazakhstan and gives Silver Bull, via its agreement with the private company, Copperbelt, the right to explore for “All Minerals” (except uranium) until 31 December 2023. The March 2021 transfer of Silver Bull’s Kazakh assets to Arras encompasses the Copperbelt agreement.

The Stepnoe and Ekidos exploration licences were both granted to Ekidos Minerals LLP (Ekidos LLP) on 22 October 2020 under the new mining code for an initial six-year period. Pursuant to the terms of Silver Bull’s Ekidos Joint Venture agreement with Copperbelt and in connection with the March 19, 2021 transfer of Silver Bull’s Kazakh assets to Arras, it is expected that 100% of the equity interests in Ekidos LLP will be transferred to Arras in the near future.

1.3	Accessibility, Climate, Local Resources, Infrastructure and Physiography

The Beskauga deposit is located approximately 300 km from the Kazakhstan capital, Nur-Sultan (formerly Astana), which has all modern service and a well-connected international airport. Access to the Project area is

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Arras Minerals Corp. Beskauga Copper-Gold Project – S-K 1300 Technical Report Summary

via sealed highway from Ekibastuz (population ~125,000), some 40 km to the west of the Project area, or from Pavlodar, some 70 km to the northeast of the Project area. Ekibastuz is about four hours drive from Nur-Sultan. Pavlodar is serviced by an international airport. Access around the Project area is by gravel tracks of moderate to good quality which may be closed as a result of winter weather.

The climate in the Beskauga Project region is characteristic of arid steppe with hot summers and cold winters. Precipitation is generally low, with an average annual total of 200–280 mm. Majority of the precipitation falls in the summer. Seasonally appropriate mineral exploration activities may be conducted year-round, mine operations can operate year-round with supporting infrastructure.

The region has sufficient infrastructure to host large-scale mining operations and is a sophisticated transportation and communication node with a local economy dominated by activity in the mining and industrial sectors. Some 40% of all of Kazakhstan’s power generating capacity comes from the region. Fresh water is supplied to the area from the Irtysh River via the Karaganda Canal. There is a large, well-trained labour force to draw upon for any future mining activities.

1.4	History

The Beskauga deposit was discovered by a regional shallow drilling program conducted during the Soviet period in the 1980s. Following privatisation, Licence No. MG 785 (Maikuben) issued to Goldbelt Resources via its 80% subsidiary, Dostyk LLP (Dostyk), included the Beskauga Project area. Goldbelt Resources divested its interest in Dostyk to Celtic Resources in 2000. Neither Goldbelt Resources nor Celtic Resources conducted exploration at Beskauga.

Dostyk was acquired by Cigma Metals in 2007 and by Copperbelt in 2009. Cigma Metals and Copperbelt conducted exploration at Beskauga, as well as other targets in the larger licence area. Copperbelt’s current 67.8 km2 licence only covers the Beskauga deposit; the other prospects were relinquished or divested. Two previous Mineral Resource estimates were completed for Copperbelt on the Beskauga Project by CSA Global in 2013 and by Geosure Exploration and Mining Solutions in 2015, both reported in accordance with the Joint Ore Reserves Committee Code 2012 Edition (JORC Code). Neither Mineral Resource estimate was publicly reported.

1.5	Geology and Mineralization

The Beskauga Project is located in northeastern Kazakhstan, an area underlain by the rocks of the Altaid tectonic collage or Central Asian Orogenic Belt (CAOB), an extensive Palaeozoic subduction-accretion complex made up of fragments of sedimentary basins, island arcs, accretionary wedges, and tectonically bounded terranes that was progressively developed from the late Neoproterozoic, through the Palaeozoic to the early Mesozoic, and which extends eastwards into Russia, Mongolia and China as the Transbaikal-Mongolian orogenic collage. These tectonic collages contain several major porphyry copper-gold/molybdenum and epithermal gold deposits formed over an extensive period from the Ordovician to the Jurassic and associated with the various magmatic arcs.

Beskauga is thought to be located in the lower Boshchekul-Chingiz volcanic arc, part of the Kipchak arc system. Island-arc volcanism was calc-alkaline in nature, evolving from are more sodic chemistry to more potassic in later stages and formed small hypabyssal intrusive bodies of gabbro, diorites, granodiorite, and sodic granite. These intrusives are responsible for the formation of the copper-gold porphyry systems in the region.

The Project area is predominantly underlain by sedimentary and volcanogenic-sedimentary rocks of Ordovician age. These have been intruded by small stock-like intrusive bodies of porphyry ranging in composition from granodiorite to quartz diorite to gabbro-diorite, also interpreted to be Ordovician in age. Dikes of diorite porphyry, diabase and granite-porphyry also cut the host sequence. The host rocks are hornfelsed proximal to intrusive contacts. The deposit area is covered by 10–40 m cover of younger sediments of upper Eocene and Quaternary age.

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Arras Minerals Corp. Beskauga Copper-Gold Project – S-K 1300 Technical Report Summary

The Beskauga Project hosts a gold-rich porphyry-style copper-gold system with probable epithermal overprint, associated with calc-alkaline intrusions related to island arc volcanism during the Lower Palaeozoic within the highly endowed CAOB. The Beskauga Main deposit is a copper-gold porphyry deposit with elevated grades of molybdenum and silver largely hosted within granodiorite porphyry. The Beskauga South gold mineralization is hosted within diorite porphyry and may represent an epithermal overprint. The diorite is interpreted to cut and postdate the granodiorite. Diabase is also interpreted to cut granodiorite. Intrusive relationships and timing relative to mineralization have not been clearly established.

Porphyry-style mineralization is hosted in granodiorite and plagiogranite intrusions that have elongated sheet-like shapes, often with offshoots. Mineralized zones are affected by stockwork veining and hydrothermal alteration and dip steeply. Alteration is represented by albitization, sericitization and pyritization, with the most intensive alteration at a depth of 250–500 m. Tourmaline has also been described. Potassic alteration is described from mineralogical work. Sericite-pyrophyllite-quartz alteration and silicification in steeply dipping alteration zones is also described indicating a degree of epithermal overprint.

Pyrite and chalcopyrite are the dominant sulphide minerals at Beskauga include with smaller amounts of bornite, chalcocite, tennantite, enargite, and molybdenite, with magnetite and hematite also described. Sulphides occur as fine-grained disseminations as well as in stockwork veins and veinlets, consisting of quartz-carbonate, quartz-carbonate-chlorite, and quartz-pyrite.

The work required to understand the geometry and zonation of alteration and mineralization within a porphyry-epithermal mineralization system like Beskauga has not been completed. This represents a substantial gap in the Project and also presents an opportunity to improve modelling and resource extension targeting.

1.6	Exploration

In 2009–2010, a ground-based magnetic and dipole-dipole induced polarization (IP) survey was carried out over the Beskauga deposit area. The IP survey showed a good correlation with the mineralization defined by the drilling and indicated the mineralizing system may be much larger. Increasing chargeability values with depth suggests that the deposit drilled thus far lies on the upper part of the “pyritic” halo of a mineralized porphyry system with an insignificant erosional truncation. However, the deeper extensions of the deposit have never been drill-tested.

Between 2007 and 2017, Dostyk undertook both diamond and KGK (hydraulic-core lift) drilling at Beskauga. A total of 118 diamond drillholes, totalling 45,605.8 m was completed over this period at either HQ or NQ diameter, with hole depths between 150 m and 815 m. Collar coordinates were determined by using a high precision global positioning system (GPS). All drillholes have downhole surveys completed every 20 m downhole. Core was cut using a diamond saw and half-core was sampled on the basis of geological contacts; sample length was generally between 0.5 m and 1 m, with a lesser proportion up to 2 m.

KGK, or hydraulic-core lift drilling, is a system designed to drillholes for geochemical sampling and geological mapping of cover sediments and basement rocks. The method was developed in the Soviet Union and is in general similar to “wet” reverse circulation (RC) drilling. KGK drilling was carried out between 2011 and 2014 to collect geochemical samples through the Quaternary cover. The depths of drillholes ranged from 22 m to 65 m and holes were typically terminated within 5 m of intersecting bedrock. A total of 1,606 holes were drilled for 52,580 m, and 2,496 samples were taken and analysed. Geochemistry defined the outlines of the mineralized intrusive and a map of primary (in-bedrock) dispersion haloes of copper, gold, molybdenum, zinc, and other associated elements was compiled.

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Arras Minerals Corp. Beskauga Copper-Gold Project – S-K 1300 Technical Report Summary

1.7	Sample Preparation, Analyses and Security

Sample preparation was carried out at the Dostyk facility in Ekibastuz. Half-core samples were dried, weighed, and crushed and screened to -2 mm, and a ~1 kg split was milled to 200 mesh fineness (-90 µm). Milled pulps were split and sent to the Stewart Assay and Environmental Laboratory (SAEL) in Kara-Balta, Kyrgyzstan for analysis. All equipment used for sample crushing and milling was cleaned and blown with compressed air after each sample, and after each batch of samples a clean blank material was passed though the equipment. The sample preparation area was subject to compulsory wet cleaning once a day. The split core and crushed duplicate sample are stored in the specifically equipped sample storage facility in Ekibastuz, which can be locked and has on-site security.

SAEL has been utilized by Dostyk as the primary laboratory from 2007 to now. Umpire assays were carried out at Genalysis Laboratory in Perth, Australia. At both SAEL and Genalysis, Samples were analyzed for gold using FA with an atomic absorption spectrometry (AAS) finish. A 30 g bead was used in the FA process. A further 33 elements were determined by an aqua regia digest followed by ICP-OES measurement of elemental concentrations.

Quality assurance/quality control (QAQC) samples comprised certified reference materials (CRMs), blanks, duplicates, and umpire assays. CRMs used were OREAS 209, OREAS 501b, OREAS 502b, OREAS 503b, and OREAS 54Pa. A total of 187 gold CRMs and 124 copper CRMs were analysed, representing 0.52% and 0.34% of the 36,271 samples in the database, below the recommended amount of 5% of CRMs. A total of 318 blank samples (0.9% of all samples) were submitted for analysis. Of all the blank material sampled, majority had below detection or very low values reported, indicating that there is very little contamination overall. In 2013, 97 pulp duplicates were submitted for re-assay and the results show relatively good repeatability. However, this only represents one year and 0.27% of all samples, and no core duplicates have been submitted; this represents a significant gap in QAQC.

External control check assays at Genalysis, were completed on 966 samples (2.7% of all assays) and results show relatively good repeatability and similar distribution for gold and copper, although there is a slight positive bias towards the original results, especially for the copper grades.

It is the Qualified Person’s opinion that sample preparation and analyses were done in line with industry standards and are satisfactory. Although the number of CRM, duplicate, and blank samples are lower than what is considered standard, the quality of assays is considered to be adequate to be used for the Mineral Resource estimate.

1.8	Mineral Processing and Metallurgical Testing

Six metallurgical testing programs have been conducted on the mineralization at Beskauga between 2009 and 2017, including initial evaluation of flotation testing on a master composite (2009), mineralogical evaluation and flotation response on average grade metallurgical composite (2010), flotation response on high grade metallurgical composite (2011), comminution and flotation optimization testing on various metallurgical composites (2015), gold optimization testing on bulk product (2017), and Toowong Process amenability testing (2017). Testing was carried out at Kazmekhanbor (Almaty, Kazakhstan), ALS Ammtec (Perth, Australia), Wardell Armstrong International (Cornwall, United Kingdom) and HRL Testing (Brisbane, Australia).

Initial laboratory testing showed copper recovery of 78.44% and concentrate grades of 18.48% Cu that were lower than desired, as well as identifying high arsenic levels in the final copper concentrate arising from the presence of tennantite. Subsequent bench-scale testwork focused on testing of a starter pit composite and an average copper grade composite and entailed a rougher/scavenger stage to recover most of the mineralization into a low concentrate mass (at a primary grind size P80 of 120 µm), followed by regrinding the rougher/ scavenger concentrate and then utilising three-stage cleaning to produce a final copper concentrate. Concentrate grades of >22% Cu were achieved for all samples, with recoveries between 78.18% and 87.58%.

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Arras Minerals Corp. Beskauga Copper-Gold Project – S-K 1300 Technical Report Summary

Locked cycle tests carried out on each of the Beskauga Main metallurgical composites showed that copper concentrate grades of >20% were achieved at recoveries ranging from 82.66% to 89.06%.

Gold at Beskauga Main is primarily associated with chalcopyrite but also occurs in pyrite, and cyanide leach testing was carried out on rougher and first cleaner scavenger tail products. Results showed there is a high portion of cyanide soluble gold in the rougher tail and first cleaner scavenger tail products and that good recoveries (52.8% and 60.4%, respectively) could be achieved. It is proposed to include a pyrite flotation stage on the rougher tailings stream to produce a gold-bearing pyrite concentrate.

The Toowong Process is an emerging hydrometallurgical treatment process designed to remove arsenic, antimony and other penalty or hazardous elements from base and precious metal concentrates. Preliminary benchtop leaching testwork on a final copper concentrate sample indicated that the Beskauga Main concentrate is amenable to removal of the penalty element arsenic by the Toowong process.

1.9	Mineral Resource Estimate

The drillhole database was provided to CSA Global in Microsoft Excel format and was checked using macros and processes designed to detect any errors. No issues were found. The topographic surface for the deposit was constructed from the drillhole collar elevations.

Modelling of the geology and mineralized domains was completed using Micromine 2016.1 software. The Qualified Person was provided with lithological descriptions of the drillhole sample intervals and constructed a set of strings for the major lithological units, such as barren dikes and overburden zones. Appropriate mineralization cut-offs of 0.12% Cu and 0.15 g/t Au were determined using a statistical analysis of all samples, and grade shells for both copper and gold were interactively interpreted using grade composites viewed across 18 cross sections. Grade composites were generated using minimum composite lengths of 5 m. Composite lengths for interpolation were 1.0 m length.

Classical statistical analysis carried out for samples within the mineralization wireframe shows approximately lognormal distribution of copper and gold grades, with a slightly positive skew for gold. There is no evidence for mixing of populations for either gold or copper grades. A top cut value of 5 g/t was applied to gold, and no top cuts were applied to copper.

Semi-variograms were evaluated for copper and gold. For copper, the maximum ranges were 245 m, 130 m and 80 m in the directions 108°/00°, 198°/66° and 018°/24°, respectively. For gold, a spherical variogram was determined with a maximum range of 200 m.

Bulk density values were assigned to block model cells using a single bulk density value of 2.76 t/m3.

An empty block model was created within the closed wireframe mineralized envelopes. Block sizes were 20 m x 20 m x 20 m, with sub-celling near domain boundaries to a minimum size of 2 m x 2 m x 2 m. All blocks that fell into the copper domain were coded as copper mineralization blocks and all blocks that fell into the gold domain were coded as gold mineralization blocks. Copper, gold and silver grades were interpolated into the block model using both Ordinary Kriging (OK) and Inverse Distance Weighting (IDW). Interpolation was carried out separately for copper and gold. A first-pass search used radii equal to two-thirds of the semi-variogram long ranges in all directions. A second pass interpolation used search radii equal to the semi-variogram ranges in all directions. A third pass with search radii equal to twice the semi-variogram ranges was carried out for blocks that did not receive grades from the first two passes. Blocks were interpolated using only assay composites restricted by the wireframe models, and which belonged to a corresponding wireframe (i.e. each wireframe was estimated individually). De-clustering was performed during the interpolation process by using four sectors within the search neighbourhood.

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Arras Minerals Corp. Beskauga Copper-Gold Project – S-K 1300 Technical Report Summary

Validation was completed using comparison of the block model and composite mean grades for each domain, visual checks on screen in sectional view, swath plots comparing input and output grades in a semi-local sense, and comparison of the block model volume with the combined wireframe volume. There is a degree of smoothing as expected from the estimation method used, particularly evident in areas of wide spaced drilling. However, the general trend in the composites is reflected in the block model.

Mineral Resources were classified in accordance with § 229.1302(d)(1)(iii)(A) (Item 1302(d)(1)(iii)(A) of Regulation S-K of the SEC into Indicated and Inferred Mineral Resources. The classification is based upon an assessment of geological and mineralization continuity and QAQC results, as well as considering the level of geological understanding of the deposit. Classification was done by colour coding the interpolation run, with blocks falling within the first two interpolation runs classified as Indicated. Boundaries between the resource classes were interactively interpreted in both plan view and cross sections. The interpreted boundaries were then wireframed and used to code the block model for the Indicated Mineral Resource class.

The classification of the Mineral Resources takes into account all uncertainties related to geological interpretation, mineralization continuity and geostatistical analysis, sampling method and sample and data security, drill sample control and quality, data quality and reliability, density, and topographic reliability.

It is emphasised that an Inferred Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. As a result, an Inferred mineral Resource has substantial inherent uncertainty.

To demonstrate potential of the Beskauga deposit for eventual economic extraction, a preliminary pit optimization study was completed. A net smelter return (NSR) formula was developed and applied to the block model that incorporates metal prices, concentrate sales terms and metallurgical recoveries that were developed from metallurgical reports available for the Project. The NSR applied was:

•	NSR $/t = (38.137+11.612 x Cu%) x Cu% + (0.07 + 0.0517 x Ag g/t) x Ag g/t + (19.18 + 12.322 x Au g/t) x Au g/t.

The pit optimization was carried out using the Mining module of the Micromine version 18.0 software application using the Lerch-Grossman algorithm.

The Mineral Resource estimate has been reported for all blocks in the resource model that fall within a pit shell that was developed for an alternative case with NSR multiplied by factor 1.25 and NSR value exceeding $5.70/t. The entire Mineral Resource estimate has reasonable prospects for eventual economic extraction, and is a realistic inventory of mineralization which, under assumed and justifiable technical and economic conditions, might, in whole or in part, become economically extractable.

Table 1:	Mineral Resource estimate for the Beskauga deposit with an effective date of 28 January 2021 based on a NSR cut-off that uses three-year trailing prices to November 2020 of $2.80/pound for Copper, $17.25/ounce for Silver and $1,500/ounce for Gold and is constrained by a pit shell that considers a 1.25 factor above the NSR

Category	Tonnage (Mt)	Cu (%)	Au (g/t)	Ag (g/t)
Indicated	207	0.23	0.35	1.09
Inferred	147	0.15	0.33	1.02

Notes:

•       An NSR $/t cut-off of $5.70/t was used, and the NSR formula is: NSR $/t = (38.137+11.612 x Cu%) x Cu% + (0.07 + 0.0517 x Ag g/t) x Ag g/t + (19.18 + 12.322 x Au g/t) x Au g/t.

•       The NSR formula incorporates variable recovery formulae. Average copper recovery was 81.7% copper and 51.8% for both gold and silver.

•       Base metal prices of $2.80/lb copper, $17.25/oz silver, and $1,500/oz gold were selected based on 3-year trailing prices to November 2020.

•       The Mineral Resource is stated within a pit shell that considers a 1.25 factor above the NSR.

•       Mineral Resources are estimated and reported in accordance with the definitions for Mineral Resources in §229.1302(d)(1)(iii)(A) (Item 1302(d)(1)(iii)(A) of Regulation S-K) into Indicated and Inferred Mineral Resources which is consistent with the CIM Definition Standards for Mineral Resources and Mineral Reserves adopted 10 May 2014.

•       Serik Urbisinov (MAIG), CSA Global Principal Resource Geologist, is the independent Qualified Person with respect to the Mineral Resource estimate.

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Arras Minerals Corp. Beskauga Copper-Gold Project – S-K 1300 Technical Report Summary

•       The Mineral Resource is not believed to be materially affected by any known environmental, permitting, legal, title, taxation, socio-economic, marketing, political or other relevant factors.

•       These Mineral Resources are not Mineral Reserves as they do not have demonstrated economic viability.

•       The quantity and grade of reported Inferred Resources in this MRE are uncertain in nature and there has been insufficient exploration to define these Inferred Resources as Indicated or Measured; however, it is reasonably expected that majority of the Inferred Mineral Resources could be upgraded to Indicated Mineral Resources with continued exploration.

The optimisation approach ensures that all Mineral Resource that may ultimately be converted to a Mineral Reserve is captured and reported. Based on the work completed, the Qualified Persons considers that additional work will resolve current uncertainties related to potential for economic extraction, specifically additional drilling and sampling to improve classification of the Mineral Resource and additional metallurgical testwork to optimise recoveries and confirm the Toowong process for reduction of deleterious elements.

1.10	Adjacent Properties

There is a working salt mine run by a private company immediately south of the Beskauga mineral licence that covers an area of 21.3 km2. The Ekidos and Stepnoe exploration licences surround the salt mining licence. There are no other mineral licences adjacent to the licence package.

1.11	Interpretation and Conclusions

The Beskauga deposit is a large porphyry copper-gold deposit within a magmatic arc terrain of the CAOB, a belt that has demonstrated pedigree for economic porphyry deposits. This Mineral Resource estimate has been completed for the Beskauga Main porphyry-style mineralization, not for the Beskauga South gold mineralization which may represent an epithermal overprint to the system. The indications of epithermal overprint, limited potassic and predominant phyllic alteration, suggest that drilling to date may only have tested the upper part of the porphyry system.

The work required to understand the geometry and zonation of alteration and mineralization at Beskauga has not been completed, as would normally be the case for a porphyry-epithermal mineralization system. This represents a substantial gap in the Project and presents an opportunity to improve modelling and resource extension targeting. The deposit is not well understood and has not been drill tested thoroughly based on understanding the architecture of the system, including the gold-only Beskauga South zone. The available information suggests substantial upside potential.

The proposed work program will substantially improve understanding of the geology and economic characteristics of the Project and advance it towards an economic assessment studies. These work programs will address a number of possible risks to the Mineral Resource estimate and project economics identified in the current study. These include the following:

•	Limited geological understanding to support deposit modelling.
•	Limited density data are available and measurement procedures and data have not been reviewed. A single average density value of 2.78 g/cm3 has been used, which although appropriate for the granodioritic host rock, represents a potential source of risk to the estimated tonnage.
•	Although the results of QAQC are acceptable, the low number of QAQC samples and general lack of duplicates represents a risk to the project.
•	Comparison of original and umpire samples show a slight positive bias to the original samples analysed at SAEL, which has not been investigated further and which represents a risk to the grade of the Mineral Resource estimate.
•	Concentrates contain elevated levels of arsenic that may affect the saleability of the concentrate. Although the concentrates show amenability to further processing via the Toowong Process, which removes arsenic

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Arras Minerals Corp. Beskauga Copper-Gold Project – S-K 1300 Technical Report Summary

and other deleterious elements from the concentrate, the cost of this process has not been determined and thus the presence of arsenic presents a project risk.

1.12	Recommendations

The authors recommend an additional work program by Arras on the Beskauga Project that should include:

•	An extensive exploration program to fully test the entire mineralizing system at Beskauga.
•	Collection of multi-element and hyperspectral data from a selection of historical pulps and drill core and, on this basis, design of routine analytical protocol for all additional drilling.
•	Relogging of all available drill core including detailed alteration and vein logging, and development of an appropriate Standard Operating Procedure for logging for future drilling.
•	Review and re-processing of IP and magnetic data collected by Copperbelt.
•	Submission of additional QAQC samples (~5% pulp duplicates and 5% umpire samples), together with CRMs in order to improve the quality control data, and design of a routine QAQC protocol for ongoing drilling.
•	A comprehensive density testing program to confirm the density value used in the Mineral Resource estimate.
•	Additional infill drilling to improve definition of the geology and mineralization and to support improved classification of additional Mineral Resources to the Measured or Indicated classification.
•	Integrated geological, structural, alteration, and litho-geochemical and hyperspectral study to support improved understanding, three-dimensional (3D) geological model, and a geometallurgical domain model.
•	Additional metallurgical testwork to confirm recovery and comminution parameters, deleterious element mitigation, with sample selection based on geometallurgical domains.
•	Follow up on regional targets with geophysics and prospect drilling.
•	Geotechnical drilling to confirm appropriate slope angles for future open pit design work and initial hydrogeological assessment.
•	Detail power and water sources, requirements, and begin all permitting processes.
•	Address any other gaps to be filled to advance the Project towards a Mineral Resource update and Preliminary Economic Assessment.

These items should be carried out concurrently as a single phase of work. The authors estimate that the total cost of the next phase work program is approximately US$5.7 million.

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Arras Minerals Corp. Beskauga Copper-Gold Project – S-K 1300 Technical Report Summary

2	Introduction

Arras Minerals Corp. (Arras or the Issuer) is a Canadian based mineral exploration company that is a majority owned subsidiary of Silver Bull Resources Inc. (Silver Bull). Silver Bull is a Canadian-based mineral exploration company engaged in exploring and developing the Sierra Mojada silver-zinc-lead project located in Coahuila, Mexico. Silver Bull is listed on the Toronto Stock Exchange (stock ticker SVB) and on the OTCQB Stock Exchange (stock ticker SVBL).

On 17 August 2020, Silver Bull announced that it had entered into an agreement to acquire a 100% interest in the Beskauga Copper-Gold Project located in in the Pavlodar Province in northeastern Kazakhstan from Copperbelt, a private mineral exploration company registered in Zug, Switzerland.

Silver Bull commissioned CSA Global Consultants Canada Limited (CSA Global), an ERM Group company, to complete a Mineral Resource estimate and prepare a NI 43-101 Technical Report on the Beskauga Project. The NI 43-101 Technical Report was lodged on Sedar in February 2021.

On March 19, 2021, Silver Bull transferred its Kazakh assets, including the Beskauga Project, to Arras pursuant to the terms of an Asset Purchase Agreement (APA) in exchange for the issuance of 36,000,000 common shares of Arras to Silver Bull.

In May 2021, CSA Global was retained by Arras to prepare an independent Technical Report Summary on the Beskauga Project. The purpose of this Technical Report Summary is to support the disclosure of a Mineral Resource estimate for the Beskauga Project. This Technical Report Summary conforms to United States Securities and Exchange Commission (SEC) Modernized Property Disclosure Requirements for Mining Registrants as described in Subpart 229.1300 of Regulation S-K, Disclosure by Registrants Engaged in Mining Operations (S-K 1300) and Item 601 (b)(96) Technical Report Summary.

The principal author of this report is Serikjan Urbisinov, CSA Global Principal Resource Geologist. Mr. Urbisinov has more than five years’ experience in the field of porphyry copper-gold deposits and is a Qualified Person according to NI 43-101 standards.

The Effective Date of this report is 28 January 2020. The report is based on technical information known to the authors and CSA Global at that date.

Arras reviewed draft copies of this report for factual errors. Any changes made because of these reviews did not include alterations to the interpretations and conclusions made. Therefore, the statements and opinions expressed in this document are given in good faith and in the belief that such statements and opinions are not false and misleading at the date of this report.

2.1	Sources of Information

This report is based, in part, on internal technical reports, maps, and consultants’ reports provided to CSA Global by Silver Bull and Arras, and on public information, as listed in Section 24 (References) of this Technical Report. Previous Mineral Resource estimates for the Beskauga Project have been reported under the JORC Code (2012 Edition) by CSA Global in November 2013 and by Geosure Exploration and Mining Solutions Pty Ltd in January 2015. As Copperbelt is a private company, these estimates have not been publicly reported.

The various studies and reports have been collated and integrated into this report by the principal author (Serikjan Urbisinov) of CSA Global. The MRE has also been carried out by Serik Urbisinov. The authors have taken reasonable steps to verify the information provided, where possible.

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Arras Minerals Corp. Beskauga Copper-Gold Project – S-K 1300 Technical Report Summary

The Qualified Persons have not conducted detailed land status evaluations, and have relied upon previous qualified reports, public documents and statements by Silver Bull and Arras regarding Property status and legal title to the Beskauga Project.

The authors also had discussions with the management and consultants of the Issuer, including Mr. Tim Barry (Chief Executive Officer, Silver Bull) regarding the geology and tenure of the Project.

This report includes technical information that requires calculations to derive subtotals, totals, and weighted averages, which inherently involve a degree of rounding and, consequently, introduce a margin of error. Where this occurs, the authors do not consider it to be material.

2.2	Qualified Persons

This report was prepared by the Qualified Persons listed in Table 2.

Table 2:	Qualified Persons – report responsibilities
Qualified Person	Report section responsibility
Serik Urbisinov (MAIG), Principal Resource Geologist, CSA Global	1, 2, 6, and 11–27 inclusive
Andrew Sharp (P.Eng.), Principal Mining Engineer, CSA Global	Sections 10 and 11.12
Georgiy Freiman (FAIG), Chairperson, GeoMineProject LLP (Almaty)	Sections 3, 4, 5, 7, 8, and 9; property visit in 2017

The authors are Qualified Persons with the relevant experience, education, and professional standing for the portions of the report for which they are responsible.

CSA Global conducted an internal check to confirm that there is no conflict of interest in relation to its engagement in this project or with Arras and that there is no circumstance that could interfere with the Qualified Persons’ judgement regarding the preparation of the Technical Report.

2.3	Qualified Person Property Inspection

A two-day visit to the Beskauga Project was completed by Georgiy Freiman on 22 and 23 January 2017 as detailed in Section 9.1. Serik Urbisinov and Andrew Sharp did not visit the Beskauga Project. No significant work has been conducted on the Project since 2017 and the Qualified Persons consider Georgiy Freiman’s 2017 site visit current under section 6.2 of NI 43-101.

2.4	Previous Technical Reports/Estimates.

No previous reports have been filed on this property. However, Mineral Resource estimates have been completed on this deposit and reported in accordance with the JORC Code, 2012 Edition:

•	In 2014 by CSA Global (Urbisinov, 2014) and;
•	In 2015 by Geosure Exploration and Mining Solutions (Montgomery, 2015).

The details of these historical resource estimates are shown in Table 5.

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Arras Minerals Corp. Beskauga Copper-Gold Project – S-K 1300 Technical Report Summary

3	Property Description
3.1	Location of Property

The Beskauga Project is located in Pavlodar region, north-eastern Kazakhstan, approximately 300 km east-northeast of Nur-Sultan (formerly Astana), the capital of Kazakhstan (Figure 1) and approximately 70 km southwest of the city of Pavlodar (population ~330,000), and approximately 65 km east of the town of Ekibastuz (population ~125,000). The property comprises three contiguous licences, the Beskauga mineral licence in the centre of the property (which has been the subject of all work carried out thus far) and two additional mineral exploration licences, termed “Stepnoe” and “Ekidos” (Figure 2). The centre of the property lies at approximately 51°47'N, 76°17'E (WGS84, geographic coordinates).

Figure 1:	Location of the Beskauga Project in Kazakhstan in relation to the major cities (coordinate grid is WGS84, geographic coordinates)

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Arras Minerals Corp. Beskauga Copper-Gold Project – S-K 1300 Technical Report Summary

Figure 2:	Location of the Beskauga Project licences (coordinates are WGS84/UTM Zone 43N).

The missing block is a salt mine not held by Arras.

3.2	Area of Property

The Beskauga licence is 67.8 km2 (6,780 hectares) in area, and the Stepnoe and Ekidos licences are each 425 km2 (42,500 hectares) in area, bringing the total area held or under option to 917.8 km2 (91,780 hectares).

3.3	Kazakhstan Mining Code and Related Permitting

Kazakhstan has recently updated its mining code and all new licences are issued under this code. The new mining code, the Code on Subsoil and Subsoil Use (“the SSU Code”) was ratified on 29 June 2018 and is based on the Western Australian model. Under the SSU Code, Kazakhstan transferred from a contractual regime to a licensing regime for solid minerals (except for uranium, which remains under a contractual regime). The purpose has been to boost investment in exploration and mining in Kazakhstan and remove administrative burdens for subsoil users. The mining industry in Kazakhstan accounts for about 14% of gross domestic product and more than 20% of exports and is seen as a key industry.

Under the Kazakhstan Constitution, the subsoil is owned by the state. In regulating the mining sector, the state is represented by the competent authority, the Ministry of Industry and Infrastructural Development (MIID), which is authorised to grant and terminate subsoil use rights (SURs) and control compliance obligations related to SURs. Under the new mining code, SURs are granted under subsoil use licences (SULs), either for exploration

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Arras Minerals Corp. Beskauga Copper-Gold Project – S-K 1300 Technical Report Summary

or mining. Under the previous regime, SURs were granted under contracts for the right of exploration, mining, or combined exploration and mining (SUCs).

Exploration licences are granted for up to six years with the possibility of an extension for five more years and provide an exclusive right to use the subsoil for the purpose of exploration and for assessment of resources and reserves for subsequent mining. If a deposit is discovered, the exploration licence holder has an exclusive right to obtain a mining licence if the discovery is confirmed by a report on estimation of resources and reserves of solid minerals. The SSU Code entitles subsoil users to estimate resources and reserves under the KAZRC standard, which is aligned with the CRIRSCO, JORC, CIM and S-K 1300 reporting codes.

Under the older contractual permitting system, a company agreed to meet certain milestones and expenditure. Despite a new mining code being in place, obligations under existing contracts are still enforced. Should a company fail to meet its obligations as stated in the contract, or the company needs to extend or change the terms, the company can approach the government and add an “Addendum” to the contract.

The SSU Code is the principal law regulating the mining sector, with detail provided by a number of government decrees and ministerial orders. Mining of precious metals is also affected by the Law on Precious Metals and Precious Stones (the “Precious Metals Law”) under which the Kazakhstan National Bank can exercise a priority right to buy fine gold. Other relevant legislation includes the Tax Code, the Land Code, and the Environmental Code.

3.3.1	Evironmental Code and Permits

The new Environmental Code of the Republic of Kazakhstan came into force on July 1, 2021. The Environmental Code provides for the following mechanisms for economic regulation of environmental protection:

1.	Fees for impact on the environment, the rates of which are established by tax legislation;
2.	Market-based mechanisms for managing emissions into the environment, which include setting limits on emissions into the environment, allocating quotas for emissions into the environment, trading in quotas and commitments to reduce emissions into the environment;
3.	Environmental insurance, the purpose of which is to ensure the civil liability of a person to compensate for environmental damage caused by an accident;
4.	Economic stimulation of activities aimed at environmental protection (establishment of incentives for renewable energy sources, promotion of "green" technologies, etc.).

The most important features of the Code which effect exploration and mining of solid minerals are as follows.

The Environmental Code provides that impacts of the planned activity shall be evaluated either in a mandatory environmental impact assessment or mandatory screening of the impacts of the planned activity. The screening is a process of identifying potential significant environmental impacts, to determine whether an Environmental Impact Assessment (EIA) is necessary or not.

An environmental impact assessment (EIA) is mandatory for open-pit mining of solid minerals on an area of more than 25 hectares and primary processing (concentrating) of extracted solid minerals. A screening is mandatory for (i) exploration for solid minerals, which is associated with the extraction of rock mass and soil movement for the purpose of assessing solid mineral resources, (ii) open pit mining on an area of less than 25 hectares, and (iii) underground mining. In certain cases the authorized body can decide based on the screening results that the full EIA is necessary for the planned activity.

For those projects which shall undergo EIA, the next step after the EIA is preparation of the Potential Impact Report which based on the results of the EIA. The Potential Impact Report:

•	shall be considered by public at a public hearing with the participation of representatives of state bodies and public; and
•	is subject to expert examination at the authorized body special commission for expert examination.

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Based on the results of the expert examination, the authorized body issues an opinion on the draft Potential Impact Report (valid for 3 years).

The conclusions and conditions contained in the Potential Impact Report shall be taken into account by state bodies when issuing environmental permits, accepting notifications and during the course of administrative procedures related to the implementation of the planned activities.

Environmental impact permits are issued for a period not exceeding ten years. The Environmental Code provides for the following types of environmental permits:

1.	Integrated environmental permit;
2.	Environmental impact permit.

An integrated environmental permit is required for facilities of Category I (these include facilities related to the production and processing of solid minerals) with the exception of those facilities of Category I, which were commissioned before July 1, 2021, or facilities a positive conclusion for construction of which was obtained by July 1, 2021. The mandatory requirement for an integrated environmental permit comes into force on January 1, 2025. The integrated environmental permit is valid indefinitely.

An environmental impact permit is required for the construction and (or) operation of facilities of Category II (these include facilities used in the exploration of solid minerals with the extraction of rock mass and movement of soil for the purpose of assessing the resources of solid minerals), as well as for the operation of facilities of Category I indicated above.

In addition, there is a hierarchy of measures to be applied in the management of mining waste:

1.	Prevention of waste generation;
2.	Preparation of waste for re-use;
3.	Waste processing;
4.	Waste recycling;
5.	Waste disposal.

Thus, depending on which technological solutions are applied by Arras during exploration and any future mining of solid minerals, it will be necessary to comply with the following environmental requirements:

1.	Conducting screening for exploration activities if this includes significant ground disturbance, which is not planned, and screening and/or EIA for future planned production activity (including passing environmental impact assessment);
2.	Obtaining environmental permit(s).
3.3.2	Water use

The use of surface and underground water resources with or without withdrawal for drinking, household and project needs, as well as the discharge of industrial, domestic, drainage and other wastewater (“special water use”) is carried out on the basis of special water use permits. One of the types of special water use is its use in injection wells to maintain the reservoir pressure of underground leaching during the production of solid minerals. Special water use also includes the discharge of groundwater (mine, quarry, mine), incidentally taken during the exploration and (or) production of solid minerals into surface water bodies, subsoil, water facilities or terrain.

A permit for special water use is not required for:

1.	The use of the following water intake structures: mine and tubular filter wells and capturing structures operating without forced lowering of the level with the withdrawal of water in all cases no more than 50 cubic meters per day from the first aquifer from the surface not used for centralized water supply;

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2.	Intake (pumping out) of underground waters (pit, quarry, mine), incidentally taken during the exploration and (or) production of solid minerals.

Payment for special water use is determined by tax legislation.

During exploration and mining operations Arras may be required to obtain a special water use permit depending on what use of water resources is planned.

3.3.3	Land Use Regulations

All issues related to obtaining land for exploration and production of solid minerals are governed by the Land Code dated 20 June 2003. Mineral exploration operations can be carried out on state-owned land that is not provided for land use, on the basis of a public easement. Also, subsoil users have a right to carry out the exploration of minerals operations on land plots in private ownership or land use, on the basis of a private or public easement, without the seizure of land plots from private owners or land users. A subsoil user conducting exploration operations is entitled to demand that an owner / land user grant it the right to limited use of these areas (private servitude).

A public easement is formalized by decisions of local executive bodies on the basis of a relevant subsoil use license / subsoil use contract. A private easement is established by an agreement on the establishment of a private easement concluded between the subsoil user and the owner (land user). If no agreement is reached on the terms of such an agreement, the terms of the private easement shall be determined by the court.

A license for the extraction of solid minerals serves as a basis for the local government body to grant the subsoil user the right to temporary paid land use (lease) to a land plot (for the entire period of validity of the license or contract).

3.4	Beskauga Project Mineral Tenure

Arras’s Beskauga Project consists of three licences: the Beskauga licence which was issued under the older permitting system, and the Ekidos and Stepnoe licences which were issued under the new SSU Code in October 2020. The Beskauga licence is held by Dostyk, a Kazakh entity 100% owned by Copperbelt, a private mineral exploration company registered in Switzerland with which Arras has an option agreement (see Section 3.5.1). The Ekidos and Stepnoe licences are held by Ekidos Minerals LLP (Ekidos LLP), a Kazakh entity established as part of the Ekidos Joint Venture agreement between Copperbelt and Silver Bull (Table 3 and section 3.5.2). Pursuant to the terms of the joint venture agreement and in connection with the March 2021 transfer of Silver Bull’s Kazakh assets to Arras, it is expected that 100% of the equity interests in Ekidos LLP will be transferred to Arras in the near future.

Table 3:	License table for Beskauga outlining the validity of the licences
Licence Name	Licence Number	Issue Date	Expiry Date	Comment
Beskauga	Contract No. 759	October 21, 2001	February 8, 2024	To be converted to a mining licence at the end of the exploration period in February 2024
Ekidos	875-EL	October 22, 2020	October 22, 2026	6 Year exploration period. Can be renewed for an additional 5 years
Stepnoe	876-EL	October 23, 2020	October 22, 2026	6 Year exploration period. Can be renewed for an additional 5 years
3.4.1	Beskauga Licence

Dostyk maintains minerals rights for the Beskauga deposit based on Licence No. 785 (series MG) dated 8 January 1996, and a series of subsequent contracts and addendums as per the Republic of Kazakhstan legislation.

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Arras Minerals Corp. Beskauga Copper-Gold Project – S-K 1300 Technical Report Summary

The subsoil right for the Beskauga area was initially acquired by Goldbelt Resources Ltd in 1996 as part of a much larger Licence No. 785 (Mykubinsk), issued to its 80% subsidiary, Dostyk, under the old permitting system. In 2000, Goldbelt Resources Ltd sold its interest in Dostyk to Celtic Resources, a London listed company.

Exploration rights under Licence No. 785 including Beskauga were re-issued to Dostyk in October 2001 as Contract No. 759 for the Maikuben area. No drilling at the Beskauga deposit was conducted by Goldbelt Resources Ltd or Celtic Resources.

In 2007, Cigma Metals, a Vancouver-based company, purchased 80% of Dostyk from Celtic Resources and, later that year, the remaining 20%. Relinquishment of areas considered to be poorly prospective in 2008 reduced the contract area to five plots totalling 2,723.87 km2. In 2009, the ownership of Dostyk was fully transferred to Copperbelt from Cigma Metals.

Following exploration results from work programs from 2007 to 2010 on the Beskauga, Karagandyozek and Ushtagan prospects, Dostyk was issued rights in 2011 for further exploration/appraisal works for a reduced 419.76 km2 area. After relinquishment of areas in 2017 (23.23 km2) and in 2020 (328.73 km2), the current remaining area is 67.8 km2.

White and Case (2020) report the following amendments to the subsoil use contract:

a.	Amendment No. 1 dated 7 December 2004 which, inter alia:
▪	amended section 16 (Taxes and Other Mandatory Payments) to reflect provisions of the 2001 Tax Code; and
▪	introduced a provision stating that guaranties of stability of laws do not apply in respect of military, national security, and people's health laws.
b.	Amendment No. 2 dated 31 October 2006 which, inter alia, extended the exploration period for two years (until 31 December 2007).
c.	Amendment No. 3 dated 14 May 2008 which, inter alia:
▪	extended the exploration period for two years (until 31 December 2009);
▪	introduced an obligation to comply with the memorandum of understanding under EITI; and
▪	harmonized section 29 (Termination of the Contract) with the Subsoil Use Law.
d.	Amendment No. 4 dated 6 September 2010 which, inter alia:
▪	extended the exploration period for one year (until 31 December 2010);
▪	introduced local content obligations; and
▪	introduced a provision stating that guaranties of stability of laws do not apply in respect of environment and tax laws (in addition to military, national security, people's health).
e.	Amendment No. 5 dated 13 February 2014 which, inter alia:
▪	extended the exploration period (an appraisal stage) until 31 December 2015;
▪	introduced a provision on applicability of provisions of the Subsoil Use Law to the Contract; and
▪	introduced payment obligations for research and development ("R& D") and training of staff.
f.	Amendment No. 6 dated 16 March 2016 which, inter alia:
▪	extended the exploration period (an appraisal stage) until 31 December 2018; and
▪	amended the obligation for training of staff by making it 0.1 % of production costs.
g.	Amendment No. 7 dated 26 May 2017 which, inter alia:
▪	extracted the Ushtagan deposit from the Contract to a separate subsoil use contract;
▪	amended the obligation for training of staff by making it 1% of exploration investments and 0.1% of production costs;
▪	amended the obligation for R&D by making it 1% of annual profit;
▪	introduced obligations to follow governmental rules for procurement of goods/works/services.
h.	Amendment No. 8 dated 27 February 2019 which, inter alia:
▪	extended the exploration period (an appraisal stage) until 31 December 2020;
▪	approved a new work program; and

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▪	introduced an obligation on payment for social and economic development of the region in the amount of 0.64% of appraisal costs.

Via its option agreement with Copperbelt, Arras has acquired the right to explore for “All Minerals” (except uranium) on the remaining Dostyk licence including the Beskauga deposit. The present contract set forth its validity period as until the last day of validity of Licence MG No. 785, 8 January 2021, with an ability to extend until the full depletion of resources.

On 14 January 2021, the Competent Authority, the MIID, granted an extension of the exploration rights to Dostyk until 31 December 2023. Under this addendum, Arras via its agreement with Copperbelt will be required to spend the following over three years to keep the licence in good standing:

•	2021: US$1.801 million
•	2022: US$2.726 million
•	2023: US$4.7 million.

At the end of this three-year period in 2023, the Beskauga exploration licence will need to be converted to a mining licence. A mining licence has provision to allow for another three-year exploration period before an economic study needs to be completed on the Project.

3.4.2	Stepnoe and Ekidos Exploration Licences

The Ekidos (No. 875-EL) and Stepnoe (No. 876-EL) licences were granted on 22 October 2020 to Ekidos LLP under the new SSU Code. Under the new code, the licences are granted for “All Minerals” (except uranium) for an initial six-year period. The licence can be extended once for an additional 5 years.

Pursuant to the terms of the Ekidos Joint Venture agreement with Copperbelt (section 3.5.2) and in connection with the March 19, 2021 transfer of Silver Bull’s Kazakh assets to Arras, it is expected that 100% of the equity interests in Ekidos LLP will be transferred to Arras in the near future.

An annual exploration commitment for each licence is calculated based on the number of 2.5 km2 “blocks” contained within the licence. The exploration commitment for each block is calculated based on a “Minimum wage index” (“MRP”) by the Kazakh State which is then multiplied by the exchange rate of the Kazakh Tenge to the United States dollar (US$). The rates will vary slightly from year to year due to changing exchange rates, but the annual expenditure commitment for 2021 for the Stepnoe and Ekidos licences is calculated via a formula outlined in the mining code to be approximately US$15,584 for each licence. It is not expected this annual exploration commitment cost will materially vary over the first three years.

In addition to the annual exploration commitment costs there is also an annual “land lease” fee which is calculated using the formula “15MRP x No. of blocks”. It is calculated this fee will equate to approximately US$21,000 each per year for the Ekidos and Stepnoe licences.

The annual expenditure commitment in a given year can be covered by expenditure accrued over the years where exploration expenditure exceeds the calculated commitment amount. The annual expenditure commitment can be reduced by ceding ground.

3.5	Tenure Agreements and Encumbrances
3.5.1	Beskauga Mineral Licence Option Agreement

A summary of the option agreement entered between Silver Bull and Copperbelt on the Beskauga licence is outlined below.

On execution of the option agreement, Silver Bull paid Copperbelt US$30,000. An additional US$40,000 was paid to Copperbelt following the closing of the deal on 26 January 2021.

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Commencing on 26 January 2021, Silver Bull has four years to conduct exploration on the property. A cumulative US$15 million in exploration expenditure on the Beskauga licence, as well as the Ekidos and Stepnoe exploration licences (see Section 3.5.2 Ekidos-Stepnoe JV agreement below) is required to keep the option in good standing over the four year period. Minimum expenditures each year are as follows: US$2 million in year one, US$3 million in year two, US$5 million in year three and US$5 million in year four, for a total exploration spend of US$15 million over four years.

The Beskauga Option Agreement also provides that subject to its terms and conditions, after Silver Bull has incurred the exploration expenditures, it may exercise the Beskauga Option and acquire the Beskauga Property for a US$15 million cash payment.

In addition to the $15 million cash payment, the Beskauga Option Agreement provides that, subject to its terms and conditions, Silver Bull may be obligated to make additional bonus payments to Copperbelt if the Beskauga Main Project or the Beskauga South Prospect is the subject of a bankable feasibility study in compliance with Canadian National Instrument 43-101 indicating gold equivalent resources in the amounts in Table 4. Twenty percent of the Bonus Payments is payable after completion of the bankable feasibility study and the remaining 80% is payable within 15 business days of commencement of on-site construction of a mine at Beskauga Main or Beskauga South. Up to 50% of the bonus payments is payable in shares of Silver Bull’s common stock valued at the 20-day volume-weighted average trading price of the shares on the Toronto Stock Exchange calculated as of the date immediately preceding the date such shares are issued.

Table 4:	Bonus payments under the Beskauga Option Agreement
Gold equivalent resources	Cumulative Bonus Payments
Beskauga Main Project
3,000,000 ounces	$2,000,000
5,000,000 ounces	$6,000,000
7,000,000 ounces	$12,000,000
10,000,000 ounces	$20,000,000
Beskauga South Prospect
2,000,000 ounces	$2,000,000
3,000,000 ounces	$5,000,000
4,000,000 ounces	$8,000,000
5,000,000 ounces	$12,000,000

The Beskauga Option Agreement may be terminated under certain circumstances, including (i) upon the mutual written agreement of Silver Bull and Copperbelt; (ii) upon the delivery of written notice by Silver Bull in its sole discretion; or (iii) if there is a material breach by a party of its obligations under the Beskauga Option Agreement and the other party has provided written notice of such material breach, which is incapable of being cured or remains uncured.

Pursuant to the March 19, 2021 transfer of Silver Bull’s Kazakh assets to Arras, the Beskauga Mineral Licence Option Agreement has been transferred to Arras.

3.5.2	Ekidos-Stepnoe Joint Venture Agreement

On September 1, 2020, Silver Bull entered into an 80:20 joint venture with Copperbelt on the “Stepnoe” and “Ekidos” exploration licences (the Ekidos Joint Venture agreement ) via ownership in Kazakh company, Ekidos LLP, that was established under the agreement to acquire the licences. Under the terms of the agreement, Silver Bull is to manage and fund all exploration activities on the properties. Silver Bull can acquire Copperbelt’s 20% interest in Ekidos LLP and the Stepnoe and Ekidos licences for $1.5 million each in cash. Exploration expenditures

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on these licences under the joint venture can contribute to Silver Bull’s US$15 million expenditure commitment under the Beskauga option agreement.

Pursuant to the terms of the joint venture agreement with Copperbelt and in connection with the March 19, 2021 transfer of Silver Bull’s Kazakh assets to Arras, it is expected that 100% of the equity interests in Ekidos LLP will be transferred to Arras in the near future.

No other liens or royalties are reported by Silver Bull or Arras management.

3.6	Environmental Permits and Liabilities

On 28 December 2020, Dostyk was granted an environmental permit to carry out exploration works at the Project. The permit was issued by the Ministry of Ecology, Geology and Natural Resources of the Republic of Kazakhstan. The permit number is KZ30VCZ00753638. The following condition are applied to the Permit:

1.	Do not exceed the emission limits (emissions, discharges, waste, sulphur) as defined in the Permit.
2.	Environmental measures provided for by the Action Plan for Environmental Protection for the period of validity permits, to be implemented in full and on time.
3.	Violation of environmental legislation entails suspension, cancellation of this permit in accordance with current legislation.

Prior to obtaining the permit, Dostyk provided a summary of the exploration activities to be completed at the deposit for the period 2021 to 2023 to demonstrate that none of the emission limits will be exceeded and all the environmental measures will be carried out as the required for this area. Additionally, the risks from exploration activities for water resources, soils, fauna and vegetation were evaluated. According to the results of the Environmental Impact Assessment (EIA), a comprehensive assessment of the impact on environmental components is characterized by a low category significance. Based on the above, the state authority approved the assessment of environmental impact for the exploration plan for the Beskauga site in 2021-2023

To the Qualified Person’s knowledge, there are no known environmental liabilities at the Project. The deposit is under cover and no past mining has been undertaken.

3.7	Risks

The Qualified Persons are not aware of any significant factors or risks that may affect title or access and the ability to perform work on the property. A number of drilling campaigns have been previously conducted and the property title has a history of title renewal. There is no indication that this situation will change in the future.

Kazakhstan is a well-established mining jurisdiction with many operating mines, including in the Pavlodar region. The permitting process related to mining, including environmental, water use, and waste is not expected to present a risk to project development.

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4	Accessibility, Climate, Local Resources, Infrastructure and Physiography
4.1	Topography, Elevation and Vegetation

The Project is located within the vast western steppe ecoregion of central Asia that is characterized by grassland plains without trees apart from those near rivers and lakes. The project area consists of low-lying plains with numerous depressions that form lakes. Topography is gentle and the landscape is dominated by sloping hills and ridges of the Irtysh River flood plain. Elevations range from 100 m above sea level to 150 m above sea level.

The Irtysh is a major river that rises from the glaciers on the southwestern slopes of the Altai Mountains in the Uygur Autonomous Region of Xinjiang in far northwestern China. The Ob-Irtysh drainage basin is one of the largest in central Asia, encompassing most of Western Siberia, northeastern Kazakhstan, and the Altai Mountains.

Permanent river systems are rare to absent in the Project area but there are numerous stream beds of an ephemeral nature, of which the largest one is Karagandyozek River. The area is rich in lakes, large shallow depressions that fill with saline water during periods of snow melt.

Soils in the region are light-chestnut colour and often saline in character and lacking in nutrients. The overburden cover on the site is an approximately 40 m sheet of loose Cenozoic sediments, primarily alluvial sands, and lacustrine sediments. Vegetation is scarce and dominated by grasses. Fauna sparsely populates the Project area.

4.2	Access to Property

The Beskauga deposit is located approximately 300 km from the Kazakhstan capital, Nur-Sultan (formerly Astana), which has a population of over one million. The international airport at Nur Sultan is serviced by multiple international commercial airlines.

The larger towns of Ekibastuz, Maykain and Bayanaul are within 30–50 km of the licence area. Several smaller villages occur in the vicinity of the Project, including Tortkuduk and Kudyakol which are serviced by rail lines and sealed highways.

Access to the Project area is via sealed highway from Ekibastuz (population ~125,000), some 40 km to the west of the Project area, or from Pavlodar, some 70 km to the northeast of the Project area. Ekibastuz is about four hours drive from Nur-Sultan (Astana) via the P4 and A17 highways. Pavlodar is serviced by an international airport.

Access around the Project area is gained by gravel tracks of moderate to good quality. Roads are accessible by two-wheel drive vehicles; however, they are often subject to seasonal closure as a result of winter weather.

4.3	Climate

The climate in the Beskauga Project region is characteristic of arid steppes (prairies). Summers (May to September) are dry and hot with daytime temperatures ranging between 20°C and 35°С, although majority of the precipitation falls in the summer. Winters (November to March) are cold, with average temperatures between 0°C and -20°C with the coldest temperatures in January and February. Winters typically last for three to four months and feature light snow falls.

Precipitation is generally low, with an average annual total of 200–280 mm. The Project region is characterized by moderate winds, with occasional wind gusts, which prevail from the west and southwest. Snow is common in

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winter, but the ground coverage is inconsistent. Snow cover has an average depth of 0.3 m and soils generally freeze to depths of 2.0–2.5 m.

Seasonally appropriate mineral exploration activities may be conducted year-round at the Project. Mine operations in the region can operate year-round with supporting infrastructure.

Figure 3:	Drilling on the Beskauga deposit
4.4	Infrastructure
4.4.1	Sources of Power

The region provides some 40% of all power generating capacity of Kazakhstan with six power stations, three of which are in Pavlodar, two in Ekibastuz, and one in Aksu. Power transmission lines run to various regions of Kazakhstan and Russia. Power generation was developed based on mining of coal from Devonian rocks in the Ekibastuz basin.

4.4.2	Water

Generally, the region has a lack of water resources. Water courses typically have low flow rates and disappear over the summer months. Fresh water is supplied to the area from Irtysh River via the Irtysh-Karaganda Canal with water inflow of approximately 250,000 m3 per hour. The canal runs through Ekibastuz and passes approximately 18 km from the Beskauga deposit.

Water resources are considered sufficient for a large-scale mining project.

4.4.3	Local Infrastructure, Supplies and Mining Personnel

The Ekibastuz–Pavlodar region is a major transportation and communication node transected by highways, railways, power transmission lines, and Kazakhstan’s largest oil pipeline which travels to Shymkent in the south of the country. The northern boundary of the licence is the Astana/Ekibastuz/Pavlodar/Barnaul rail line and the Astana/Pavlodar highway. Rail lines connect this centre with Russia and various parts of Kazakhstan.

The local economy is dominated by activity in the mining and industrial sectors, agriculture contributes to a much lesser extent. The Pavlodar region is one the major industrial regions of Kazakhstan with many large industrial companies focused on exports. The region is rich in natural resources and has a well-developed industrial and

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social infrastructure, up to date transport and communications, foreign investment, and the availability of state-run development programs. A well-developed market for construction materials such as limestone, gravel and quarry stone can be found in the region.

The significant mining activities in the area include the coal mines around Ekibastuz as well as metal mines. KAZ Minerals major Bozshakol open pit porphyry copper mine is located 72 km west of Ekibastuz. The substantial mining industry means that there is a large, well-trained labour force to draw upon for any future mining activities.

The region has sufficient infrastructure and resources to host large-scale mining operations. All supplies and services for exploration and mining are available locally or can be readily sourced and supplied to the project area via the well developed transport infrastructure.

4.4.4	Property Infrastructure

The Project has no infrastructure apart from gravel roads. However, a 1,100 kVA powerline passes through the property (Figure 4).

Figure 4:	Location of the town of Ekibastuz in relation to the Beskauga Project mineral licences

Also shown are roads, rail, and power infrastructure in the immediate area.

4.4.5	Adequacy of Property Size

The area of the claims making up the Beskauga Project at this time appear to be sufficiently large for the proposed exploration activities and for the infrastructure necessary for potential future mining operations (including

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potential tailings storage areas, potential waste disposal areas, and potential processing plant sites) should a mineable mineral deposit be delineated at the Project.

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5	History
5.1	Property Ownership

The Beskauga deposit was initially discovered during state-funded exploration when Kazakhstan was part of the Soviet Union. Following privatization, the subsoil rights in the Maikuben licence area including the Beskauga Project area were held from 1996 to 1999 by Canadian company, Goldbelt Resources, under Licence No. MG 785, via its 80% subsidiary, Dostyk. Goldbelt explored the area in 1996 and 1997 but relinquished or divested all its Kazakh assets by 2001, including its interest in Dostyk which was sold to Celtic Resources, a UK-listed company, in 2000.

Dostyk was acquired by Vancouver-based Cigma Metals in 2007 when exploration at Beskauga commenced. In 2009, Copperbelt acquired Dostyk from Cigma Metals and continued to undertake exploration at Beskauga, as well as other targets in the larger licence area. Copperbelt’s current 67.8 km2 licence only covers the Beskauga deposit, the other prospects were relinquished or divested by Copperbelt.

5.2	Historical Exploration
5.2.1	Soviet Period

Geological investigation began in the district in the late 1920s when Kazakhstan was part of the Soviet Union. In the 1960s, regional scale mapping outlined some promising areas of alteration and geophysical anomalies that were worthy of follow up work. In the 1970s and the 1980s, continued regional-scale mapping and exploration further delineated zones of interest.

Between 1981 and 1990, the Beskauga area saw ground magnetic and IP surveys and shallow drilling programs. Shallow drilling on a 200 m x 200 m grid (partially infilled at 200 m x 100 m) through the overlying Quaternary cover targeted geophysical and geochemical anomalies. A total of 411 holes were drilled during this period for a total of 15,063 m. This drilling was performed by URB-2A (KGK-100) and SBU-ZIF-150 drill-rigs. The drillholes were generally 30–40 m deep with a few reaching depths between 60 m and 80 m, with the primary aim of obtaining bedrock information, including geochemistry. The drilling method is not known.

A further 20 holes to depths of 100–200 m were also drilled during this period. These 20 holes totalled 3,818 m. Drilling was performed by ZIF-300, ZIF-650 and SBA-500 drill rigs and used tungsten carbide and diamond bits. The hole diameter was 59 mm. These drillholes were drilled at angles between 75° and 80° towards the southeast. Core recovery in all drillholes drilled in 1981–1990 was between 60% and 80%.

This initial drilling identified Beskauga as an area of interest, but no significant mineralized intercepts were obtained, and the area was not followed up until Dostyk commenced drilling in 2007.

Drillhole locations and drilling and analytical data from this period are not available and have not been considered in the preparation of this Technical Report.

5.2.2	Goldbelt Resources

In 1996, Goldbelt Resources, via Dostyk, acquired the Maikuben exploration licence that included the Beskauga area. Goldbelt Resources defined about 20 prospects areas of interest and conducted work programs in these areas in 1996 and 1997. Based on the results of this program, Goldbelt relinquished approximately 25% of the area covered by Licence MG No. 785.

There is no documentation of any exploration at Beskauga by Goldbelt Resources. It is understood the exploration focus was on other targets within the extensive licence area and that no significant work was

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completed at Beskauga. Data from exploration by Goldbelt Resources have not been obtained and have not been considered in the preparation of this report.

5.3	Previous Exploration by Copperbelt

Exploration and drilling completed on the Beskauga Project by Copperbelt between 2007 and 2017 is described in Sections 7.

5.4	Historical Mineral Resource Estimates

Two historical Mineral Resource estimates have previously been completed for Copperbelt on the Beskauga Project, namely by CSA Global in November 2013 (reported by Urbisinov, 2014) and by Geosure Exploration and Mining Solutions Pty Ltd in January 2015 (Montgomery, 2015; Table 5). Both estimates were completed and reported in accordance with the JORC Code (2012 Edition). Neither Mineral Resource estimate was publicly reported as the work was completed for a private company, Copperbelt.

The JORC Code is closely aligned with the CIM Definition Standards for Mineral Resources and Mineral Reserves, adopted by the CIM Council on 10 May 2014 and with the definitions for Mineral Resources in §229.1302(d)(1)(iii)(A) (Item 1302(d)(1)(iii)(A) of Regulation S-K). However, the estimates have not been reported according to S-K 1300 standards of disclosure. Most significantly, the estimates have not been constrained by an open pit as would normally be the case when reporting under S-K 1300 or NI 43-101 to support potential for eventual economic extraction.

For this reason, and because they have been superseded by the current estimate based on additional drilling, the reader is cautioned that the Mineral Resource estimates presented in Table 5 are considered to be historical. They are presented for historical context and informational purposes only and the Issuer is not treating the historical estimates as current Mineral Resources.

Table 5:	Historical Mineral Resource estimates at the Beskauga Project
Author	Classification	Tonnes (Mt)	Au (g/t)	Cu (%)
CSA Global (2013)	Indicated	226	0.4	0.25
	Inferred	273	0.36	0.15
Geosure Exploration and Mining Solutions Pty Ltd (2015)	Indicated	248	0.42	0.3
	Inferred	306	0.37	0.2

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6	Geological Setting, Mineralization and Deposit
6.1	Regional Geology and Metallogeny

The Beskauga Project is located in northeastern Kazakhstan, an area underlain by rocks forming part of the Altaid tectonic collage or CAOB (Sengör et al., 1993; Jahn et al., 2000) which extends eastwards into Russia, Mongolia and China as the Transbaikal-Mongolian orogenic collage (Yakubchuk, 2002). The CAOB is the most extensive and long-lived accretionary orogenic collage globally, progressively developed from the late Mesoproterozoic through the Paleozoic to the early Mesozoic by accretion of magmatic arcs, ophiolites, microcontinents, and accretionary wedges.

The CAOB collage formed during Rodinia break-up predominantly on the Paleotethys Ocean margin of the Siberian craton and proto-Asian continent, but also on the adjacent Paleo-Pacific margin and associated with the closure of rifted back-arc basins behind the ocean-facing margins (Seltmann and Porter, 2005). The CAOB collage is made up of fragments of sedimentary basins, island arcs, accretionary wedges and tectonically bounded terranes composed of Neoproterozoic to Cenozoic rocks (Figure 5), the product of a complex sequence of processes resulting from subduction, collision, transcurrent movement and continuing tectonism over the interval from the Neoproterozoic to the present (Seltmann and Porter, 2005). The pattern was further complicated by the late overprint of the Alpine-Himalayan deformation related to Indo-Asian collision between Gondwana and Asia (Yakubchuk et al., 2002).

Models involving either a single long-lived arc system (Sengör et al., 1993) or multiple arc and back-arc systems (Yakubchuk, 2002) that collided with the Baltic and Siberian cratons have been suggested, and Windley et al. (2007) suggests several independent and short-lived arc systems that were welded together by a process of consecutive collisions, and that many of these arcs appear to be characterized by relatively short periods of volcanic activity and were not synchronous.

The CAOB collage is highly endowed with mineral deposits, as is typical of accretionary orogenic belts, including volcanic and sedimentary massive sulphide deposits, epithermal and orogenic gold deposits, and porphyry copper-gold/molybdenum deposits.

The CAOB contains several major porphyry copper-gold/molybdenum and epithermal gold deposits formed over an extensive period from the Ordovician to the Jurassic and associated with the various magmatic arcs of this complex, including the huge Devonian Oyu Tolgoi deposit in Mongolia. Eastern Kazakhstan also hosts a cluster of large porphyry deposits including Kounrad in the Balkhash belt and Bozshakol in Pavlodar, ~180 km west of Beskauga. The Bozshakol deposit is currently mined by London Stock Exchange-listed KAZ Minerals and has a published resource of 991.9 Mt at 0.36% Cu, 0.15 g/t Au and 1.1 g/t Ag in Measured and Indicated classification (https://www.kazminerals.com/our-business/mineral-resources/).

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Figure 5:	Simplified tectonic map of the Altaid and Transbaikal-Mongolian orogenic collage in central Eurasia

Shows the location of selected porphyry copper-gold/molybdenum deposits, after removal of Mesozoic-Cenozoic basins and superficial cover (from Seltmann and Porter, 2005). Beskauga location shown by yellow star.

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6.1.1	Central Asian Orogenic Belt in Northeastern Kazakhstan

In the region of northern Kazakhstan, several microcontinents and island arcs are separated by suture zones of deep, marine, volcanic, and sedimentary formations and ophiolites (Windley et al., 2007). The Maikain-Kyziltas ophiolitic suite (Figure 6) represents such a suture and comprises a serpentinite melange with abyssal and terrigenous siliceous sediments, tholeiitic, basalt and ferrobasalt, various gabbroids, and gabbro-amphibolitic bodies, representing oceanic crustal rocks. Sedimentary formations are represented by a thick pile of deformed volcanogenic-terrigenous strata, often having limestones at their base, and are typical of island arc settings.

Figure 6:	Geotectonic map of the Paleozoic of Kazakhstan and contiguous China, showing the location of the Beskauga deposit (from Windley et al., 2007)

PR, Proterozoic; Cm, Cambrian; O, Ordovician; S, Silurian; D, Devonian; C, Carboniferous; P, Permian; PZ, Paleozoic; MZ, Mesozoic; CZ, Cenozoic. Subscripts 1, 2, 3 refer to Early, Middle, Late.

Beskauga is thought to be located in the lower Boshchekul-Chingiz volcanic arc, part of the Kipchak arc system, marginal to the Maikain-Kyziltas ophiolitic melange belt. Island-arc volcanism was calc-alkaline in nature, evolving from are more sodic chemistry to more potassic in later stages and formed small hypabyssal intrusive bodies of gabbro, diorites, granodiorite, and sodic granite. These intrusives are responsible for the formation of the copper-gold porphyry systems in the magmatic arc belts. No significant porphyry-style deposits are found within the accretionary complexes of the sutured back-arc and intra-arc basins, although they do host large and giant, non-arc related orogenic gold deposits within fold and thrust belts (Seltmann and Porter, 2005).

These rocks being of early Ordovician age in Boschekulskaya zone (Chagan complex) and later Ordovician or Silurian age in Kendiktinskaya and Maikain-Aleksandrovskaya zones (Zharlikol complex). Often these intrusive systems are closely related to porphyry copper gold mineralization.

Within the Project area, later stage (early to late Permian age) granitic intrusive bodies are also present.

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Owing to the fact that that the Beskauga area is overlain by a 10–40 m thick cover of younger sediments, and the fact that several belts of magmatic arc rocks and accretionary volcano-sedimentary units are juxtaposed in close proximity on northeastern Kazakhstan (Figure 7), the precise age of the rocks underlying the Beskauga area is unclear – the Bozshakol deposit 160 km to the west is Cambrian-Ordovician (481 Ma), but younger arc-related rocks are also found in the area. The Nukazgan porphyry deposit (290 km to the southwest) has been dated at lower Silurian and the Aktogai deposits (600 km to the southeast) are thought to be Carboniferous in age. See the stratigraphic columns for the sedimentary sequence in Figure 9 and the stratigraphic column for the igneous intrusive suite in Figure 10 overleaf.

Figure 7:	Schematic tectonic map of the CAOB in northeast Kazakhstan showing mineral deposits

From Shen et al., 2016

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6.2	Property Geology

The Beskauga Project includes the Beskauga and Beskauga South mineralized zones within the larger Beskauga Project licence area (Figure 8). The prospective Ordovician geology is concealed by a thin cover of Cenozoic sediments throughout the project area.

Figure 8:	Location of the Beskauga prospect within the larger Beskauga Project area

The prospective Ordovician is concealed by a thin cover of younger Cenozoic sediments. Google Earth image, drill holes shown in green on inset map.

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The project area is predominantly underlain by sedimentary rocks of upper Ordovician age, termed the Oroiskaya and Angrensorskaya suites, and volcanogenic-sedimentary rocks, termed the Biikskaya suite (Figure 9). These have been intruded by small stock-like intrusive bodies of porphyry ranging in composition from gabbro-diorite to quartz diorite and granodiorite and referred to as the Shangirau complex (Figure 10). Thin (1–5 m), short (100–200 m) dikes of diorite porphyry, diabase and granite-porphyry (and rarely granodiorite and syenodiorite) also cut the host sequence. The host rocks are hornfelsed proximal to intrusive contacts.

Figure 9:	Stratigraphic column showing the Beskauga sedimentary-volcanic succession

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Figure 10:	Beskauga igneous suite of rocks.

The Beskauga mineral system is related to a Late Ordovician Shangirau suite intrusive centre that cuts the Ordovician sediments and volcanics. The reported Late Ordovician ages of the volcanics and intrusives suggests a broadly co-magmatic sequence in a magmatic arc setting.

The Beskauga Main porphyry-style copper-gold mineralization is largely hosted within Shangirau suite granodiorite, whereas the Beskauga South gold mineralization is hosted within diorite porphyry and appears to represent an epithermal overprint within a telescoped mineralization system. Note that Beskauga South has been drilled but has not been included in the Mineral Resource estimate.

Intrusive rocks represent the major portion of the deposit area. The northern main zone of the deposit is represented by a complex hypabyssal intrusive body of granitoid composition with stockwork mineralization. The western, eastern, and southern parts of the area are mainly composed of sedimentary rocks of upper Ordovician age (siltstone, sandstone, and tuffaceous sandstone with rare conglomeratic and limestone interbeds) and minor andesite, andesitic tuff, andesite-dacite and basalt. The southern part of the deposit area (Beskauga South) is represented by hypabyssal-subvolcanic diorite porphyry and eruption breccia with gold mineralization.

The diorite is interpreted to cut and postdate the granodiorite. Diabase is also interpreted to cut granodiorite. Intrusive relationships and timing relative to mineralization have not been clearly established; however, it is possible that the diorite porphyry is the causative intrusion.

The Project area is covered by a 10 m (southern part) to 40 m (northern part) thick cover of younger sediments (Figure 9). This includes upper Eocene Tavda Formation consisting of dark-gray bluish-greenish clay with lignite and aleurolite (siltstone) with interlayers and lenses of inequigranular quartz sand. Younger lower to middle Quaternary cover consists of lacustrine-alluvial sand-gravel-pebble sediments.

The deposit is described as fresh beneath the young sedimentary cover, without weathering or oxidation.

6.3	Mineralization and Alteration

Beskauga is a copper-gold porphyry deposit with elevated grades of molybdenum and silver, related to granodiorite and plagiogranite porphyry intrusions. A map of the deposit area is shown in Figure 11 and a cross-section through the deposit is shown in Figure 12.

32

Arras Minerals Corp. Beskauga Copper-Gold Project – S-K 1300 Technical Report Summary

587000
588000
589000
5740000
5739000
5738000
5737000
Diorite
Bg-22
Bg-19
Bg-5
Bg-101
Bg-58
Bg-42
Bg-36
Bg-7
Beskauga Main
Bg-25
Bg-94
Bg-31
Section 5+
Bg-85
Bg-62
Bg-9
BgS-14
Bg-34
Bg-45
Bg-20
BgS-7
BgS-13
BgS-10
Granodiorite/
Plagiogranite
BgS-47
BgS-52
BgS-30
BgS-8
Sandstone/
Siltstone
BgS-11
Beskauga South
BgS-72
BgS-86
BgS-92
Diorite
Porphyry
BgS-89
0
250
500 m

Figure 11:	Geological map of the Beskauga deposit area

Shows the location of the Beskauga Main and Beskauga South deposits and drillhole collars. Section line 5+ (Figure 12) is also shown.

33

Arras Minerals Corp. Beskauga Copper-Gold Project – S-K 1300 Technical Report Summary

Beskauga Deposit Cross-section, fence 5 +
0 20 40 60 80 100м
Az. 100°
Bg81п
Bg65
Bg56
Bg55
Bg63
Bg64
Bg88п
0
100
200
300
400
500
600
700
550m
565.5m
732.1m
726m
676m
681.7m
650m
10.0m 0.21 0.20
62.0m 0.16 0.14
6.6m 0.24 0.10
9m 1.02 0.43
20.6m 0.11 0.07
38m 0.20 0.13
43.5m 0.3 0.11
11.0m 0.24 0.18
58.4m 0.17 0.11
14m 0.48 0.17
22m 0.51 0.27
44.0m 0.22 0.20
27.9m 0.38 0.21
41m 0.31 0.13
24.0m 0.55 0.46
122.4m 0.27 0.16
112m 0.34 0.22
30m 0.50 0.16
205.3m 0.34 0.26
70m 0.28 0.15
114.0m 0.17 0.20
29.0m 0.56 0.41
11.6m 2.11 1.09
52.4m 1.20 0.72
185.6m 1.22 0.81
33.3m 0.33 0.27
34.6m 1.01 0.57
181.6m 0.49 0.28
238.1m 0.86 0.42
133.5m 1.47 1.06
39.1m 2.01 0.59
98.7m 1.01 0.60
228.7m 0.55 0.39
11.7m 1.31 1.13
33.0m 0.27 0.31
25.2m 0.48 0.27
124.0m 0.39 0.27
68.1m 0.91 0.44
82.5m 0.10 0.16
99.6m 0.30 0.21
45m 0.11 0.16
37.7m 0.1 0.09
66.9m 0.48 0.26
33m 0.12 0.06
39.3m 0.15 0.16
47.0m 0.51 0.26
15.9m 0.65 0.32
12.6m 1.92 0.93
49.3m 0.66 0.36
86m 0.25 0.22
105.8m 0.62 0.32
Legend
a.Sand, gravel
b.Clay
Volcanogenic-Sedimentary Rocks
Granodiorite-porphyry
Plagiogranite-porphyry
Diorite-porphyry
Diabase
Tectonic zone
Drill holes:Dostyk 2012
Diamond Drill Holes
Proyekt Diamond Drillholes 2013
Grade:Au g/t, Cu %
Mineralization zone:
a.Au >0.8 g/t
b.Au 0.5-0.8g/t
c.Au 0.2-0.5g/t
d.Au 0.1-0.2g/t

Figure 12:	Cross section through the Beskauga deposit – Fence 5 (section location is shown on Figure 11)

34

Arras Minerals Corp. Beskauga Copper-Gold Project – S-K 1300 Technical Report Summary

Porphyry-style mineralization is hosted in granodiorite and plagiogranite intrusions that have elongated sheet-like shapes, often with offshoots. Mineralized zones are affected by stockwork veining and hydrothermal alteration and dip steeply, broadly parallel with the contact zone of the granodiorite-plagiogranite stock (Figure 11). Alteration is represented by albitization, sericitization and pyritization, with the most intensive alteration at a depth of 250–500 m. Tourmaline has also been described.

Although potassic alteration is not included in the geological description of the deposit, mineralogy completed for metallurgy does describe potassic alteration (Section 10).

Sericite-pyrophyllite-quartz alteration and silicification in steeply dipping alteration zones is also described mostly affecting intrusive rocks (diorite, quartz diorite and plagiogranite) indicating a degree of epithermal overprint. The altered rocks form isolated bodies in the northwest and southeast portions of the area. Alteration affects the sedimentary host rocks to a lesser extent forming lenticular bodies of various dimensions and shapes.

In the northern portion of the mineralized area, mineralization and alteration has been drilled in an area up to 2.5 km east-west and up to 3.2 km north-south. In the southern portion of the mineralized area, gold and porphyry copper mineralization and alteration appears to be rimmed by gold mineralization that extends into the volcano-sedimentary host rocks. Note that wireframed mineralized shapes greatly depend on cut-off parameters and discontinuous zones at higher cut-off grades often merge into single bodies when cut-off grades are reduced.

The principal sulphide minerals at Beskauga include pyrite, chalcopyrite, tennantite, enargite, bornite and molybdenite, with magnetite and hematite also described. QEMSCAN mineralogy completed as part of metallurgical testwork indicates that pyrite and chalcopyrite are the dominant sulphides with subordinate tennantite and chalcocite. Analysis indicates a close correlation between gold and copper grades. Sulphides occur as fine-grained disseminations as well as in stockwork veins and veinlets, 3–5 mm thick, consisting of quartz-carbonate, quartz-carbonate-chlorite, and quartz-pyrite. Free gold has been identified in polished sections and microprobe analysis showed high fineness (gold – 83.41%, silver – 12.63%). Sulphides are also seen to a much lesser extent in weakly altered granitoids and near contacts with hornfelsed sedimentary rocks.

The work required to understand the geometry and zonation of alteration and mineralization at Beskauga has not been completed, as would normally be the case for a porphyry-epithermal mineralization system. This would ideally include detailed logging of alteration and veining with documentation of vein type, mineralogy, and vein density (ideally using an Anaconda-type approach), multi-element litho-geochemical data analysis, and hyperspectral data acquisition and analysis. This represents a substantial gap in the Project and presents an opportunity to improve modelling and resource extension targeting.

The occurrence of significant tennantite at Beskauga is not unusual for gold-rich porphyry systems but does have metallurgical implications as discussed in Section 10. The combination with enargite may also suggest a high level in the porphyry system or a high-sulphidation overprint. Higher sulphidation-state sulphides are generated progressively upward in porphyry systems with lower temperatures and hydrolytic alteration. The fact that potassic alteration has not been described during logging at Beskauga may also reflect that drilling has mainly been in the upper phyllic part of the system, although potassic alteration was identified in mineralogical studies.

6.4	Deposit Type

The Beskauga deposit is interpreted as a porphyry-style copper-gold system, associated with calc-alkaline intrusions related to island arc volcanism during the Lower Palaeozoic. Porphyry systems host majority of the world’s major copper deposits and are typically high-tonnage and low-grade (Figure 11 and Figure 13). Several large porphyry deposits (including Kounrad, Bozshakol, Aktogai, and Koksai) are located in Kazakhstan. Kounrad has been mined out while Bozshakol, Aktogai and Koksai are currently in production or under development by KAZ Minerals.

35

Arras Minerals Corp. Beskauga Copper-Gold Project – S-K 1300 Technical Report Summary

Figure 13:	Plot of gold grade vs total resources for selected gold-rich porphyry projects globally

Area of circles is proportional to contained gold. Company data acquired from reports files on SEDAR and/or other publicly available data.

6.4.1	Mineralization Styles

In porphyry systems such as Beskauga, mineralization forms as vein stockworks and disseminations associated with a halo of hydrothermal alteration related to an intrusion, which may range in composition from diorite to granodiorite and granite. Owing to their relationship to hydrothermal fluids, porphyry copper deposits display a consistent, broad-scale alteration-mineralization zoning pattern related to the chemistry and evolution of these fluids.

This alteration typically comprises a core of potassic alteration (characterized by K-feldspar, biotite and muscovite) surrounded sequentially outwards by phyllic alteration (characterized by chlorite and sericite) and propylitic alteration (characterized by chlorite and epidote). The zone of potassic alteration being of primary importance for copper mineralization (Figure 14). Argillic alteration (characterized by kaolinite and montmorillonite). Mineralization occurs at shallow levels (in the upper 4 km of the crust), and the mineralizing system is closely related to underlying composite plutons at paleodepths of 5–15 km (Sillitoe, 2010). Porphyry deposits are generally large and low grade, and semicircular to elliptical in plan view.

Primary (hypogene) copper mineralization typically occurs as chalcopyrite and bornite, although copper may also occur as tennantite, enargite, and chalcocite (Berger et al., 2008). Deposits may also contain molybdenite and trace amounts of native gold. Other associated minerals may include sphalerite, galena, tetrahedrite (Berger et al., 2008).

36

Arras Minerals Corp. Beskauga Copper-Gold Project – S-K 1300 Technical Report Summary

6.4.2	Conceptual Models

Porphyry deposits form as a result of precipitation of mineralization from magmatic fluids enriched in metals and derived from intrusions emplaced shallower than 4 km depth. This shallow emplacement depth results in early vapour saturation and the formation of a chlorine-enriched magmatic fluid that can effectively scavenge copper and other metals from the relatively unfractionated magma. The parental magmas need to be sufficiently water-rich to allow saturation of the magma with the fluid phase and need to be oxidized in order to suppresses magmatic sulfide which may sequester metals before they can partition into the aqueous phase (Sillitoe, 2010).

When a porphyry deposit begins to form, potassic alteration occurs in the core of the up-flow zone of the mineralizing magmatic fluid. Cooling of the fluid over the ~550°C to 350°C range, assisted by fluid-rock interaction, is largely responsible for precipitation of the mineralization at the margins of this core zone. The thermal gradient associated with this high-temperature up-flow zone leads to convection of surrounding ground waters that results in a peripheral propylitic alteration zone (Berger et al., 2008). Phyllic alteration crosscuts potassic alteration and is thought to form from a mixture of meteoric and magmatic fluids. Phyllic alteration is associated with important tonnages of ore in some deposits but is not present as a distinct alteration type in all deposits (Sillitoe, 2000).

A variety of other deposit types are spatially related to porphyry systems, including skarns, polymetallic veins and replacements, and epithermal veins (Figure 15), although none of these have yet been identified at Beskauga.

Figure 14:	Cartoon cross-section of a porphyry copper deposit

Shows idealized alteration zoning and relationship to mineralization (from Berger et al., 2008).

37

Arras Minerals Corp. Beskauga Copper-Gold Project – S-K 1300 Technical Report Summary

Figure 15:	Anatomy of a porphyry mineral system

Shows the spatial relationship between a centrally located porphyry deposit with skarn, carbonate-replacement, sediment-hosted and epithermal vein type deposits. From Sillitoe (2010).

38

Arras Minerals Corp. Beskauga Copper-Gold Project – S-K 1300 Technical Report Summary

7	Exploration

The following section details exploration carried out at Beskauga between 2007 and 2017 by Dostyk. Apart from drilling the primary exploration technique was geophysics.

7.1	Geophysics

In 2012, Dostyk undertook a ground-based magnetic and IP survey over the main Beskauga deposit area. Both the magnetic and IP surveys were completed SPC Geoken LLP, a local geophysical survey service provider.

The survey points for the magnetic survey were collected at 20 second intervals with a variable line spacing of 200 m to 400 m using a Proton Precession Magnetometer MM-61.

The results of the magnetic survey show a number of relative magnetic highs >1000 nT (red in Figure 16 below) which present interesting targets for follow-up exploration. Further assessment is required to determine magnetic sources related to magnetic intrusions as opposed to magnetite alteration.

Figure 16:	Magnetic anomaly map (Total Magnetic Intensity) and grid points for the magnetic survey

Yellow outline indicates area of the main deposit.

The survey points for the IP dipole-dipole survey were taken on 100 m centres with a 400 m line spacing using a Zonge GGT 30 kW transmitter. The IP survey (Figure 17) showed a good correlation with the mineralization defined by the drilling and indicated the mineralizing system may be much larger. The anomalous area is ~9 km2, comparable to known large gold-bearing copper porphyry deposits of the world.

39

Arras Minerals Corp. Beskauga Copper-Gold Project – S-K 1300 Technical Report Summary

Increasing chargeability values with depth suggests that the deposit drilled thus far lies on the upper part of the “pyritic” halo of a mineralized porphyry system with an insignificant erosional truncation. The deeper extensions of the deposit have however never been drill-tested. This accords with the mineralogy and alteration types identified in drilling to date which suggest the upper part of a system has been tested.

Figure 17:	IP anomaly map of chargeability over the Beskauga deposit – depth slice at 300 m.

Yellow outline indicates area of the main deposit.

The geophysical data have not yet been acquired and reprocessed by Silver Bull or Arras. This is a priority for the next phase of work and will guide collection of additional data.

7.2	Diamond Drilling

A total of 118 diamond drillholes, totaling 45,605.8 m, were completed by Dostyk between 2007 and 2017 (Table 6). Diamond drilling was performed by SKB-5M drill rigs using Boart Longyear tooling by drilling contractor CenterGeolSyomka LLP. Drilling was done at either HQ or NQ diameter depending on the depth of the hole, which ranged from 150 m to 815 m. Core recovery was on average >90%.

Of the 118 diamond drillholes completed, 101 have been used for the Beskauga Main Mineral Resource estimate (Table 6 and Table 7). The location of drill collars at Beskauga Main is shown in Figure 18.

40

Arras Minerals Corp. Beskauga Copper-Gold Project – S-K 1300 Technical Report Summary

Table 6: Summary table of the diamond drilling conducted by Dostyk between 2007 and 2017

Year	No. of holes	Drilled (m)
2007	16	4,714.3
2008	6	1,671.0
2009	7	2,130.7
2010	6	3,639.5
2011	18	7,960.1
2012	9	2,918.5
2013	8	3,806.0
2014	19	7,732.1
2017	29	11,033.6
Total	118	45,605.8
Table 7:	Collar positions, lengths, and orientations of all diamond drillholes at Beskauga Main used for the Mineral Resource estimate
Hole ID	X	Y	Z	Length	Azimuth	Dip	Year
Bg-1	588110.9	5739469	127	309	123.5	-70	2007
Bg-2	588169.4	5739454	126	333	124.5	-70	2007
Bg-3	588135.5	5739695	126	310.3	114.5	-69.5	2007
Bg-4	588399.9	5739998	126	192.5	143.5	-69.75	2007
Bg-5	588458.9	5739914	126	250.5	129.5	-69.75	2007
Bg-6	588243.5	5739610	127	304.6	116.5	-69.5	2007
BgS-7	588314.6	5738834	126	304.5	109.5	-70	2007
BgS-8	586981.7	5737959	126	307.6	49.5	-70	2007
Bg-9	588444	5739391	127	305	114.5	-70	2007
BgS-10	588208.2	5738652	126	168.1	114.5	-70	2007
BgS-11	587007.1	5737697	126	403	54.5	-70	2007
Bg-12	588075.6	5739726	127	152.2	117.5	-70	2007
BgS-13	586681.3	5738673	126	304	54.5	-69	2007
BgS-14	586660.3	5739431	126	306	77.5	-68	2007
Bg-15	588027.6	5739754	127	425	119.5	-70	2007
Bg-16	588013.4	5739494	127	339	124.5	-70	2007
Bg-17	588105.1	5739285	127	312.2	112.5	-70	2008
Bg-18	588336.1	5739060	127	276.6	112.5	-70	2008
Bg-19	588181.3	5739919	126	305.7	160.5	-70	2008
Bg-20	588239.4	5739077	127	338	97.5	-70	2008
Bg-21	588009.1	5739300	127	193.4	89.5	-70	2008
Bg-22	588341.8	5740083	127	245	164.5	-70	2008
Bg-23	587927.3	5739533	127	318.7	14.5	-70	2009
Bg-24	587937.9	5739635	127	337	14.5	-70	2009
Bg-25	587736.1	5739592	127	348	14.5	-72.5	2009
Bg-26	588226.1	5739436	127	254	111.5	-70	2009
BgS-27	588168.9	5738053	126	251	99.5	-70	2009
Bg-29	588117.4	5738051	125	301	99.5	-70	2009
BgS-30	588028.9	5738054	125	406.4	99.5	-70	2010

41

Arras Minerals Corp. Beskauga Copper-Gold Project – S-K 1300 Technical Report Summary

Bg-31	588071.8	5739479	126	501	114.5	-71	2010
Bg-32	587967.5	5739513	126	504.1	112.5	-70	2010
Bg-33	588188.9	5739448	126	801	0	-90	2010
Bg-34	588006.4	5739252	126	741.2	100.5	-75	2010
Bg-35	587853.6	5739561	126	685.8	112.5	-75	2010
Bg-36	587987.8	5739631	127	633	119.5	-70	2011
Bg-37	588105.2	5739587	126	522.4	117.5	-70	2011
Bg-38	587694.9	5739516	126	271.6	29.5	-70	2011
Bg-39	588191.3	5739670	126	622	144.5	-75	2011
Bg-40	588207.7	5739551	126	392.3	114.5	-70	2011
Bg-41	588336	5739505	127	617.4	299.5	-70	2011
Bg-42	588641.8	5739761	127	300.4	0	-90	2011
BgS-43	587789.7	5737044	125	280.3	69.5	-72	2011
Bg-44	588097.5	5739668	126	568	124.5	-70	2011
Bg-45	588266.9	5739186	126	375.2	114.5	-70	2011
Bg-46	587989.5	5739703	126	527	122.5	-70	2011
BgS-47	587898.3	5738345	126	485	99.5	-70	2011
Bg-48	588486.8	5739753	127	355	99.5	-70	2011
BgS-49	587698.6	5737058	125	299.9	99.5	-70	2011
Bg-50	588401.3	5739386	126	605.7	299.5	-70	2011
BgS-51	587754.4	5737061	125	221.9	99.5	-70	2011
BgS-52	588078	5738150	126	350	105.5	-70	2011
Bg-53	588031.6	5739491	126	533.1	107.5	-70	2011
Bg-54	588103	5739572	126	525.4	0	-90	2012
Bg-55	588165.4	5739508	126	726	0	-90	2012
Bg-56	588117.2	5739523	126	732.1	0	-90	2013
Bg-58	588289.9	5739727	127	506.5	120.5	-90	2013
BgS-59	587580.2	5737077	126	304.3	0	-90	2012
BgS-60	587833.2	5737081	127	259	196.5	-76.2	2012
BgS-61	587672.4	5737074	126	301	259.5	-75	2012
Bg-62	588205.9	5739386	127	694.3	29.5	-90	2013
Bg-63	588209.6	5739500	127	676	29.5	-90	2013
Bg-64	588257.8	5739482	127	681.7	29.5	-90	2013
Bg-65	588067.3	5739531	127	565.5	29.5	-88.6	2013
Bg-66	588110.4	5739588	127	500	114.5	-69.9	2013
Bg-67	588190.3	5739617	128	509	294.5	-88.9	2014
Bg-68	588198	5739725	126	394.5	125.5	-89.7	2014
Bg-69	588240.6	5739698	126.5	451.5	114.5	-89.1	2014
Bg-70	588155.4	5739749	126	379	233.5	-87.8	2014
Bg-71	588181.7	5739673	126	430	124.5	-88.4	2014
BgS-72	587907.2	5737128	127	308	231.5	-76.8	2014
Bg-73	588239.7	5739643	127	510	99.5	-88.4	2014
Bg-74	588197.2	5739549	127	500	121.5	-88.8	2014
BgS-75	587569.1	5736916	125	300	71.5	-70	2014

42

Arras Minerals Corp. Beskauga Copper-Gold Project – S-K 1300 Technical Report Summary

Bg-76	588109.6	5739412	127.7	659	4.5	-88.9	2014
Bg-77	588060.3	5739602	129	500	139.5	-88.8	2014
Bg-78	588283.8	5739621	127.053	300	184.5	-88.9	2014
Bg-79	588242.4	5739591	127.18	369.5	135.5	-88.8	2014
Bg-80	588039.3	5739685	126.975	500	104.5	-71.8	2014
Bg-81	588023	5739557	127.158	496.7	178.5	-89.5	2014
Bg-82	587976.7	5739635	127.22	330	339.5	-88.1	2014
Bg-83	587971	5739715	127	197.3	129.5	-88.5	2014
Bg-84	587976.3	5739567	127.339	300	194.5	-88.1	2015
Bg-85	587833.4	5739386	127.257	297.6	109.5	-78	2015
BgS-86	587518.2	5737072	126.508	147.1	0	-90	2016
BgS-87	587576.5	5737003	126.315	150.6	0	-90	2016
BgS-88	587681.9	5736997	126.407	221.3	0	-90	2017
BgS-89	587578.6	5736875	126.054	158.6	0	-90	2017
BgS-90	587829.4	5737054	126.671	161.7	0	-90	2017
BgS-91	587659.9	5736880	126.338	213.6	0	-90	2017
BgS-92	587755.6	5737030	126.401	150.4	0	-90	2017
Bg-93	588295	5739561	127.145	540.3	0	-90	2017
Bg-94	588347.2	5739497	127.084	500.4	0	-90	2017
Bg-95	587909.2	5739440	126.955	585	0	-90	2017
Bg-96	588021.7	5739434	127.038	502.2	0	-90	2017
Bg-97	587951.4	5739457	126.988	516	0	-90	2017
Bg-98	587947.7	5739404	127.055	528.7	0	-90	2017
Bg-99	587812.7	5739447	127.11	484.5	0	-90	2017
Bg-100	588223.7	5739771	127.145	275.8	0	-90	2017
Bg-101	588008	5739768	126.706	195	0	-90	2017
Bg-102	588287.1	5739674	127.248	373	0	-90	2017
Bg-103	587909	5739489	127.1	497.4	0	-90	2017

43

Arras Minerals Corp. Beskauga Copper-Gold Project – S-K 1300 Technical Report Summary

Project Location
Baikonur
Kazakhstan
588500
5740000
5739500
5739000
Bg-22
Bg-4
Bg-19
Bg-5
Bg-101
Bg-15
Bg-100
Bg-70
Bg-48
Bg-42
Bg-83
Bg-12
Bg-68
Bg-58
Bg-46
Bg-3
Bg-69
Bg-80
Bg-71
Bg-44
Bg-39
Bg-102
Bg-24
Bg-82
Bg-36
Bg-73
Bg-67
Bg-78
Bg-77
Bg-66
Bg-6
Bg-37
Bg-79
Bg-25
Bg-35
Bg-84
Bg-54
Bg-81
Bg-40
Bg-93
Bg-74
Bg-23
Bg-65
Bg-38
Bg-32
Bg-56
Bg-55
Bg-41
Bg-16
Bg-63
Bg-94
Bg-103
Bg-53
Bg-31
Bg-64
Bg-1
Bg-2
Bg-33
Bg-99
Bg-97
Bg-95
Bg-96
Bg-26
Bg-76
Bg-50
Bg-98
Bg-9
Bg-85
Bg-62
Bg-21
Bg-17
Bg-34
Bg-45
Bg-20
Bg-18
N
0
100
200m
1:6,000
UTM WGS84 Zone 43N
Drill holes
BgS-7

Figure 18:	Beskauga Main drill collars
7.2.1	Collar Surveying

The coordinates of points (drillholes) were determined by using high precision single-frequency 12-channel GPS Trimble R3 base station and mobile receiver with GPS antenna on a telescopic rod.

7.2.2	Downhole Surveying

All drillholes, including vertical drillholes, have downhole surveys completed by the drilling contractor using an IEM-36 survey instrument (a Soviet/Russian instrument for use in a non-magnetic environment). Surveys were completed every 20 m of the downhole length and were taken after the drilling has been completed, before closing the drillhole. All related documents are kept at the Dostyk head office in Almaty.

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Arras Minerals Corp. Beskauga Copper-Gold Project – S-K 1300 Technical Report Summary

7.2.3	Core Logging and Photography

Primary field logging was performed the Dostyk LLP base camp upon the core delivery from drilling sites. A logging geologist is responsible for tracing the mineralized zones boundaries, recording drilling runs and definition of core recovery ratios.

Prior to logging, the core is placed onto special tables where it is thoroughly washed and photographed. The core is described in the field core logs and the data are then recorded into special logging blank forms and captured digitally. The core logging is based upon a system of coding.

Intervals to be sampled were determined b the logging geologist on the basis of geological core logging. The sample length was generally between 0.5 m and 1 m, with a lesser proportion up to 2 m.

Upon completion of logging the drill core is sent for splitting and sampling.

7.2.4	Core Sampling

Core sampling was performed by splitting the core along long axis into two equal portions using a diamond saw. One half of the core was sampled and sent to the laboratory for assay, whereas the other half was retained to serve as a library sample hat could be used for future duplicate sampling, for additional testwork, or for petrography and mineralogy studies.

Between 1981 and 1990, core was divided using a manual core splitter (578 samples) whereas from 2007 to 2013 core was divided using a diamond core sawing machine (19,540 samples). Drill data prior to 2007 has not been used in the Mineral Resource estimate.

7.2.5	Significant Intervals

The following table (Table 8) provides details of the most significant intersections at Beskauga in terms of intersection length and grade. The cut-off parameters used in the table have been selected to reduce the number of reported intersections, they are not an indication of Mineral Resource reporting or economic cut-off parameters.

Table 8:	Significant intervals drilled at Beskauga (>100 m intervals at >0.3 g/t Au)
Drillhole name	From (m)	To (m)	Core length (m)	Au (g/t)	Cu (%)
Bg1	45.1	309	263.9	0.41	0.2
Bg2	46.2	333	286.8	0.38	0.17
Bg3	48	241.4	193.4	0.57	0.42
Bg31	46.9	501	454.1	0.6	0.29
Bg32	47	504.1	457.1	0.42	0.28
Bg33	48.5	801	752.5	0.54	0.26
Bg36	51	496.3	445.3	0.43	0.33
Bg37	46	431.7	385.7	0.81	0.53
Bg39	44.7	200.9	156.2	0.36	0.36
Bg40	45	184.6	139.6	0.32	0.18
Bg41	208.2	509.7	301.5	0.74	0.43
Bg44	47.6	230.6	183	0.68	0.59
Bg44	47.6	182.9	135.3	0.85	0.71
Bg44	337.9	568	230.1	0.35	0.26
Bg47	341	482	141	0.34	0.09
Bg53	115	352.4	237.4	0.33	0.2

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Arras Minerals Corp. Beskauga Copper-Gold Project – S-K 1300 Technical Report Summary

Bg53	399.9	533.1	133.2	0.34	0.15
Bg54	46.1	484.2	438.1	0.37	0.31
Bg55	43.5	471.2	427.7	0.58	0.3
Bg55	233.1	365.8	132.7	0.71	0.47
Bg56	62.1	267.4	205.3	0.34	0.26
Bg56	280.3	509	228.7	0.55	0.39
Bg62	45.7	694.3	648.6	0.33	0.13
Bg63	43	676	633	0.62	0.4
Bg64	46.5	681.7	635.2	0.48	0.24
Bg65	45	565.5	520.5	0.38	0.3
Bg66	49	500	451	0.79	0.54
Bg67	46	407	313.9	0.41	0.35
Bg74	42	500	398.4	0.66	0.42
Bg77	45.2	396	350.8	0.56	0.36
Bg81	125.8	302	176.2	0.35	0.33

Note that since mineralization occurs as a broad dissemination, actual core length is considered to represent true thickness.

7.2.6	Interpretation

Mineralization Orientation

Mineralization occurs as a broad, steeply west-dipping to subvertical zone that strike on average north-northeast (020°); however, this strike is locally variable between north (000°) and east-northeast (060°).

True Thickness

The zone of disseminated mineralization at Beskauga is varied between approximately 50 m and 600 m wide, extends for approximately 2.2 km along a north-northeast strike, with a depth of between 300 m and 800 m.

7.3	KGK Drilling

KGK or hydraulic-core lift drilling is a system designed to drillholes for geochemical sampling and geological mapping of cover sediments and basement rocks. The method was developed in the Soviet Union and is in general similar to “wet” RC drilling. Rocks are cut by hard alloy crown bits and the cut chips and drill mud are delivered through a dual rod by pump to the surface where the material is filtered out and collected. The method is used in the early phases of mineral exploration for a quick assessment of relatively large areas.

Between 2011 and 2014, Dostyk undertook an extensive KGK drill program for the purpose of better defining “blind” mineralized targets through the Quaternary cover. The depths of drillholes ranged from 22 m to 65 m in length and averaged around 35 m. Often the holes were terminated within 5 m of intersecting bedrock. A total of 1,606 holes were drilled for a total of 52,580 m within the area regional Beskauga area. Some 2,496 samples were taken and analysed. A summary table (Table 9) of the metres drilled each year and the locations of the drillholes are shown above the map (Figure 19) below.

7.3.1	Sampling and Results

The purpose of KGK drilling was to define areas of mineralization below the overburden, and hence these holes were only sampled at or near the contact with the underlying bedrock. Details of sampling procedures for this phase of drilling are unclear; however, these drill results have not been used for mineral resource estimation and the lack of sampling information is not considered material.

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Arras Minerals Corp. Beskauga Copper-Gold Project – S-K 1300 Technical Report Summary

The copper and gold results show strong anomalism that is coincident with known mineralization and extends into area that remain poorly drilled or undrilled (Figure 20 and Figure 21).

Table 9:	Summary table of the KGK drilling conducted by Dostyk between 2011 and 2014
Year	Holes	Samples	Drilled (m)
2011	801	1,207	28,281
2012	556	813	16,948
2014	249	476	7,351
Total	1,606	2,496	52,580

Figure 19:	Location of the shallow KGK holes drilled by Dostyk between 2007 and 2017

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Arras Minerals Corp. Beskauga Copper-Gold Project – S-K 1300 Technical Report Summary

Beskauga deposit
Geological Map and Drilling plan
with Geochemical Anomalies in Hard Rocks
0 100 200 300 400 500м
86500
87000
87500
88000
88500
42500
42000
41500
41000
40500
40000
39500
39000
86500
87000
87500
88000
88500
89000
Beskauga Main Cu-Au
Porphyry Deposit
Beskauga
South (Au)
Legend:
Sandstones, siltstones
Granodiorite, plagiogranite
Diorite
Diorite porphyry
Andesite, sandstones, conglomerate
Faults
Dostyk drill Holes:
8 DDHs 2007-2016
95 DDHs 2017
Shallow KGK holles 2011-2014
Hg-1 Hidrogeological holes 2017
Gt-1 Geotechnical holes 2017
15 DDHs 1990
L-6 Exploration lines
2014 y. Primary Geochemical Anomalies: (Cu, %)
>0.5
0.5
0.2
0.1
0.05
0.02
Proposed open pit
1990 y. Primary Geochemical Anomalies:
Ag, n•10-5
Cu, n•10-3
Mo, n•10-4

Figure 20:	Cu geochemical anomalies from KGK drilling and Soviet drilling

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Arras Minerals Corp. Beskauga Copper-Gold Project – S-K 1300 Technical Report Summary

Beskauga deposit
Geological Map and Drilling plan
with Au Geochemical Anomalies in Hard Rocks
0 100 200 300 400 500м
86000
86500
87000
87500
88000
88500
89000
42500
42000
41500
41000
40500
40000
39500
39000
Beskauga Main Cu-Au Porphyry Deposit
Beskauga South (Au)
Legend:
Sandstones, siltstones
Granodiorite, plagiogranite
Diorite
Diorite porphyry
Andesite, sandstones, conglomerate
Faults
Dostyk drill Holes:
8 DDHs 2007-2016
95 DDHs 2017
Shallow KGK holles 2011-2014
Hg-1 Hidrogeological holes 2017
Gt-1 Geotechnical holes 2017
L-6 Exploration lines
Proposed open pit
Primary Geochemical Anomalies Au, g/t:
1.0
0.3
0.1
0.05
0.03

Figure 21:	Au geochemical anomalies from KGK drilling

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Arras Minerals Corp. Beskauga Copper-Gold Project – S-K 1300 Technical Report Summary

7.4	Hydrogeology Studies

A hydrological study of Beskauga was completed for Dostyk by Centrgeolsyemka Ltd. in 2017 to determine the main filtration parameters of the water-bearing fractured zones of the Late Ordovician intrusions and upper-middle Ordovician volcanogenic-sedimentary rocks (Ismailov et al., 2017). Work completed consisted of rotary open-hole drilling, downhole geophysical studies, trial and test pumping-out, and analysis.

There are two water-bearing domains at Beskauga,

•	shallow water-bearing aquifer in Quaternary alluvial deposits;
•	moderately-water-bearing zones of fractured intrusive and sedimentary–volcanic rocks.

The domains are separated by the thick clayey layer of upper Eocene Tavda Formation.

Based on the results of test filtration works, the main parameters of water-bearing complexes have been determined.

The water-bearing zone of fractured intrusive and sedimentary–volcanic rocks has the following parameters:

•	average water-conductivity factor 1.41 m2/day;
•	average level-conductivity factor 608 m2/day;
•	average water yield factor 0.002; average rock filtration factor (at water bearing zone thickness 61.5 m within the modelled open pit) 0.023 m/day.

Two test holes in the alluvial aquifer yielded the following parameters:

•	average water-conductivity factor 303 m2/day;
•	average level-conductivity factor 16 776 m2/day;
•	average water yield factor 0.013; average rock filtration factor (at water bearing horizon thickness 7.5 m within the modelled open pit) 40.4 m/day.

A preliminary estimation of water inflows into the modelled open pit was completed based on these parameters, separately for alluvial and fractured rock aquifers. The geometry and open pit depth were derived from a development study by Centrgeolsyemka Ltd. completed in 2010. The predicted water-inflows to be recalculated if the open pit geometry changes. Estimation of water inflows was done using a balance method including estimation of underground water reserves in the volume subjected to dewatering while mining, natural renewable water resources and water inflow into the open pit in the course of its dewatering. The natural resources were not included in the total water balance due to unavailability of annual winter-spring precipitation recordings of the nearest meteorological station.

The predicted water-inflows into the open pit from alluvial water-bearing horizon is 1 169 m3/day, while the water-inflows from the fractured rock zone is 108.5 m3/day. Water inflows due to underwater drainage would be regular. Besides continuous water inflows, there would be temporary water inflows into the open pit due to snow-melting and shower-resulted-floods.

It was concluded that the Beskauga site displays simple hydrogeological conditions. It was noted that prior dewatering of the water-bearing alluvial horizon by the perimeter of the open pit would be necessary while doing the waste-rock-stripping operations prior to pit development.

7.5	Geotechnical Studies

SRK Consulting (UK) Limited completed a geotechnical study for Dostyk in 2018 to assess an open pit development at Beskauga (SRK, 2018). The study assessed the geotechnical characteristics of the sedimentary,

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Arras Minerals Corp. Beskauga Copper-Gold Project – S-K 1300 Technical Report Summary

volcanogenic-sedimentary and intrusive rocks that host the mineralization and the overlying low strength clays and sands which are up to 40 m thick

Five orientated drillholes (1750 m of core) were located to intersect the proposed pit shell approximately one third to half-way up the proposed slope. With the exception of one drillhole, all drillholes were drilled into the pit slope to give the best possible chance of intersection with any structures dipping out of the of the slope and into the pit. In addition, in order to remove any potential bias due to the drillhole orientation when defining structural domains and influential small scale joint sets, the drilling programme was designed to intersect the preliminary pit walls at different azimuths. Rock mass quality and structural logging was undertaken by Dostyk geologists trained in geotechnical logging and QA/QC by SRK. In addition, samples of both the overlying weak sediments and underlying competent rock were collected for strength testing which was undertaken in Kazakhstan.

Laboratory strength testing characterised the rock as strong and assessment of Rock Mass Rating (RMR89) values for the main lithologies indicated minimal variability between lithologies with mean RMR89 values ranging from 59 to 62. RMR89 reduces in zones of more intense alteration or weathering, but these zones were discrete and discontinuous; 78% of the drill core was slightly altered and 19% moderately altered, while 46% of core was fresh and 40% slightly weathered.

In addition to the faults identified by Soviet mapping, five joint sets were defined from the orientated core data that dip shallowly to moderately steeply. No specific structural domains were identified.

Finite element analysis was completed to define appropriate overall slope angles to achieve a Factor of Safety (FoS) in excess of 1.3 and a Probability of Failure (PoF) of less than 5%. Rock mass strength was determined from laboratory testing and geotechnical logging, groundwater surfaces interpreted from limited hydrogeological data, and a global Disturbance Factor of 0.3 was applied to the model to avoid masking of deeper-seated failure as a result of superficial failure within any modelled ‘disturbance’ skin close to the excavated slope. A number of models were assessed to define estimated depressurization requirements and to achieve an acceptable combination of FoS and PoF criteria.

Modelling a 500 m deep pit with three, 150 m stacks with inter-ramp angle of 55°, it would be necessary to draw back groundwater ~50 m from the face of the slope. Modelling this scenario returned an SRF value of 1.9 and a PoF slightly in excess of 5%. Kinematic assessment of structural data and finite element modelling was undertaken to develop a slope design for pit optimisation. To contain 80 % of failed material with a 20 m bench with a face angle of 70° required a 7 m berm. Inter-ramp angles within the weakly consolidated overburden should not exceed 30°.

SRK mad a number of recommendations for additional work, including:

•	Complete additional geotechnical drillholes at different azimuths to confirm than no major joint sets are present in the blind areas of the structural dataset from the study completed.
•	Develop a 3D large-scale structural model. Some regional and deposit scale faults had been identified and modelled, but work to identify any additional faults not intersected during geotechnical drilling was considered crucial as these zones could be critical to the overall pit slope stability due to lower rock mass quality. Further investigations using geophysics data, drillhole data and field mapping was recommended.
•	Develop a 3D alteration model. Although the study indicated little variability and minimal impact from alteration on the host rocks, better understanding of the alteration domains especially in the region of the final pit slopes was recommended to provide better information on the effects of alteration on the rock mass forming interim and push-back slopes.
•	Develop a 3D groundwater model Although groundwater surfaces were considered in the slope stability analysis, the inputs were limited due to the lack of a 3D model with results incorporated as pore pressure

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Arras Minerals Corp. Beskauga Copper-Gold Project – S-K 1300 Technical Report Summary

grids within finite element slope stability analysis. This would allow more detailed analysis of the sensitivity of the slopes to changes in groundwater pore pressure.

7.6	Regional Evaluation

Arras is currently integrating an abundance of information and data, both public and private, on the greater regional area around Beskauga. From the public side, the information from work conducted during the Soviet era including regional geophysical surveys and 1:250,000 geological mapping is a valuable initial basis for prospect evaluation when used with targeted stratigraphy and structural analysis. In addition, Arras has employed SRTM and Landsat ASTER images to develop remote sensed hydrothermal alteration models of selected target areas. Arras also intends to fly a high resolution airborne magnetic survey to act as a base for regional licence targeting and exploration.

Pursuant to the terms of the joint venture agreement with Copperbelt and in connection with the March 19, 2021 transfer of Silver Bull’s Kazakh assets to Arras, it is expected that 100% of the equity interests in Ekidos LLP will be transferred to Arras in the near future. Ekidos LLP has staked two additional large exploration licences, the Stepnoe and Ekidos exploration licences, each 450 km in area, with the intention of exploring the area on a more regional basis. At the time of writing, work has yet to commence on this ground.

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Arras Minerals Corp. Beskauga Copper-Gold Project – S-K 1300 Technical Report Summary

8	Sample Preparation, Analyses and Security
8.1	Sample Preparation and Security

During the 2007–2017 exploration program, samples were prepared at the Dostyk facility in Ekibastuz. The half-core samples were dried in a drying chamber and weighed using laboratory scales with a 0.05 g division value, and weights were registered in the sample receipt log. Samples were then crushed using two-stage crushing, with the first stage involving jaw crushing (to -7 mm) and the second stage using a roller crusher and screen (to -2 mm).

Following crushing, samples were split with a Jones splitter. The bulk of the sample was stored as a crush reject, and ~1 kg was milled using cup vibration mills to 200 mesh fineness (-90 µm).

The samples were then split again, with one portion sent to the Stewart Assay and Environmental Laboratory (SAEL) in Kara-Balta, Kyrgyzstan, which is Certified to ISO 9001. Upon arrival at SAEL, the samples were coded and registered in the sample coding log and then re-registered under their new codes in the sample passing log. Following registration of samples and inclusion into the operator database, the samples were sent for analysis for gold by fire assay and copper, molybdenum, and silver by 0.2 g aqua regia digestion followed by inductively coupled plasma optical emission spectrometry (ICP-OES) analysis.

A second portion of selected samples was sent to Jetysugeomining LLP laboratory, which is not internationally certified, for atomic-absorption analysis, and the remaining sample was stored as a pulp duplicate.

All equipment used for sample crushing and milling (including tables) was cleaned and blown with compressed air after each sample. After each batch of samples, a clean blank material was passed though the equipment (glass for crushers, quartz sand for mills). The sample preparation area was subject to compulsory wet cleaning once a day.

The split core and crushed duplicate sample are stored in the specifically equipped sample storage facility, a hangar with shelves (Figure 22). This facility can be locked and has on-site security.

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Arras Minerals Corp. Beskauga Copper-Gold Project – S-K 1300 Technical Report Summary

Figure 22:	Dostyk LLP storage facility with core and crushed duplicate samples
8.2	Analytical Method

Between 2007 and 2017, Dostyk utilized various laboratories for its analytical requirements. These laboratories include:

•	Quartz Chemical/Analytical Laboratory, Semipalatinsk (non-certified laboratory), Kazakhstan (2007–2008)
•	Jetysugeomining Laboratory LLP (non-certified laboratory), Almaty, Kazakhstan (2009–2011)
•	HelpGeo Laboratory (non-certified laboratory), Almaty, Kazakhstan (2012–2014)
•	Stewart Assay and Environmental Laboratories LLC (SAEL LLC; internationally certified laboratory - Figure 23), Kara-Balta, Kyrgyzstan (2007–2017).

All laboratories are independent of Dostyk.

SAEL has been utilized by Dostyk as the primary laboratory since the commencement of the 2007 exploration program until the present. SAEL has maintained ISO 9001:2008 accreditation since 1999 and is further accredited to ISO/IEC 17025:2017 by UKAS. It should be noted that all results used for the Mineral Resource estimate were provided by SAEL.

Samples were analyzed at SAEL for gold using FA with an AAS finish. A 30 g bead was used in the FA process. A further 33 elements were determined by an aqua regia digest followed by ICP-OES measurement of elemental concentrations. The Qualified Person notes that only copper, gold, molybdenum, and silver data has been provided by Copperbelt.

Umpire assays at Genalysis Laboratory Services Pty Ltd (Perth, Australia) were performed using FA with an AAS finish. A 30 g bead was used in the FA process. A further 33 elements were determined by an aqua regia digest followed by ICP-OES measurement of elemental concentrations.

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Arras Minerals Corp. Beskauga Copper-Gold Project – S-K 1300 Technical Report Summary

Certificate of Accreditation

UKAS
UNITED KINGDOM ACCREDITATION SERVICE

Stewart Assay and Environmental Laboratories LLC

Testing Laboratory No. 7491

Is accredited in accordance with International Standard ISO/IEC 17025:2017 – General Requirements for the competence of testing and calibration laboratories.

This accreditation demonstrates technical competence for a defined scope specified in the schedule to this certificate, and the operation of a management system (refer joint ISO-ILAC-IAF Communiqué dated April 2017). The schedule to this certificate is an essential accreditation document and from time to time may be revised and reissued.

The most recent issue of the schedule of accreditation, which bears the same accreditation number as this certificate, is available from www.ukas.com.

This accreditation is subject to continuing conformity with United Kingdom Accreditation Service requirements.

Matt Gantley, *Chief Executive Officer*
United Kingdom Accreditation Service

Initial Accreditation: 7 August 2012
Certificate Issued: 9 December 2019

ilac-MRA

UKAS
UNITED KINGDOM ACCREDITATION SERVICE

Scan QR Code to verify

UKAS is appointed as the sole national accreditation body for the UK by The Accreditation Regulations 2009 (SI No 3155/2009) and operates under a Memorandum of Understanding (MoU) with the Department for Business, Energy and Industrial Strategy (BEIS).

Figure 23:	SAEL LLA Certificate of Accreditation

8.3	Quality Assurance and Quality Control

The quality of any exploration data depends on the sample selection, sample preparation and analytical techniques adopted, as well as implementation of a quality assurance program with collection of quality control data. QAQC programs should be implemented at all exploration stages, including drilling, collection of all types of samples, sample preparation and analysis, determination of sample density, collection of geotechnical data, data digitization, data storage and other associated aspects.

QAQC may be implemented through several steps, which may include but is not limited to adding blank samples, CRMs (or “standards”) with predetermined grades, and various duplicate samples (field duplicates, crush duplicates, pulp duplicates).

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Arras Minerals Corp. Beskauga Copper-Gold Project – S-K 1300 Technical Report Summary

For the Beskauga Project, the quality control samples were submitted during the drilling programs are outlined below. CSA Global has not been provided with a detailed breakdown, but understands that quality control sample submission varied from program to program. The description in this section is based on the information and data provided by Copperbelt without reference to specific programs.

•	Pulverized duplicates of 0.0074 mm in size, produced at the second stage of the sample preparation process.
•	Blank samples
•	CRM samples.

In addition to these QAQC checks, the SAEL Laboratory conducted internal QAQC checks and Dostyk completed second laboratory checks at Genalysis Laboratories.

8.3.1	Internal Laboratory QAQC

The following is an outline of QAQC checks carried out by SAEL:

•	All the measuring equipment is regularly tested. Daily, before work, all scales are checked with the special set of weights, and the temperature of the oven is measured by thermocouple unit.
•	All standard materials are acquired from reliable suppliers that are accredited in accordance with ISO Guide 34:2000. The laboratory has a broad range of standards prepared by well-known brands, such as CANMET, CDN Resource Laboratories, Geostats, ORE, Rocklabs, and others. One standard, one blank and five duplicates are inserted every 50 samples.
•	SAEL performs several routine quality control checks during the analytical process to monitor contamination, accuracy and precision. Contamination is monitored by the insertion of a blank and standard at standard intervals. Accuracy is monitored using appropriate CRMs. Precision is monitored by the duplication of samples.
•	SAEL operates a three-tier quality control system. Instrument operators store data in job files, and they peruse the data to ensure analytical sequences are correct, standard values are correct and other controls also confirm that the analytical run has not been beset with problems. These staff members initiate checking of suspicious results. The second phase of quality control checking is performed either by quality control staff in each department or by the head of the department. Lastly, and before any batch of results are reported, senior staff in charge of reporting of results also peruse the data. These staff members are not directly associated with the laboratory sections generating the results; however, they may also initiate queries in relation to any work which has been carried out on a sample and they may return work for re-analysis if they are dissatisfied with analytical quality.
•	All laboratory quality control data is reported within the structure of the final reports.
•	Quality control limits for the CRM, blank and duplicate samples are determined according to the analytical technique employed and are automatically flagged by the laboratory information management system (LIMS) as being erroneous if they fall outside these limits by the laboratory information management system. Prior to their release, laboratory personnel validate all results and flagged errors are assessed and, if possible, the sample batch is re assayed, or the errors are reported. All data generated from quality control samples are captured for assessment.
•	Quality control reports are generated and despatched with the sample result file for each laboratory job.

Montgomery (2015) described the results of the SAEL final analysis report 14K014-14K016 and found no significant issues relating to the Beskauga drill database resulting from exploration between 2007 and 2014. The SAEL Final Analysis Report 14K014-14K016 contained records for 600 samples analysed and was accompanied by 164 repeat analyses for gold (>20%). The spreadsheet also contained 30 records for blanks and 30 records for CRM analysis (5%). All blank analyses were below detection limits. Two standards were included in the CRM results, ST 4/12 (19 results) and ST 7/12 (11 results), and 164 repeat (duplicate) analyses were carried out.

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Arras Minerals Corp. Beskauga Copper-Gold Project – S-K 1300 Technical Report Summary

8.3.2	Certified Reference Materials

Several CRMs were submitted for analysis together with samples, namely OREAS 209, OREAS 501b, OREAS 502b, OREAS 503b, and OREAS 54Pa. The CRM certificates can be downloaded from the company’s website (https://www.ore.com.au/).

The reference grades and standard deviation (SD) for the CRMs are shown in Table 10. A total of 187 gold CRMs and 124 copper CRMs were analysed, representing 0.52% and 0.34% of the 36,271 samples in the database, below the recommended amount of 5% of CRMs.

Table 10:	CRM grades
CRM	Company	Element/Test type	Grade	SD	No. of analyses
209	OREAS	Au, FA (ppm)	1.58	0.044	52
		Cu, aqua regia (ppm)	76	3.7	0
501b	OREAS	Au, FA (ppm)	0.248	0.01	45
		Cu, four-acid digestion (%)	0.26	0.011	40
502b	OREAS	Au, FA (ppm)	0.494	0.015	11
		Cu, four-acid digestion (%)	0.773	0.02	11
503b	OREAS	Au, FA (ppm)	0.695	0.021	65
		Cu, four-acid digestion (%)	0.531	0.023	63
54Pa	OREAS	Au, FA (ppm)	2.90	0.11	14
		Cu, four-acid digestion (%)	1.55	0.02	10

When using control charts, upper and lower warning limits are set to identify a range of values where the process can be considered “in control”. Most of the data is expected to plot within this range. Two standard deviations (SD) are generally used to define this range.

An action limit generally represents an excess of deviation within a process that exceeds three times the SD. This represents an out-of-control situation. When a point appears outside the mean ±3 SD range, it is recommended that action be taken.

The figures below show Shewhart Control Charts for the analysed CRMs. Figure 24 provides a legend for the control charts where the warning limit 1 boundary represents one SD; the warning limit 2 boundary represents two SDs and the action limit boundary represents three SDs.

Figure 24:	Legend for Shewhart control charts

OREAS 209

CRM OREAS 209 was prepared from a blend of gold-bearing Magdala ore from the Stawell Gold Mine, west-central Victoria, Australia and barren tholeiitic basalt from Epping, Victoria, Australia. The Magdala lode is

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Arras Minerals Corp. Beskauga Copper-Gold Project – S-K 1300 Technical Report Summary

intimately associated with an intensely deformed package of volcanogenic sedimentary rocks. The ore samples were taken from basalt contact lodes and are strongly chlorite-altered (± silica, stilpnomelane) carbonaceous mudstones located directly on the western margin of the Magdala basalt dome. Mineralization in the ore consists of a quartz-sericite-carbonate schist assemblage containing the sulphides arsenopyrite, pyrrhotite and pyrite. OREAS 209 is one of a suite of 11 CRMs ranging in gold content from 0.340 ppm to 9.25 ppm.

A total of 52 samples were analysed for gold and majority of samples were within three SDs and close to the actual grades (Figure 25). There were five samples that were outside of three SDs with one sample showing a significantly lower value than the reference grades (0.293 ppm Au instead of expected 1.58 ppm Au).

OREAS 501b

OREAS 501b was prepared from porphyry copper-gold ore and waste samples from a mine located in central western New South Wales, Australia with the addition of a minor quantity of copper-molybdenum concentrate.

Total of 45 samples were analysed for gold and majority of samples were within three SDs and close to the actual grades (Figure 26). There were five samples that were outside of three SDs with one sample showing a significantly lower value than the reference grades (0.026 ppm Au instead of expected 0.248 ppm Au).

A total of 40 samples were analysed for copper and majority of samples were within three SDs and close to the actual grades (Figure 27). There was one sample that was outside of three SDs and this was possibly due to the erroneous database entry.

OREAS 502b

OREAS 502b was prepared from porphyry copper-gold ore and waste samples from a mine deposit located in central western New South Wales, Australia with the addition of a minor quantity of copper-molybdenum concentrate.

OREAS 503b

OREAS 503b was prepared from porphyry copper-gold ore and waste samples from a mine located in central western New South Wales, Australia with the addition of a minor quantity of copper-molybdenum concentrate.

A total of 65 samples were analysed for gold (Figure 30) and copper (Figure 31) and majority of samples were within three SDs and close to the actual grades. There were two samples that were outside of three SDs for gold, and one sample that was outside of three SDs for copper.

OREAS 54Pa

Reference material OREAS 54Pa is a porphyry copper-gold standard prepared from ore and waste rock samples from a porphyry copper-gold deposit in central western New South Wales, Australia. Copper-gold mineralization occurs as stockwork quartz veins and disseminations associated with potassic alteration. This alteration is intimately associated spatially and temporally with the small finger-like quartz monzonite porphyries that intrude the Goonumbla Volcanics.

A total of 14 samples were analysed for gold and 10 samples for copper, and majority of the samples were within three SDs and close to the actual grades for both elements (Figure 32, Figure 33). There was one sample for both gold and copper that was outside of three SDs.

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Figure 25:	OREAS 209 Shewhart Control Chart for gold

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Arras Minerals Corp. Beskauga Copper-Gold Project – S-K 1300 Technical Report Summary

Figure 26:	OREAS 501b Shewhart Control Chart for gold

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Figure 27:	OREAS 501b Shewhart Control Chart for copper

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Figure 28:	OREAS 502b Shewhart Control Chart for gold

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Figure 29:	OREAS 502b Shewhart Control Chart for copper

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Figure 30:	OREAS 503b Shewhart Control Chart for gold

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Figure 31:	OREAS 503b Shewhart Control Chart for copper

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Figure 32:	OREAS 54Pa Shewhart Control Chart for gold

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Figure 33:	OREAS 54Pa Shewhart Control Chart for copper

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8.3.3	Blanks

A total of 318 blank samples (0.9% of all samples) were submitted for analysis (Table 11). No information was provided by Copperbelt regarding the acquisition and preparation of the blank samples. Of all the blank material sampled, the majority had below detection or very low values reported; thus, the blank values indicate that there is very little contamination overall. However, it should be noted that only a small proportion of the whole database comprise blanks, and usually a greater number (~5% of all samples) would be expected.

Table 11:	Blank assay results
Element	Minimum	Maximum	Mean	Median	No. of results
Au (ppm)	0.025	0.18	0.04	0.03	313
Cu (ppm)	3	2,893	273	175	240
Ag (ppm)	0.5	3.3	0.57	0.5	318
8.3.4	Duplicates

A total of 97 pulp duplicates were submitted in 2013. The main goal of this analysis was to estimate the laboratory assay precision and to evaluate the risk of the laboratory assay precision on the estimation. No information for duplicate samples submitted in other years has been provided by Copperbelt. The duplicates were analysed for gold, silver, and copper.

The laboratory results for all analysed elements show relatively good repeatability with the statistics and plots showing similar distributions. Tests for all laboratory results were conducted with a precision of ±4.05% for gold (Figure 34), ±2.91% for copper (Figure 35), ±2.36% for silver (Figure 36), which are within the acceptable limits and poses a low risk on the assay precision. However, the available dataset represents one year and a small proportion of the complete database (only 0.27% of all assays) so that it is not possible to draw conclusions on the quality of the entire assay dataset.

There is no information on core duplicates, and it has been assumed that no core duplicate samples were collected.

The poor duplicate database represents a significant gap in QAQC for the Beskauga Project.

8.3.5	Laboratory Umpire Analysis

CRMs and blanks can only partially cover the question related to potential sample bias. Therefore, 966 sample pulps (2.7% of all assays) were selected for external control check assays and were sent to a certified Genalysis laboratory in Australia.

Table 12 shows duplicate correlation coefficient and precision results and Figure 34 to Figure 36 show linear regression graphs for umpire samples. Both precision results and graphs show relatively good repeatability and similar distribution for gold and copper; however, there is a slight positive bias towards the original results, especially for the copper grades.

Table 12:	Correlation coefficient and precision values for pulp duplicates
Element	No. of tests	Minimum grade	Maximum grade	Correlation coefficient	Precision
Au (ppm)	966	0.061	3.88	0.97	±13.17
Cu	968	0.014	2.21	0.99	±12.35

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Figure 34:	Linear regression of gold for duplicates

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Figure 35:	Linear regression of copper for duplicates

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Figure 36:	Linear regression of silver for duplicates

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8.4	Author’s Opinion on Sample Preparation, Security and Analytical Procedures

It is the Qualified Person’s opinion that the reported sample preparation and analyses were completed in line with industry standards and are adequate for the purposes of this Mineral Resource estimate and Technical Report. Although the number of CRM, duplicate and blank samples are lower than what is considered appropriate, based on the assessment of the quality control data, the Qualified Person considers that the quality of assays is adequate and suitable to be used for the Mineral Resource estimate.

The Qualified Person does note that documentation of historical quality control data is incomplete and has identified quality control as a risk to the Mineral Resource estimate and has considered this in classification. Additional check sampling and analysis on existing drill core and pulps is recommended in the next phase of work to bring the type and proportion of data to accepted industry standards.

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9	Data Verification
9.1	Site Visit

A site visit was carried out by G.G. Freiman, Qualified Person and report co-author, between 22 and 23 January 2017, during which drill rigs and core storage sites were visited, and logging and sample preparation facilities and procedures inspected. All procedures observed were considered appropriate.

9.2	Data Validation

During the site visit, G.G. Freiman observed core logging and sampling procedures, reviewed sampling preparation facilities and procedures, and inspected documentation related to drilling, sampling, and assaying. No samples were collected for additional laboratory verification; however, mineralized intervals were inspected and compared with assay values for confirmation of mineralization.

Validation completed as part of the Mineral Resource estimation is described in Section 11.

It is the Qualified Persons’ opinion that the data available are a reasonable and accurate representation of the Beskauga Project and are of sufficient quality to provide the basis for the conclusions and recommendations reached in this Technical Report.

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10	Mineral Processing and Metallurgical Testing

Six metallurgical testing programs have been conducted on the mineralization at Beskauga between 2009 and 2017. The results obtained during each phase of testing indicated specific areas that needed further evaluation in subsequent phases. Larger scale (pilot plant) and downstream testing programs were also carried out as part of later phases of work, as is typical for large-scale copper porphyry projects.

The following is a summary of the chronology of the testing programs completed to date:

•	2009: Kazmekhanbor, Almaty, Kazakhstan – initial evaluation of flotation testing on a master composite
•	2010: ALS Ammtec, Perth, Australia – mineralogical evaluation and flotation response on average grade metallurgical composite
•	2011: ALS Ammtec, Perth, Australia – flotation response on high grade metallurgical composite
•	2015: Wardell Armstrong International (WAI), Cornwall, United Kingdom – comminution and flotation optimization testing on various metallurgical composites
•	2017: WAI, Cornwall, United Kingdom – gold optimization testing on bulk products.
•	2017: HRL Testing, Brisbane, Australia – Toowong Process amenability testing.

The work completed and results are summarised in this section.

10.1	Sample Selection
10.1.1	2009 Kazmekhanbor Metallurgical Composite Sample

A single master composite representing the resource grade was obtained from holes BG1 and BG3. Half HQ core samples were shipped to the Kazmekhanobr laboratory in Almaty. Twenty-five core samples were used to create 104.3 kg sample averaging 0.875 g/t Au and 0.424% Cu, 5.1 g/t Ag, and 0.05% As.

10.1.2	2010 ALS Ammtec Metallurgical Composite Sample

Two metallurgical composite samples were prepared for the 2010 metallurgical program conducted by ALS Ammtec, from holes drilled during the 2009 and 2010 drilling campaigns. The composites were as follows:

•	A “resource grade” composite of 106.7 kg, created from 11 samples from holes Bg30, Bg31, Bg32, and Bg33, averaging 0.45 g/t Au and 0.2% Cu, 5.135 g/t Ag, and 0.065% As
•	A 43.9 kg “high-grade” composite created from 11 samples from holes Bg23, Bg25, Bg26, and Bg27 averaging 0.67 g/t Au and 0.68% Cu, <2 g/t Ag, and 0.017% As.

Half HQ core was shipped to the Ammtec laboratory in Perth where the composite was prepared.

10.1.3	2015 WAI Metallurgical Composite Sample Grade

Three composite metallurgical samples were prepared by WAI in 2015 representing a composite sample for a potential “starter pit”, a composite sample representing the “average grade” of the resource, and a composite representing “high-grade” within the resource. The sample intervals from various drillholes are as follows:

•	Starter Pit Composite: 11 samples from 11 holes totalling 217.3 kg (Bg63, Bg64, Bg65, Bg66, Bg67, Bg68, Bg71, Bg74, Bg77, Bg78 and Bg79) averaging 0.56 g/t Au and 0.38% Cu, 1.46 g/t Ag, and 0.06% As
•	Average Grade Composite: 30 samples from four holes totalling 233.9 kg (Bg68, Bg74, Bg77 and Bg79) averaging 0.43 g/t Au and 0.29% Cu, 1.21 g/t Ag, and 0.044% As

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•	High Grade Composite: 11 samples from 11 holes totalling 209.9 kg (Bg63, Bg64, Bg65, Bg66, Bg67, Bg68, Bg71, Bg74, Bg77, Bg78 and Bg79) averaging 0.91 g/t Au and 0.51% Cu, 2.13 g/t Ag, and 0.078% As.

Half HQ core was shipped to the WAI laboratory in Cornwall where composites were prepared.

The 2010 and 2015 composite samples were also used for later testwork.

10.2	Metallurgical Test Results
10.2.1	Mineralogy

An initial mineralogical assessment undertaken by Kazmekhanobr in 2010 using optical microscopy on the composite samples showed a mineralogy typical of a copper-gold porphyry. Mineralization comprised pyrite, chalcopyrite, tennantite, magnetite, and hematite (with minor molybdenite, bornite, sphalerite, galena, pyrrhotite, native gold, and silver telluride), and was seen to vary between disseminated and vein style. Mineralization was hosted in a strongly potassic-altered granite to granodiorite that was often overprinted with later silicification, sericitization, and argillic alteration.

QEMSCAN® testwork was carried out on the “Starter Pit” composite by as part of the 2015 WAI metallurgical testwork program. The sample was subdivided into four size fractions (106 μm, -106/+53 μm, -53/+20 μm, and -20/+2 μm). The aim was to determine mineralogy, mineral association and liberation characteristics, mineral deportment, and theoretical grade recovery curve information.

The testwork showed that sulphide mineralization comprises predominantly pyrite and chalcopyrite, with lesser copper arsenides, bornite, chalcocite (in slightly varying proportions depending on grain size – Figure 37), with gangue mineralogy comprising predominantly quartz and muscovite with minor K-feldspar, plagioclase feldspar, ankerite, iron/manganese carbonate, chlorite and biotite and trace barite, ilmenite, rutile, apatite, and zircon. “Cu arsenides” is assumed to include tennantite and possibly enargite.

Figure 37:	QEMSCAN® modal mineralogy for the sulphide phases

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10.2.2	Bench-Scale Testwork

The laboratory testing program completed at Ammtec in 2010 provided encouraging copper recovery results (78.44%). However, concentrate grades of 18.48% Cu were lower than desired. Initial open cycle cleaner tests also identified high arsenic levels in the final copper concentrate arising from the presence of tennantite (Cu12As4S13). Molybdenum grades in the feed were too low to produce a saleable molybdenum concentrate.

Subsequent bench-scale testwork by WAI in 2015 focused on testing of a starter pit composite and an average copper grade composite in order to represent the life-of-mine resource grade for the Beskauga Main zone. Additionally, a high-grade copper and gold composite was tested to determine maximum design parameters for the flotation circuit, with respect to residence time and concentrate production.

Bench-scale flotation tests at both Ammtec and WAI entailed a rougher/scavenger stage to recover most of the mineralization into a low concentrate mass (at a primary grind size P80 of 120 µm), followed by regrinding the rougher/scavenger concentrate and then utilising three-stage cleaning to produce a final copper concentrate. Regrind optimization tests showed that the optimum concentrate regrind size was a P80 of 34 µm.

Open cycle cleaner tests carried out on the Average Grade Composite indicated that a recovery of 80.3% was achievable into a concentrate mass of 0.95% by weight, assaying 23.74% Cu. Additional locked cycle tests indicated that a copper recovery of 84.8% could be achieved into a concentrate mass of 1.17% by weight, assaying 20.15% Cu. Gold recovery to the final cleaner copper concentrate was 54.6%, at a final concentrate grade of 19.8 g/t Au.

This gold recovery was considered lower than expected, and further gold optimization testwork was initiated to determine effect of pH on gold flotation performance, as well as testing of a sequential chalcopyrite-pyrite flotation with separate regrinding and cleaning of the chalcopyrite and pyrite rougher/scavenger concentrates.

10.2.3	Flotation Testwork

Flotation optimization testwork was carried out by Ammtec (2010) and WAI (2015), both carrying out open-cycle rougher and cleaner testing with WAI also carrying out locked cycle testwork. The composite samples used had similar head grades of copper (0.2% Cu – Ammtec, 0.29% Cu – WAI) and gold (0.45 g/t Au – Ammtec, 0.43 g/t Au – WAI), representing “average grade” material. However, the Ammtec sample had substantially higher total sulphur content (1.47%) than the WAI sample (0.55%), owing to a higher pyrite content in the Ammtec sample. As a result of the increased pyrite content, there is evidence of non-selectivity during the Ammtec rougher/scavenger flotation.

Ammtec Flotation Tests – 2010

Ammtec results show that highest rougher recovery (copper recovery of 90.0%) was achieved at a primary grind size P80 of 75 μm (Figure 38), with a concentrate mass of 7.29% by weight assaying 2.63% Cu. Gold recovery to the rougher/scavenger concentrate was 74.5% at 4.8 g/t Au.

Because typical low-grade copper porphyry projects require high installed grinding power requirements as a result of high throughput rates, a standard primary grind size P80 of 106 µm is probably the more suitable for future cleaner tests, as this size achieved recoveries very close to the 75 μm tests (Figure 38).

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Figure 38:	Ammtec “Average Grade” rougher/scavenger grade-recovery curves

Ammtec also conducted a rougher/scavenger flotation test on the high-grade copper composite to determine its flotation performance. Optimal grade-recovery performance to the rougher/scavenger concentrate was achieved at pH 10.5, with 88.4% Cu recovery into a concentrate mass of 5.72%, assaying 5.30% Cu. Gold recovery was 74.7%, at 11.3 g/t Au.

Ammtec conducted two-stage cleaner tests on the average grade and high-grade copper composite samples, at various concentrate regrind sizes and pH levels.

In the most optimal two-stage cleaner test for the average grade (Figure 39), overall copper recovery was 78.44%, at a final concentrate grade of 18.48% Cu. Gold recovery to the copper concentrate was 45.59% at a gold grade of 21.9 g/t Au. The cleaner grade-recovery curves achieved by Ammtec were satisfactory; however, the high pyrite content resulted in difficulty achieving a >21% Cu target saleable copper concentrate after two stages of cleaning. In the most optimal three-stage cleaner test for the high-grade, copper recovery was 80.5%, at a final concentrate grade of 27.6% Cu. Gold recovery to the copper concentrate was 59.0% at 51.0 g/t Au.

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Figure 39:	Ammtec “Average Grade” cleaner grade-recovery curves

WAI Flotation Tests – 2015

WAI conducted rougher optimization flotation tests on three main composites (Starter Pit, Average Grade, and High Grade) using the optimum test conditions derived from the Ammtec testing program in 2010. A series of rougher tests were conducted to determine the effect of primary grind size, collector type and flotation time on the rougher flotation performance. The primary objective of the rougher tests was to maximize both copper and gold recoveries into the rougher concentrate product.

Rougher performance improved relative to the 2010 Ammtec tests, with >90% copper recovery and >70% gold recovery achieved for all samples (Table 13), at a grind size P80 of 120 µm (coarser than that used for the 2010 testwork).

Table 13:	Results of optimal WAI rougher tests for three different samples
Composite ID	Test no.	P80 µm	Concentrate mass wt.%	Grade			Recovery
				Cu %	Au g/t	% TS	% Cu	% Au	% TS
Starter Pit	FT 8	120	14.52	1.97	2.72	3.97	92.54	74.27	91.34
Average Grade	FT 1	120	19.40	1.29	1.69	2.70	90.92	75.77	91.179
High Grade	FT 5	120	17.49	2.59	4.03	5.99	94.66	78.78	82.14

A number of first cleaner (timed kinetics) and three-stage open cycle cleaner tests were also carried out to test several variables including re-grind size, pH and flotation time. The primary objective of the open cycle cleaner

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tests was to maximize copper and gold recoveries at a saleable concentrate grade of circa 22% Cu. Concentrate grades of >22% Cu were achieved for all samples, with recoveries between 78.18% and 87.58% (Table 14).

Table 14:	Results of optimal WAI cleaner tests for three different samples
Composite ID	Test no.	Concentrate mass wt.%	Grade			Recovery
			Cu %	Au g/t	% TS	% Cu	% Au	% TS
Starter Pit	FCT 16	0.93	24.72	24.76	27.03	78.18	49.50	43.52
Average Grade	FCT 7	0.95	23.74	23.79	29.17	80.26	50.93	53.91
High Grade	FCT 11	1.87	22.61	27.74	35.32	87.58	65.63	60.69

Locked cycle tests were carried out on each of the Beskauga Main metallurgical composites. In these tests, the cleaner tails streams from each of the cleaner stages are recycled back through to the head of the previous unit cleaner stage. The locked cycle tests were carried out for six cycles in order for equilibrium to be achieved. The objective of the locked cycle testing was to determine the final copper and gold grade recovery relationships that could be expected under actual plant conditions.

For all samples, copper grades of >20% were achieved at recoveries ranging from 82.66% to 89.06% (Table 15). A comprehensive analysis of the concentrate showed that there are potential issues with the arsenic, antimony and mercury levels in the final copper concentrate which would incur smelter penalties. However, it appears these smelter penalty elements can be removed using the Toowong leach technology (see Section 10.2.6).

Table 15:	Summary of WAI locked cycle test results for all samples
Composite	Product	Copper		Gold		Total sulphur
		Grade (%)	Recovery (%)	Grade (ppm)	Recovery (%)	Grade (%)	Recovery (%)
Starter Pit	Concentrate	21.96	82.66	22.92	56.65	26.74	52.95
	Tailings	0.05	17.34	0.20	43.35	0.27	47.05
Average Grade	Concentrate	20.15	84.74	19.83	54.63	27.35	61.23
	Tailings	0.04	15.26	0.20	45.37	0.21	38.77
High Grade	Concentrate	21.48	89.06	28.01	67.57	37.41	69.55
	Tailings	0.05	10.94	0.27	32.43	0.33	30.45
10.2.4	Cyanidation Leach Testing

Gold at Beskauga Main is primarily associated with chalcopyrite, with minor pyrite and non-sulphide gangue associations, based on mineralogical investigation. Investigative testing looked to determine the potential for leaching of gold lost in the rougher and 1st cleaner scavenger tail products via a separate “add on” carbon-in-leach (CIL) circuit.

Cyanide leach testing was carried out on the rougher and 1st cleaner scavenger tail products from the 2015 WAI flotation tests, which make up the final tailings and the overall gold losses. Bulk sulphide flotation was also carried out on the rougher tail to establish the gold recovery to a pyrite concentrate.

Direct cyanidation leach tests were conducted at varying cyanide concentrations to determine potential recoveries for gold and silver. Results showed that there is a high proportion of cyanide soluble gold in the rougher tail and 1st cleaner scavenger tail products and that good recoveries (52.8% and 60.4%, respectively) could be achieved. However, owing to the large mass pull to the rougher tails (>88% by weight), it is unlikely to be viable to leach the entire rougher tail at the proposed design tonnage rate of 13 million tonnes per annum, therefore the proposed approach is to include a pyrite flotation stage on the rougher tailings stream to produce a gold-bearing pyrite concentrate. The pyrite concentrate in combination with the 1st cleaner scavenger tail would be sent to a conventional CIL circuit.

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10.2.5	Copper/Molybdenum Separation Testing

The recovery and upgrading of molybdenum contained in a bulk flotation concentrate was the objective of test work conducted at Ammtec Perth, Australia. Testing of the concentrate from the high-grade composite sample focused on using additional flotation stages to recovery molybdenum from bulk flotation concentrates. The key parameters evaluated included rougher flotation density, rougher flotation time, molybdenum concentrate re-grind requirements, and the number of cleaning stages required in molybdenum flotation.

The molybdenum recovery to the copper rougher concentrate, was 24.5%. Following three stages of molybdenum cleaning, a concentrate grade of 15.9% Mo with 15.2% molybdenum recovery was obtained. It was concluded that the molybdenum grade in the sulphide ore was too low to warrant incorporating a copper-molybdenum circuit.

10.2.6	Toowong Process Test Program

The Toowong Process is an emerging hydrometallurgical treatment process designed to remove arsenic, antimony and other metalloid and non-metal penalty or hazardous elements from base and precious metal concentrates. The Toowong Process has underdone numerous testwork programs including continuous pilot plant testing on concentrates from the Tampakan copper project in the Philippines, which successfully reduced the arsenic content of the concentrates from 1.1% As to 0.05% As. Although at a pilot stage, it utilises established hydrometallurgical processes. At the heart of the process is a patented Alkaline Sulphide Leaching step that solubilises key penalty impurities or metals, generating either an enrichment product or a process stream suitable for conventional downstream metal recovery.

A final copper concentrate sample produced from the 2017 WAI testwork was used to test the amenability of Beskauga concentrate for the Toowong process. Preliminary benchtop leaching testwork demonstrated that the concentrate can be treated to remove arsenic. In Test 3, arsenic was reduced from 3.69% to 0.31% after 24 hours leaching time. Antimony was reduced from 0.224% to 0.023%.

Leaching was found to be selective for arsenic and antimony with the following results for other elements:

•	Gold extraction was negligible in all tests and reported with the clean concentrate product.
•	Copper and iron are insoluble in the Toowong Process leaching conditions and remain in the leached concentrate (leach residue).
•	Mercury was partially removed (28%) after 24 hours.
•	Reagent use may be reduced by closed circuit processing and further optimizations to the process.
10.3	Conclusions, Risks and Other Factors

Several stages of testwork have demonstrated the following key findings:

•	Approximately 85% or above of the copper in the Beskauga deposit can be recovered to a sulphide concentrate via flotation using a coarse grind size P80 of 120 µm, resulting in a copper concentrate >21% Cu.
•	Approximately 55% of the gold contained in the Beskauga deposit reports to the copper concentrate, which grades at approximately 20 g/t Au or above.
•	An additional 19.5% of the gold in the Beskauga deposit that does not report to the copper concentrate could potentially be recovered by including a pyrite flotation stage on the rougher tailings stream to produce a gold bearing pyrite concentrate. The pyrite concentrate in combination with the first cleaner scavenger tail would be sent to a conventional CIL circuit to recover the gold as a gold doré.
•	The Toowong Process is a potential avenue to address penalty levels of arsenic in the copper concentrate.

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The high levels of deleterious elements such as arsenic, antimony and mercury in the final copper concentrate require this material to be further treated using the Toowong Process to produce a saleable copper concentrate with arsenic levels <0.5% As. Amenability tests using the Toowong Process showed that the arsenic content in the final copper concentrate was reduced from 3.69% As to 0.3% As after 24 hours of leaching. Other smelter penalty elements such as antimony and mercury were also leached from the copper concentrate during the Toowong Process.

The metallurgical testing to date has utilized sample composites that have been selected from drillholes that cover the full mineralization area and are suitable for support of the Mineral Resource estimate. A range of mineral processing techniques have been tested that are typical for the region and mineralization style. Further refined investigation has been completed on the management of contaminants in the flotation concentrate allowing this feature to be incorporated in the assessment for Mineral Resource estimation. Future evaluation of mining scoping studies will refine the metallurgical process path and will necessitate more detailed metallurgical studies on whole of mineralization composites, but will also require local variability tests for the preferred extractive methods.

The Qualified Person considers that the metallurgical results are adequate to demonstrate potential for eventual economic extraction and to report the Mineral Resource estimate included in this report.

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11	Mineral Resource Estimates
11.1	Data Import and Validation

The database for the Beskauga deposit comprised the following tables:

•	Drillhole collar coordinate file
•	Downhole survey data file
•	Analytical data file (sampling intervals)
•	Dike intervals data file.

The database was provided to CSA Global in Microsoft Excel format. The analytical databases were validated by specially designed processes in Micromine software. The database was then checked using macros and processes designed to detect any of the following errors:

•	Duplicate drillhole names.
•	One or more drillhole collar coordinates missing in the collar file.
•	FROM or TO missing or absent in the assay file.
•	FROM > TO in the assay file.
•	Sample intervals are not contiguous in the assay file (gaps exist between the assays).
•	Sample intervals overlap in the assay file.
•	First sample is not equal to 0 m in the assay file.
•	First depth is not equal to 0 m in the survey file.
•	Several downhole survey records exist for the same depth.
•	Azimuth is not between 0 and 360° in the survey file.
•	Dip is not between 0 and 90° in the survey file.
•	Azimuth or dip is missing in survey file.
•	Total depth of the holes is less than the depth of the last sample.

No issues were found with the provided data. The list of the database files for the Beskauga deposit is given below and summarized in Table 16.

Table 16:	Drillhole database files
File	Description	No. of records
DH_Collar.DAT	Drillhole collars	101
DH_Survey.DAT	Drillhole survey	1,939
DH_Assay.DAT	Assay data	36,270
DH_Dykes.DAT	Dike intervals	841
11.2	Geological Interpretation

Modelling of the geology and mineralized domains was undertaken by CSA Global using Micromine 2016.1 software (version 16.1.1251.2).

11.2.1	Lithology

The Qualified Person was provided with lithological descriptions of the drillhole sample intervals and constructed a set of strings for the major lithological units, such as barren dikes and overburden zones. Open strings were

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digitized for the overburden boundary and closed strings for the dikes. Although additional lithologies are present, these were not modelled, and mineralization was constrained using grade-shell wireframes as described below.

11.2.2	Mineralization

The appropriate mineralization cut-off was determined using a statistical analysis of all samples. Copper grades show a negative lognormal distribution; a 0.12% Cu cut-off was used as the mineralization boundary, where there is a clear break between populations (Figure 40). Gold grades show a positive lognormal distribution, and a 0.15 g/t Au cut-off grade was used as a mineralization boundary, based on a population break (Figure 41).

Figure 40:	Histogram of unrestricted copper grade distribution

Figure 41:	Histogram of unrestricted gold grade distribution

Following determination of copper and gold grades to use for mineralization boundaries, the Beskauga deposit was interactively interpreted using 18 cross sections, and grade composites were used to assist with interpretation.

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Cross sections were generated in an east-southeast direction, perpendicular to the strike of the interpreted geological structures and mineralized bodies. Distances between section vary from 50 m in densely drilled areas up to 250–400 m in sparsely drilled area. The grade composites were generated using the following parameters:

•	Cut-off grade: 0.12% Cu; 0.15 g/t Au.
•	Minimum composite length: 5 m.
•	Minimum grade of final composite: 0.12% Cu; 0.15 g/t Au.
•	Maximum total length of waste: not limited.
•	Maximum consecutive length of waste: 5 m.
•	Maximum gap between samples: 5 m.
•	Minimum grade * length for short intervals: 0.25% Cu * m; 0.3 g/t Au * m.

Each section was displayed in Micromine’s Vizex display environment together with drillhole traces colour-coded according to the sample grades and sample grade values (Figure 42). All drillhole traces were also colour coded as hatches for the grade composites on one side and as the lithological units on the other side. Also, the interpretation was carried out in 3D (i.e. the string points were snapped to the corresponding drillhole intervals).

The following techniques were employed while interpreting the mineralization:

•	Each cross section was displayed on screen with a clipping window equal to a half distance from the adjacent sections.
•	All interpreted strings were snapped to the corresponding drillhole intervals (i.e. the interpretation was constrained in the third dimension).
•	Internal waste within the mineralized envelopes was not interpreted and modelled. It was included in the interpreted envelopes, providing that internal waste was part of the grade composites.
•	The interpretation was extended perpendicular to the corresponding first and last interpreted cross section to the distance equal to a half distance between the adjacent exploration lines.
•	If a mineralized envelope did not extend to the adjacent drillhole section, it was projected halfway to the next section and terminated. The general direction and dip of the envelopes was maintained.
•	If the mineralized lens was at the topographic or overburden surface, it was extended above the surface to make sure there would not be any gaps between the lens and the topographic surface when the block model is built.

The interpreted strings were used to generate 3D solid wireframes for the mineralized envelopes (Figure 43) and lithological units. Every section was displayed on the screen along with the closest interpreted section.

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Figure 42:	Example of interpreted strings

The bright purple line represents the interpreted mineralization zone at a 0.12% Cu cut-off grade. The green line represents the interpreted overburden zone. The cyan coloured intervals along drillhole traces represent the 0.12% Cu composite.

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Figure 43:	Example of the gold wireframe model – oblique view looking towards the southwest

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The total number of wireframe models and their volume is shown in Table 17.

Table 17:	Number of wireframe models and their volume
Element	No. of wireframes	Volume (‘000 m3)
Copper mineralization	10	89,465
Gold mineralization	16	192,054
11.2.3	Topography

The topographic surface for the deposit was constructed from the drillhole collar elevations. Since the deposit area is relatively flat and the mineralization does not crop out at surface, this is considered sufficient for the Mineral Resource estimate.

11.3	Sample Domaining

When interpretation of mineralization and wireframing was completed, all samples were coded by wireframe models to flag samples that lie inside and outside interpreted mineralized zones.

11.3.1	Domain Coding

Based on the coding of samples as lying inside or outside mineralized wireframes, samples from within the mineralized wireframes were used to conduct a sample length analysis.

11.3.2	Sample Length Analyses

The most common sampling interval was 1 m, with >75% of all samples between 1.0 m and 1.1 m in length (Figure 44).

Figure 44:	Histogram of sample lengths
11.4	Sample Compositing

Drillhole interval compositing is a standard procedure which is used to set all sampling intervals to the same length (“volume support”) so that all the samples will have the same weight during grade interpolation and geostatistical analysis. Usually, the composite interval length is selected to be close to the standard or mean sampling length, and in this case a 1.0 m composite length was used. The selected samples within each

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mineralized envelope were separately composited over the defined intervals, starting at the drillhole collar and progressing downhole. Compositing was stopped and restarted at all boundaries between mineralized envelopes and waste material. If a gap of less than 10 cm occurred between samples, it was included in the sample composite. If the gap was longer than 10 cm the composite was stopped, and another composite was started from the next sample.

11.5	Statistical Analyses

Classical statistical analysis was carried out for samples within the mineralization wireframe domains. The aim of the analysis was:

•	To determine the type of grade distribution within mineralized zones
•	To obtain statistical parameters for element grades within each domain
•	To review the possible mixing of grade populations within each zone
•	To review the necessity and possibility of separation of grade populations if more than one population exists
•	To determine top cut values for grade interpolation
•	To assess the validity of using kriging interpolation techniques.

Samples were coded separately for each mineralization zone. Visual validation was then performed to check sample coding. Log histograms and probability plots were then analysed to determine top cut grade values. Statistical analysis was performed separately for copper and gold.

The distribution of copper grades was lognormal (Figure 45). The log histogram for gold values within the mineralization is close to a lognormal distribution with a slightly positive skew (Figure 46). There is no evidence for mixing of either gold or copper grades, supporting the selected cut-off grades.

Figure 45:	Log histogram for copper values within copper mineralization wireframes

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Figure 46:	Log histogram for gold values within gold mineralization wireframes

A review of grade outliers was undertaken to ensure that extreme grades are treated appropriately during grade interpolation. Although extreme grade outliers within the grade populations of variables are real, they are potentially not representative of the volume they inform during estimation. If these values are not cut, they have the potential to result in local over-estimation of grade.

All composited drillhole data within the interpreted mineralization was selected to determine if top cuts for copper and gold were required. Histograms, log-probability plots, and coefficient of variation (COV) values were reviewed, with the aim of determining if there were any very high-grade sample results that had the potential to bias block model estimates. COV values (Table 18) are a measure of skewness, and high values (greater than 1.5) may suggest that cutting is required. The histograms were then used to identify the point at which the high-grade tail disintegrates. Following review of the histograms, a top cut value of 5 g/t was applied to gold where the histogram tails disintegrated (Figure 47). No top cuts were applied for copper.

Table 18:	COV values for copper and gold within mineralized domains
Domain	COV
Copper mineralization (Cu)	0.886
Gold mineralization (Au)	2.92

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Figure 47:	Histogram of gold grade distribution within the gold mineralized domain showing the chosen top cut of 5 g/t Au
11.6	Geostatistical Analysis

The purpose of geostatistical analysis is to generate a series of semi-variograms that can be used as the input weighting mechanism for kriging algorithms. The semi-variogram ranges determined from this analysis contribute heavily to the determination of the search neighbourhood dimensions. Therefore, geostatistical analysis was conducted to meet the following objectives:

•	To estimate the presence of directional anisotropy of mineralization. This can be estimated by studying the directional semi-variograms. There is a directional anisotropy if semi-variograms reach the total sill at different distances in different directions.
•	To estimate the spatial continuity in the main directions of anisotropy. The continuity of grades can be estimated using the semi-variogram ranges, i.e. the distance at which the semi-variogram reaches the total sill (plateau). Accordingly, grades cannot be estimated reliably if the search radius for grade interpolation is greater than the semi-variogram range. When the semi-variogram reaches the sill, there is no correlation between the pairs of samples at that sample separation distance.
•	To obtain the semi-variogram parameters (nugget effect, total sill and ranges) to be input into the interpolation process.

All variograms were calculated and modelled for the composited sample file constrained by the corresponding mineralized envelopes. Geostatistical analysis was carried out separately for the copper and gold mineralization.

Copper variogram parameters are shown in Table 19. Semi-variogram models for the main, secondary, and tertiary directions are shown in Figure 48, Figure 49, and Figure 50, respectively.

Table 19:	Semi-variogram (relative) parameters – copper mineralization
Axis	Azimuth	Dip	Nugget effect	Partial sill		Ranges (m)
First	108°	0°	0.0792	Structure 1 (Exponential) Structure 2 (Spherical)	0.133 0.161	27.6 130
Second	198°	66°				20.3 245
Third	18°	24°				20.3 80

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Gold variogram parameters are shown in Table 20. Semi-variogram models for the main, secondary, and tertiary directions are shown in Figure 51, Figure 52, and Figure 53, respectively.

Table 20:	Semi-variogram (relative) parameters – gold mineralization
Axis	Azimuth	Dip	Nugget effect	Partial sill		Ranges (m)
First	48°	0°	0.0681	Structure 1 (Exponential) Structure 2 (Exponential)	0.144 0.183	50 200
Second	138°	66°				50 200
Third	318°	24°				50 200

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Figure 48:	Semi-variogram model for the second direction – copper mineralization

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Figure 49:	Semi-variogram model for the second direction – copper mineralization

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Figure 50:	Semi-variogram model for the third direction – copper mineralization

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Figure 51:	Semi-variogram model for the first direction – copper mineralization

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Figure 52:	Semi-variogram model for the second direction – copper mineralization

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Figure 53:	Semi-variogram model for the third direction – gold mineralization

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11.7	Density

Bulk density values were assigned to block model cells using a single bulk density value for the Beskauga deposit of 2.78 t/m3. This density value is based upon densities measured by Dostyk. Densities were collected using the water immersion method. Density is determined by weighing a sample and measuring (using a graduated cylinder) the volume of water displaced when the sample is immersed in water.

A plot of specific grade vs grade (Figure 54) shows no trend related to either the gold or copper grade of the samples, and the density value used is consistent with the expected density range of granodiorite and is considered appropriate for use in the Mineral Resource estimate.

Figure 54:	Plot of specific gravity vs gold and copper values
11.8	Block Model

Block modelling was carried out using Micromine 2016.1 software (version 16.1.1251.2) and included several stages. Firstly, an empty block model was created within the closed wireframe models for the mineralized envelopes interpreted and modelled using a 0.12% Cu cut-off grade and 0.15 g/t Au. All blocks that fell into the boundaries of the copper domain were coded as copper mineralization blocks and all the blocks that fell into the boundaries of gold domain were coded as gold mineralization blocks – coding of the block model was based on the separate wireframe models for deposit. The block model was then restricted with the overburden digital terrain models (DTMs) (i.e. all model cells above the overburden surface were deleted from the model file).

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Initial filling with parent cell size was followed by sub-celling where necessary. The sub-celling occurred near the boundaries of the mineralized bodies or where models were truncated with the DTMs of the topographic surface and/or overburden. The parent cell size was chosen based on the general morphology of mineralized bodies and in order to avoid the generation of too large block models. The sub-celling size was chosen to maintain the resolution of the mineralized bodies. The sub-cells were optimized in the models where possible to form larger cells.

The block model dimensions and parameters are shown in Table 21.

Table 21:	Block model dimensions and parameters
Axis	Extent (m)		Block size (m)	Minimum sub-celling size (m)
	Minimum	Maximum
Easting	587729	588890	20	2
Northing	5737950	5740240	20	2
RL	-710	150	20	2
11.9	Grade Interpolation

Copper and gold grades were interpolated into the empty block model using both OK and IDW. The IDW method with a power of two and three was used to support and validate the kriged estimates. Silver grades were interpolated using the same parameters as gold grades.

Interpolation was carried out separately for copper and gold and was conducted for the blocks that fell within the boundaries of the copper or gold mineralization. The radii of the search ellipsoid and orientation of axes were selected based on the results of geostatistical analysis.

Where copper and gold mineralized domains do not coincide, the interpolation of copper within the gold mineralization domain and outside the copper mineralization domain was conducted with the use of the samples that did not fall into the copper domain. A similar approach was used to interpolate gold within the copper domain, but outside the gold domain.

The first search radii for all mineralized envelopes were selected to be equal to two-thirds of the semi-variogram long ranges in all directions. Model cells that did not receive a grade estimate from the first pass interpolation run were used in the next (second pass) interpolation with search radii equal to the semi-variogram ranges in all directions. The model cells that did not receive grades from the first two passes were then estimated using a third pass with search radii equal to twice the semi-variogram ranges.

For the first two passes, when model cells were estimated a restriction of at least three samples from at least two drillholes was applied to increase the reliability of the estimates. This was relaxed for the third pass. Interpolation parameters are presented in Table 22.

Table 22:	Interpolation parameters for OK
Search radii	Minimum no. of samples	Maximum no. of samples	Minimum no. of drillholes
Less or equal to two-thirds of semi-variogram ranges	3	16	2
Less of equal to two semi-variogram ranges	3	16	2
Greater than two semi-variogram ranges	1	16	1

The blocks were interpolated using only assay composites restricted by the wireframe models, and which belonged to a corresponding wireframe (i.e. each wireframe was estimated individually).

De-clustering was performed during the interpolation process by using four sectors within the search neighbourhood. Each sector was restricted to a maximum of four points. The maximum combined number of

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samples allowable for the interpolation was therefore 16. Change of support was honoured by discretizing to 5-point x 5-point x 5-point kriged estimates. These point estimates are simple averages of the block estimates.

11.10	Model Validation

Validation of the Beskauga grade interpolation was completed using:

•	Comparison of the block model and composite mean grades for each domain (Table 23)
•	Visual checks on screen in sectional view to ensure that block model grades honour the general grade of downhole composites (Figure 55)
•	Generation of swath plots to compare input and output grades in a semi-local sense, by easting, northing and elevation (copper – Figure 56 to Figure 58; gold – Figure 59 to Figure 61)
•	Comparison of the block model volume with the combined wireframe volume.
Table 23:	Comparison of grades between block model and composites
Average grade	Block model	Composites
Cu – within copper mineralization	0.25%	0.28%
Au – within gold mineralization	0.32 g/t	0.39 g/t

Validation histograms and probability plots were generated for composites and block model grades. Grade distribution, populations, and swath plots were reviewed and compared. They show that the distribution of block grades honours the distribution of input composite grades. There is a degree of smoothing evident, which is to be expected from the estimation method used, whereby block grades overstate on the lower grade ranges and understate on the higher-grade ranges. Smoothing is particularly evident in areas of wide spaced drilling where the number of composites was relatively low. However, the general trend in the composites is reflected in the block model.

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Au
< 0.10
0.10 to 0.25
0.25 to 0.50
0.50 to 0.75
0.75 to 1.00
1.00 to 1.50
>= 1.50
0
20
40
East

Figure 55:	Visual validation of block model grades vs drillhole grades
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Arras Minerals Corp. Beskauga Copper-Gold Project – S-K 1300 Technical Report Summary

Beskauga Gold Copper Deposit - Model vs Drillhole Composites by Easting for Cu, % (Indicated)
Model Ktonnes vs DH Metres
Cu, %
Easting
587795
587895
587945
587995
588045
588095
588145
588195
588245
588295
588345
588395
0
5000
10000
15000
20000
25000
30000
35000
40000
45000
0
0.05
0.1
0.15
0.2
0.25
0.3
0.35
0.4
Model Ktonnes
DH Metres
Model Cu, %
DH Composite Cu, %

Figure 56:	Swath plot by easting (copper)
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Beskauga Gold Copper Deposit - Model vs Drillhole Composites by Northing for Cu, % (Indicated)
Model Ktonnes vs DH Metres
Cu, %
Northing
5739375
5739425
5739475
5739525
5739575
5739625
5739675
5739725
5739775
0
5000
10000
15000
20000
25000
30000
35000
40000
45000
50000
0.05
0.1
0.15
0.2
0.25
0.3
0.35
0.4
Model Ktonnes
DH Metres
Model Cu, %
DH Composite Cu, %

Figure 57:	Swath plot by northing (copper)

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Beskauga Gold Copper Deposit - Model vs Drillhole Composites by Mid-Bench for Cu, % (Indicated)
Model Ktonnes vs DH Metres
Cu, %
Mid-Bench
-685
-635
-585
-535
-485
-435
-385
-335
-285
-235
-185
-135
-85
-35
15
65
0
5000
10000
15000
20000
25000
30000
0
0.05
0.1
0.15
0.2
0.25
0.3
0.35
0.4
Model Ktonnes
DH Metres
Model Cu, %
DH Composite Cu, %

Figure 58:	Swath plot by 20 m bench (copper)

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Beskauga Gold Copper Deposit - Model vs Drillhole Composites by Easting for Au, g/t (Indicated)
Model Ktonnes vs DH Metres
Au, g/t
Easting
587795
587895
587945
587995
588045
588095
588145
588195
588245
588295
588345
588395
Model Ktonnes
DH Metres
Model Au, g/t
DH Composite Au, g/t

Figure 59:	Swath plot by easting (gold)

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Beskauga Gold Copper Deposit - Model vs Drillhole Composites by Northing for Au, g/t (Indicated)
Model Ktonnes vs DH Metres
Au, g/t
50000
45000
40000
35000
30000
25000
20000
15000
10000
5000
0
0.6
0.5
0.4
0.3
0.2
0.1
0
5739375
5739425
5739475
5739525
5739575
5739625
5739675
5739725
5739775
Horizontal (Category) Axis
Model Ktonnes
DH Metres
Model Au, g/t
DH Composite Au, g/t

Figure 60:	Swath plot by northing (gold)

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Beskauga Gold Copper Deposit - Model vs Drillhole Composites by Mid-Bench for Au, g/t (Indicated)
Model Ktonnes vs DH Metres
Au, g/t
Mid-Bench
0
2000
4000
6000
8000
10000
12000
14000
0.1
0.2
0.3
0.4
0.5
0.6
0.7
-660
-640
-620
-600
-580
-560
-540
-520
-500
-480
-460
-440
-420
-400
-380
-360
-340
-320
-300
-280
-260
-240
-220
-200
-180
-160
-140
-120
-100
-80
-60
-40
-20
0
20
40
60
80
Model Ktonnes
DH Metres
Model Au, g/t
DH Composite Au, g/t

Figure 61:	Swath plot by 20 m bench (gold)

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11.11	Mineral Resource Classification

Mineral Resources were classified in accordance with § 229.1302(d)(1)(iii)(A) (Item 1302(d)(1)(iii)(A) of Regulation S-K into Indicated and Inferred Mineral Resources. The classification is based upon an assessment of geological and mineralization continuity and QAQC results, as well as considering the level of geological understanding of the deposit. Specific requirements concerning the minimum number of samples and minimum number of drillholes used for grade interpolation for each block as carried out for each search pass were applied as detailed in Table 22.

The model cells were displayed on screen, colour coded according to the interpolation run, along with the drillhole samples and traces, and the boundary between the resource classes were then interpreted interactively for both plans and cross sections. The interpreted boundaries were then wireframed and used to code the block model for the Indicated Mineral Resource class.

Generally, the Indicated Mineral Resource class was assigned for the model cells that were within a full semi-variogram range from the recent drillholes (i.e. within the first or second pass). All other model cells were classified as Inferred.

The classification of the Mineral Resources takes into account all uncertainties related to geological interpretation, mineralization continuity and geostatistical analysis, sampling method and sample and data security, drill sample control and quality, data quality and reliability, density, and topographic reliability.

It is emphasised that an Inferred Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. As a result, an Inferred mineral Resource has substantial inherent uncertainty.

CSA Global recommends that Arras attempts to upgrade the Mineral Resources to the Measured or Indicated classification category for some of the areas and prospects of the deposit by carrying out additional infill drilling.

11.12	Prospects for Eventual Economic Extraction

To demonstrate potential of the Beskauga deposit for eventual economic extraction, a preliminary pit optimization study was completed.

The block model for the deposit was developed by CSA Global in November 2020 and all input economic parameters for the pit optimization process were developed by Andrew Sharp, Principal Mining Engineer at CSA Global and Qualified Person for this Technical Report.

Basic pit optimization produces the following information about each block in the block model:

•	It determines whether the block is inside or outside the optimal (ultimate) pit.
•	It determines whether the block should be processed for metal extraction (and if so, by what processing method if several methods could be used) or sent to the waste dump.

The main objective of the study was to define the potential of the Mineral Resource to be classified and ultimately mined, and if the project could potentially be profitable.

CSA Global did not estimate Ore Reserves for the deposit. The optimization study was for the sole purpose of providing information that could be used in development of a pit shell for definition of Mineral Resources for the Beskauga Project. This study is conceptual in nature and does not represent any kind of Ore Reserve estimate.

11.12.1	Input Parameters

The pit optimization study was based on the following information:

•	Classified block model

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•	Topographic surface
•	Input economic parameters developed and based on metallurgical testwork results completed on the deposit as well as from the review of similar mines in Kazakhstan and worldwide, in particular KAZ Minerals’ Bozshakol operations which provided several regional cost confirmations
•	Formula for NSR (estimated by CSA Global).

The input parameters for the base case are shown in Table 24 (all costs and prices are in US$).

Table 24:	Pit optimization parameters (base case)
Parameter		Unit
Metal prices
Calculated NSR as per the formulas	per cell	$/t
Mining and transport
Mining cost	1.50	$/t for all material except overburden
Mining cost	1.00	$/t for overburden
Mining losses	0%
Mining dilution	0%
Processing cost
Processing cost (including G&A)	5.70	$/t
Processing recovery	included in NSR	%
Administration costs and pit slopes
Administration costs	0	$ per annum
Pit slope for overburden	35	°
Pit slope between overburden and -300 m RL	45	°
Pit slope between -300 and -450 m RL	42	°
Pit slope below -450 m RL	40	°
Density for model and waste	2.76	t/m3
Density for overburden	1.50	t/m3

The NSR formula applied was:

•	NSR $/t = (38.137+11.612 x Cu%) x Cu% + (0.07 + 0.0517 x Ag g/t) x Ag g/t + (19.18 + 12.322 x Au g/t) x Au g/t.

The formula incorporates metal prices, metals concentrates sales terms and metallurgical recoveries that were developed from metallurgical reports available for the project. Several process methodologies have already been investigated and currently the flotation of a copper-gold concentrate is showing best performance. The concentrate is high in arsenic content due to the presence of tennantite, but hydrometallurgical extraction of the arsenic from the concentrate using the Toowong process has been demonstrated to be a potentially viable process option to produce a marketable concentrate.

Copper recovery was estimated using a formula as:

•	Curec = 0.227 x Cu % + 0.7741 (0.24% copper = 82.7% recovery).

Gold recovery was similarly estimated using a formula depending on head grade as:

•	Aurec = 0.425+0.2718*Au g/t (0.39 g/t = 53.1% recovery).

Metal concentrate sales terms were selected based on average values for copper-gold concentrate. Metal prices used were $2.80/lb copper, $17.25/oz silver, and $1,500/oz gold. Metal prices were selected based on 3-year trailing prices to November 2020. A 1.25 revenue factor was applied to the NSR because of the conservative

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basis for the metal prices and to ensure all potentially economically mineable material was included, especially considering the limited drill constraint on the resource.

11.12.2	Pit Optimization Process

The pit optimization was carried out using the Mining module of the Micromine version 18.0 software application using the Lerch-Grossman algorithm. The Lerch-Grossman algorithm is an industry-standard optimization technique used in mining and exploration. It is based on graph theory and is one of the widely used methods that allows the detection of the true optimum pit.

In the Lerch-Grossmann algorithm, directed arcs indicate which blocks need to be removed before a block can either be mined and processed, or be dumped as waste. Each block in the model is assigned a revenue value based on the grade of that block and metal price, and then all associated costs are subtracted from the revenue, so that all blocks are assigned a positive or negative dollar value. If the dollar value is positive, that block could potentially be mined profitably providing that all the blocks above do not make a loss if mined. The model pit slopes are specified in terms of the blocks that must be removed to provide access to each block within the block model.

Pit optimization requires that a fixed cost/value be associated with each block. The value of a waste block usually defines the cost of mining and disposal (dumping, reclaiming, etc.). A negative value indicates a loss. The value of a block selected for mineral extraction is usually defined by the profit from the mineral sale, minus the costs associated with mining and processing. A block will have a negative value if the costs are greater than the profit. It makes sense to consider a block selected for mineral extraction if the loss is less than it would be if it was treated as a waste block. In general, the pit optimization process treats negative blocks as waste, and positive blocks as selected for mineral extraction.

The pit optimization process involves the following steps:

•	Block model preparation, i.e. metallurgical recoveries were calculated for copper and gold grades using provided formulas.
•	A solid wireframe model was generated for the overburden material and for elevations between the overburden and -300 m RL, between -300 mRL and -450 mRL, and between -450 mRL and -1000 mRL so that correct slope angles and density values were applied.
•	NSR values were calculated for each model cell as per the formulas.
•	Tonnage for each cell and sub-cell was calculated, and the NSR values were then multiplied by the tonnage to calculate the block values.
•	Pit optimiser set up. All provided economic parameters and output data files were set up in the process.
•	Reporting of blocks within the pit shell.

The optimisation approach ensures that all Mineral Resource that may ultimately be converted to a Mineral Reserve is captured and reported. Based on the work completed, the Qualified Persons considers that additional work will resolve current uncertainties related to potential for economic extraction, specifically additional drilling and sampling to improve classification of the Mineral Resource and additional metallurgical testwork to optimise recoveries and confirm the Toowong process for reduction of deleterious elements.

11.12.3	Project Permitting

The permitting procedure for exploration and mine development has been outlined in section 3.3. The system of permitting in Kazakhstan is well defined and the Beskauga Project is compliant with current permitting requirements. Mining in Kazakhstan is an important industry with a long history of project approval for development when procedures and permitting requirements are followed. The Qualified Person does not consider that permitting is a material risk to the potential for eventual economic extraction at Beskauga.

11.13	Mineral Resource Reporting

The Mineral Resource estimate has been reported for all blocks in the resource model that fall within a pit shell that was developed for an alternative case with NSR multiplied by factor 1.25 and NSR value exceeding $5.70/t. The entire Mineral Resource estimate has reasonable prospects for eventual economic extraction, and is a

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realistic inventory of mineralization which, under assumed and justifiable technical and economic conditions, might, in whole or in part, become economically extractable (see Table 25 below).

In the Qualified Person's opinion, further drilling and evaluation work is expected to improve classification of the Mineral Resource and provide better resolution of technical and economic factors that are likely to influence the prospect of economic extraction.

Table 25:	Mineral Resource estimate for the Beskauga Project with an effective date of 28 January 2021 based on a NSR cut-off that uses three-year trailing prices to November 2020 of $2.80/pound for Copper, $17.25/ounce for Silver and $1,500/ounce for Gold and is constrained by a pit shell that considers a 1.25 factor above the NSR

Category	Tonnage (Mt)	Cu %	Au g/t	Ag g/t
Indicated	207	0.23	0.35	1.09
Inferred	147	0.15	0.33	1.02

Notes:

•	An NSR $/t cut-off of $5.70/t was used, and the NSR formula is: NSR $/t = (38.137+11.612 x Cu%) x Cu% + (0.07 + 0.0517 x Ag g/t) x Ag g/t + (19.18 + 12.322 x Au g/t) x Au g/t
•	The NSR formula incorporates variable recovery formulae. Average copper recovery was 81.7% copper and 51.8% for both gold and silver.
•	Base metal prices of $2.80/lb copper, $17.25/oz silver, and $1,500/oz gold were selected based on 3-year trailing prices to November 2020.

•       The Mineral Resource is stated within a pit shell that considers a 1.25 factor above the NSR.

•       Mineral Resources are estimated and reported in accordance with the definitions for Mineral Resources in §229.1302(d)(1)(iii)(A) (Item 1302(d)(1)(iii)(A) of Regulation S-K) into Indicated and Inferred Mineral Resources which is consistent with the CIM Definition Standards for Mineral Resources and Mineral Reserves adopted 10 May 2014.

•	Serik Urbisinov (MAIG), CSA Global Principal Resource Geologist, is the independent Qualified Person with respect to the Mineral Resource estimate.
•	The Mineral Resource is not believed to be materially affected by any known environmental, permitting, legal, title, taxation, socio-economic, marketing, political or other relevant factors.
•	These Mineral Resources are not Mineral Reserves as they do not have demonstrated economic viability.
•	The quantity and grade of reported Inferred Resources in this Mineral Resource estimate are uncertain in nature and there has been insufficient exploration to define these Inferred Resources as Indicated or Measured; however, it is reasonably expected that the majority of Inferred Mineral Resources could be upgraded to Indicated Mineral Resources with continued exploration.

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12	Mineral Reserve Estimates

This section is not applicable to the current report.

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13	Mining Methods

This section is not applicable to the current report.

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14	Process and Recovery Methods

This section is not applicable to the current report.

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15	Infrastructure

This section is not applicable to the current report.

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16	Market Studies

This section is not applicable to the current report.

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17	Environmental Studies, Permitting and Plans, Negotiations or Agreements with Individuals or Groups

This section is not applicable to the current report.

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18	Capital and Operating Costs

This section is not applicable to the current report.

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19	Economic Analysis

This section is not applicable to the current report.

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20	Adjacent Properties

There is a working salt mine run by a private company (Pavlodar Salt company) immediately south of the Beskauga mineral licence. The Ekidos and Stepnoe exploration licences surround the salt mining licence (Figure 62) that covers an area of 6.11 km2. The licence record is Contract number 17 and valid till April 17, 2031 ( https://gis.geology.gov.kz/geo/). The mine exploits shallow material deposited in Zhamantyz salt lake.

There are no other mineral licences adjacent to the Beskauga Project licence package.

Figure 62:	Location of the salt mine within the Beskauga Project area (coordinates are WGS/UTM Zone 43N)

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21	Other Relevant Data and Information

The Qualified Persons are not aware of any other relevant data or information that has not been included in this report.

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22	Interpretation and Conclusions

The Beskauga Project includes the large Beskauga porphyry copper-gold deposit within a magmatic arc terrain of the CAOB, a belt that has demonstrated pedigree for economic porphyry deposits, notably KAZ Minerals operating Bozshakol mine 160 km to the west. The maiden Mineral Resource for Beskauga Main, documented in this S-K 1300 Technical Report Summary and previously reported under Canadian NI 43-101 guidelines, represents a major milestone for the Project. The Mineral Resource has been completed for the Beskauga Main porphyry-style mineralization, not for the Beskauga South mineralization which is gold only and may represent an epithermal overprint to the system. The work completed in preparation of this Mineral Resource estimate has highlighted gaps that will be addressed in the next phase of work.

The indications of epithermal overprint, with minor enargite, and the apparently limited potassic alteration and predominant phyllic alteration, suggest that drilling to date may only have tested the upper part of the porphyry system. However, the work required to understand the geometry and zonation of alteration and mineralization at Beskauga has not been completed, as would normally be the case for a porphyry-epithermal mineralization system. This would ideally include detailed logging of alteration and veining with documentation of vein type, mineralogy, and vein density (ideally using an Anaconda-type approach), multi-element litho-geochemical data analysis, and hyperspectral data acquisition and analysis.

This represents a significant gap in the Project and presents an opportunity to improve modelling and resource extension targeting. The deposit is not well understood and has not been drill tested thoroughly based on understanding the architecture of the system, including the gold-only Beskauga South zone. The available information suggests substantial upside potential.

The proposed work program will substantially improve understanding of the geology and economic characteristics of the Project and advance it towards a Preliminary Economic Assessment.

These work programs will address a number of possible risks to the Mineral Resource estimate and project economics identified in the current study. These include the following:

•	Limited geological understanding to support deposit modelling.
•	Density measurement procedures and data have not been reviewed and a single density value of 2.78 g/cm3 has been used, which although appropriate for the granodioritic host rock, represents a potential source of risk to the estimated tonnage.
•	Limited numbers of QAQC samples have been submitted – CRMs for gold and copper represent 0.52% and 0.34% of the total samples, respectively, blanks represent 0.9% of all samples, duplicates 0.27% of all samples and umpire samples 2.7%. Although the results of QAQC are acceptable, the low number of QAQC samples represents a risk to the Project.
•	Comparison of original and umpire samples show a slight positive bias to the original samples analysed at SAEL, which has not been investigated further and which represents a risk to the grade of the Mineral Resource estimate.
•	Concentrates contain elevated levels of arsenic that may affect the saleability of the concentrate. Although the concentrates show amenability to further processing via the Toowong Process, which removes arsenic and other deleterious elements from the concentrate, the cost of this process has not been determined and thus the presence of arsenic presents a project risk.

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23	Recommendations

The authors recommend an additional work program by Arras on the Beskauga Project that should include:

•	An extensive exploration program in the immediate area to fully test the entire mineralizing system at Beskauga.
•	Collection of multi-element litho-geochemical data and hyperspectral data from a selection of historical pulps and drill core and, on this basis, design of routine analytical protocol for all additional drilling
•	Relogging of all available drill core including detailed alteration and vein-type and density logging, and development of a Standard Operating Procedure for logging to optimize data collection and understanding in a porphyry-epithermal system.
•	Review and re-processing of IP and magnetic data collected by Copperbelt.
•	Submission of additional QAQC samples (~5% pulp duplicates and 5% umpire samples), together with CRMs in order to improve the QC data and design of a routine QAQC protocol for ongoing drilling.
•	A comprehensive density testing programme to confirm the density value used in the Mineral Resource estimate.
•	Completion of additional infill drilling to improve definition of the geology and mineralization and to support improved classification of additional Mineral Resources to the Measured or Indicated classification
•	Integrated geological, structural, alteration, and litho-geochemical and hyperspectral study to support an improved understanding of deposit architecture, an improved 3D geological model, and an initial geometallurgical domain model to guide additional metallurgical sampling.
•	Complete additional metallurgical testwork on both the copper and gold to confirm recovery and comminution parameters, deleterious element mitigation, with sample selection based on geometallurgical domains.
•	Follow up on regional targets with geophysics and prospect drilling.
•	The next phase work program should include geotechnical drilling to confirm appropriate slope angles for future open pit design work and initial hydrogeological assessment.
•	Detail power and water sources, requirements, and begin all permitting processes.
•	Address any other gaps to be filled to advance the project towards a Mineral Resource update and Preliminary Feasibility Study.

These items should be carried out concurrently as a single phase of work (see Table 26).

The authors estimate that the total cost of the next phase work program is approximately US$5.7 million.

Table 26:	Work program estimate
Item	Cost in US$
Drilling of 10,000 m at Beskauga (exploration and geotechnical) and associated studies	2,000,000
Infill drilling (10,000 m)	2,000,000
Geophysics and drilling of 5,000 m to test regional targets	1,000,000
Study of infrastructure	20,000
QAQC sampling and density testing	50,000
Additional metallurgical testing	200,000
In-country general and administration and logistics	400,000
Total	5,670,000

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24	References

Ammtec, 2010, Flotation Testwork conducted on Beskauga Samples. Unpublished Ammtec Report No. A12741 for Dostyk Ltd, 45p.

ALS Ammtec, 2011, Metallurgical Testing conducted on High Grade Composite. Unpublished ALS Ammtec Report No. A13457 to Dostyk Resources, 37p.

Berger, B.R., Ayuso, R.A., Wynn, J.C., and Seal, R.R., 2008, Preliminary Model of Porphyry Copper Deposits. USGS Open-File Report 2008-1321, 55 p.

Brown, M. and Marshall, N., 2018, Geotechnical Pre-Feasibility Study of the Beskauga Project, Kazakhstan. Unpublished SRK report U7216 to Dostyk LLP, 50p.

Ismailov, H.K., Aspenova, Z.S., Balykbaev, S.K., Hadzhaev, B.A., and Berdongarova, R.D., 2017, Beskauga deposit Hydrogeological Study Report. Unpublished report by Centrageolsymka Ltd. for Dostyk Ltd., 29p.

Jahn, B.-M., Wu, F. and Chen, B., 2000, Granitoids of the Central Asian Orogenic Belt and continental growth in the Phanerozoic. Transactions of the Royal Society of Edinburgh, Earth Sciences, 91, 181-193.

Joint Ore Reserves Committee, 2012, Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves. The JORC Code, 2012 Edition, [online], available from http://www.jorc.org (The Joint Ore Reserves Committee of The Australasian Institute of Mining and Metallurgy, Australian Institute of Geoscientists, and Minerals Council of Australia).

Kazmekhanobr, 2009, Processing Test Results on Geological Sample from Beskauga Main deposit.

Montgomery, M., 2015, Modelling and Resource Estimation Report for the Beskauga Porphyry Copper/Gold Deposit, Pavlodar Province, Republic of Kazakhstan. Unpublished Geosure Exploration & Mining Solutions report to Copperbelt AG, 54p.

Seltmann, R., and Porter, T.M., 2005 - The Porphyry Cu-Au/Mo Deposits of Central Eurasia: 1. Tectonic, Geologic & Metallogenic Setting and Significant Deposits; in Porter, T.M. (Ed.), Super Porphyry Copper & Gold Deposits: A Global Perspective; PGC Publishing, Adelaide, v. 2, pp 467-512.

Sengör, A.M.C., Natal’in, B.A., and Burtman, V.S., 1993, Evolution of the Altaid tectonic collage and Paleozoic crustal growth in Eurasia. Nature, 364, 299-307.

Sillitoe, R.H., 2000, Gold-rich porphyry deposits—Descriptive and genetic models and their role in exploration and discovery. Reviews in Economic Geology, 13, 315-345.

Sillitoe, R.H., 2010, Porphyry Copper Systems. Economic Geology, 105, 3-41.

Urbisinov, 2015, Beskauga Au-Ag-Cu-Mo Project Modelling and Resource Estimation. Unpublished CSA Global Report R104.2014 to Copperbelt AG, 67p.

Wardell Armstrong International Ltd, 2015, Grinding and Flotation Testing of Samples from the Beskauga Main Deposit (Grinding Testwork Report), WAI Report No. ZT64-0493 to Dostyk LLP.

Wardell Armstrong International Ltd, 2017, Flotation Testing of Three Bulk Ore Samples from the Beskauga Main Copper-Gold Deposit, WAI Report No. ZT64-0493 to Dostyk LLP.

White and Case Kazakhstan LLP, 2020, Legal Due Diligence Report: Project Silver Bull (extracts provided by Silver Bull)

Windley, B.F., Alexeiev, D., Xiao, W., Kröner, A., and Badarch, G., 2007, Tectonic models for accretion of the Central Asian Orogenic Belt. Journal of the Geological Society, London, Vol. 164, 2007, pp. 31–47.

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Yakubchuk, A. 2002 - The Baikalide-Altaid and North Pacific orogenic collages: similarity and diversity of structural patterns and metallogenic zoning; in Blundell, D., Neubauer, F. and von Quadt, A., (Eds.), Geological Society, London, Special Publications, 204, 273-297.

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25	Reliance on Information by the Registrant

The authors and CSA Global have relied upon Silver Bull, Arras and its management for information related to underlying contracts and agreements pertaining to the acquisition of the mining claims and their status and information not in the public domain (Sections 3.4, 3.5, and 3.6), including extracts from a legal due diligence report (White and Case, 2020) that were provided by Silver Bull to CSA Global.

CSA Global has no reason to believe that Arras and Silver Bull have not acted in good faith in providing this information, but as a technical mining industry consultancy is not qualified to evaluate legal title matters. The Property description presented in this report is not intended to represent a legal, or any other opinion as to title.

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26	Date and Signature Page

This report titled “Technical Report Summary on the Beskauga Copper-Gold Project, Pavlodar Province, Republic of Kazakhstan” with an effective date of February 8, 2021 was prepared and signed by:

CSA Consulting (Canada) Ltd.

(“Signed and Sealed”) CSA Consulting (Canada) Ltd

Dated at Vancouver, BC

7 June, 2021

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27	Abbreviations and Units of Measurement
°	degrees

°C degrees Celsius

3D	three-dimensional
AAS	atomic absorption spectrometry
Ag	silver
Arras	Arras Minerals Corp.
As	arsenic
Au	gold
Beskauga	Beskauga Copper-Gold Project
CAOB	Central Asian Orogenic Belt
CIL	carbon-in-leach
CIM	Canadian Institute of Mining, Metallurgy and Petroleum
Copperbelt	Copperbelt AG
COV	coefficient of variation
CRM	certified reference material

CSA Global CSA Global Canada Consultants Limited

Cu	copper
Dostyk	Dostyk LLP
DTM	digital terrain model
FA	fire assay
g	gram(s)

g/cm3 grams per cubic centimetre

g/t	grams per tonne
GPS	global positioning system
ICP-OES	inductively coupled plasma-optical emission spectrometry
IDW	inverse distance weighting
IP	induced polarization

JORC Code Joint Ore Reserves Committee Code

kg	kilogram(s)

km, km2 kilometre(s), square kilometre(s)

kVA	kilo-volt-amperes
lb	pound(s)
LIMS	laboratory information management system
M	million(s)

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m, m2 metre(s), square metre(s)

MIID	Ministry of Industry and Infrastructural Development
mm	millimetre(s)
Mt	million tonnes

NI 43-101 National Instrument 43-101 – Standards for Disclosure for Mineral Projects

NSR	net smelter return
OK	ordinary kriging
oz	ounce(s)
ppm	parts per million
QAQC	quality assurance/quality control
RC	reverse circulation
SAEL	Stewart Assay and Environmental Laboratory
SD	standard deviation

S-K 1300 Technical Report Summary conforming to United States Securities and Exchange Commission Modernized Property Disclosure Requirements for Mining Registrants

Silver Bull Silver Bull Resources Inc.

SRTM	Shuttle Radar Topography Mission

SSU Code Code on Subsoil and Subsoil Use

SUL	subsoil use licence
SUR	subsoil use right
t	tonne(s)

t/m3 tonnes per cubic metre

the Issuer Silver Bull Resources Inc.

the Project Beskauga Copper-Gold Project

US$	United States dollars
WAI	Wardell Armstrong International

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